                                                                     Exhibit 2.1


                           Dated September 16, 1999.



                              DAWSON HOLDINGS PLC

                                    - and -

                                 ROWECOM INC.

                                    - and -

                                  THE VENDORS

                                    - and -

                                THE PURCHASERS




         -------------------------------------------------------------

                                   AGREEMENT

                         for the sale and purchase of
                the subscription business and, in Canada, the
               books business of the Information Services Group
                            of Dawson Holdings PLC

         -------------------------------------------------------------





                             ASHURST MORRIS CRISP
                                Broadwalk House
                                5 Appold Street
                                London EC2A 2HA

                              Tel: 0171-638 1111
                              Fax: 0171-972 7990

                                   CONTENTS

CLAUSE                                                                                            PAGE
1.     INTERPRETATION...........................................................................     4
2.     SALE AND PURCHASE........................................................................    15
3.     CONDITIONS...............................................................................    20
4.     PERIOD TO COMPLETION.....................................................................    22
5.     COMPLETION...............................................................................    24
6.     COMPLETION ACCOUNTS......................................................................    25
7.     INDEBTEDNESS.............................................................................    29
8.     WARRANTIES...............................................................................    30
9.     PROTECTION OF GOODWILL...................................................................    31
10.    ACTION AFTER COMPLETION AND UNDERTAKINGS OR PERMISSIONS BY DAWSON........................    33
11.    LIABILITIES OF THE BUSINESS..............................................................    36
12.    RECEIVABLES..............................................................................    37
13.    CONTRACTS................................................................................    37
14.    EMPLOYEES................................................................................    38
15.    CONFIDENTIAL INFORMATION.................................................................    43
16.    PURCHASER WARRANTIES.....................................................................    44
17.    PENSIONS.................................................................................    46
18.    ANNOUNCEMENTS............................................................................    46
19.    COSTS AND TAXES..........................................................................    46
20.    EFFECT OF THIS AGREEMENT AND COMPLETION..................................................    47
21.    ALTERNATIVE DISPUTE RESOLUTION...........................................................    47
22.    FURTHER ASSURANCES.......................................................................    49
23.    ENTIRE AGREEMENT.........................................................................    50
24.    VARIATIONS...............................................................................    50
25.    WAIVER...................................................................................    50
26.    INVALIDITY AND INCONSISTENCY.............................................................    51
27.    NOTICES..................................................................................    51
28.    COUNTERPARTS.............................................................................    53
29.    GOVERNING LAW AND JURISDICTION...........................................................    53
30.    NO ASSIGNMENT............................................................................    53
SCHEDULE 1 Particulars relating to the Company..................................................    55
SCHEDULE 2 Particulars relating to Subsidiaries.................................................    56
SCHEDULE 3 The Warranties.......................................................................    62
Part A - General................................................................................    62
SCHEDULE 3 The Warranties.......................................................................   107
Part B - Jurisdiction Specific..................................................................   107
SCHEDULE 4 Seller's Limitations on Liability....................................................   118
SCHEDULE 5 Action Pending Completion............................................................   124
SCHEDULE 6 The Properties.......................................................................   127
SCHEDULE 7 Pensions.............................................................................   130
SCHEDULE 8......................................................................................   145
Proforma Completion Accounts....................................................................   145
SCHEDULE 9......................................................................................   146
Accounting Policies and Procedures for the Completion Accounts and/or the First Quarter
 Accounts.......................................................................................   146
SCHEDULE 10.....................................................................................   150
Completion......................................................................................   150

SCHEDULE 11.....................................................................................   156
Agreed Terms Documents..........................................................................   156
SCHEDULE 12.....................................................................................   158
SCHEDULE 13.....................................................................................   161
Confirmation Letter.............................................................................   161
SCHEDULE 14.....................................................................................   162
Permitted Encumbrances..........................................................................   162
SCHEDULE 15.....................................................................................   164
Registration of RoweCom Shares..................................................................   164
SCHEDULE 16.....................................................................................   168
Assumed Liabilities.............................................................................   168
SCHEDULE 17.....................................................................................   169
Accounting Policies and Procedures for the First Quarter Accounts...............................   169
SCHEDULE 18.....................................................................................   171
Losses..........................................................................................   171

THIS AGREEMENT is made on                                  1999

BETWEEN:-

(1) DAWSON HOLDINGS PLC (No. 34273) whose registered office is at 9th Floor (South Wing), AMP House, Dingwall Road, Croydon CR0 9XA, United Kingdom ("Dawson");

(2) ROWECOM INC. whose office is at 725 Concord Avenue, Cambridge, Massachusetts, United States of America, a Delaware Corporation ("RoweCom");

(3)   THE VENDORS (as defined below); and

(4)   THE PURCHASERS (as defined below),

      (together the "parties").

THE PARTIES AGREE AS FOLLOWS:-

1.    INTERPRETATION

1.1 In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:-

      "Accounts Date" means 30 September 1998;

      "Advance Publisher Payment" means any advance payments made by any member of the Dawson Group or any member of the Group prior to Completion to publishers;

      "Agreed Rate" means the base rate from time to time of National Westminster Bank Plc;

      "Announcement Date" means 16 September 1999;

      "Assets" means the Books and Records, Business Information, the benefit (subject to the burden in respect of obligations to be performed and arising after Completion) of the Contracts, Fixed Plant, Goodwill, Intellectual Property, Loose Plant, Properties, Receivables and Stock together with all other assets and rights and the benefit of any claims relating to the Asset Businesses at Completion, other than the Excluded Assets;

      "Asset Businesses" means together the Canadian Business, the French Business, the Spanish Business and the UK Business;

      "Asset Vendors" means those corporate entities (other than the Share Vendor) whose names are set out in schedule 12;

      "associated company" has the meaning given to it in sections 416 et seq.
      TA;

     "Assumed Employees" means those employees of the Asset Businesses whose names are listed in the document in the agreed terms headed "Assumed Employees" together with those persons employed by the Dawson Group in the Asset Businesses between the date hereof and Completion with the consent of RoweCom less those who resign or are dismissed or whose contract of employment expired between the date hereof and Completion and "Assumed Employee" means any of them;

     "Assumed Liabilities" means the obligations of the Group in relation to the trade creditors of the Asset Businesses as included in the Completion Accounts or under the Contracts (but excluding the Excluded Liabilities) as at Completion and the liabilities specified in schedule 16;

     "Books Business" means the books business of the Information Services Group of Dawson and the Dawson Group wheresoever carried on and whether carried on separately or together;

     "Books and Records" means all books and records other than those required by law to be retained by any of the Vendors and including customer lists, publisher information, books of account, employees and financial and tax records, and all other records to the extent they relate to the Business as at Completion on whatsoever medium they are stored;

     "Business" means the subscription business of the Information Services Group of Dawson and the Dawson Group wheresoever carried on and whether carried on separately or together;

     "Business Confidential Information" means all information relating to any Group Company or the Business, including its operations, trade secrets or financial or other information (including future plans and targets of any Group Company or the Business) which is not in the public domain;

     "Business Day" means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

     "Business Information" means all information, know-how and documentation (and on whatsoever medium they are stored) relating to the Business and Assets as at Completion including all correspondence, promotional material, lists of customers and suppliers, technical or computer hardware or software manuals;

     "Canadian Business" means that part of the Business and the Books Business operating in Canada;

     "Canadian Employees" means those Assumed Employees of the Canadian
     Business;

     "Canadian Purchaser" means the Corporate entity(ies) nominated by RoweCom for the purpose of acquiring the Canadian Business;

     "Canadian Real Property" means the real property located at 1540 North Routledge Park, London, Ontario;

     "Company" means Dawson, Inc., details of which are listed in schedule 1;

     "Completion" means the completion, subject to clause 3.2, of the sale and purchase of the US Shares and the Asset Businesses in accordance with clause 5;

     "Completion Accounts" means a document in the format set out in schedule 8 setting out certain assets and liabilities on a consolidated basis of the Group as at the Completion Date to be prepared in accordance with clause 6 and schedule 9;

     "Completion Date" means the date on which Completion occurs;

     "Conditions" means the conditions set out in clause 3.1;

     "Consideration" means (Pounds)34,000,000 as adjusted in accordance with clause 2.5;

     "Contracts" means all contracts relating to the Asset Businesses which are wholly or partly unperformed as at Completion and all outstanding offers by or to the Dawson Group relating to the Asset Businesses as at Completion including those listed in the document in the agreed terms headed "Contracts" but excluding:-

     (a)  contracts of employment with the Assumed Employees; and

     (b)  those contracts which are Excluded Assets;

     "Dawson's Account" means the bank account(s) notified by Dawson to RoweCom no later than three Business Days prior to Completion;

     "Dawson Group" means Dawson, any parent undertaking from time to time of Dawson and the subsidiary undertakings and the associated companies from time to time of such companies (which for the avoidance of doubt shall exclude the Group), all of them and each of them as the context admits;

     "Dawson Group Confidential Information" means all information relating to the Dawson Group including its operations, trade secrets or financial or other information which is not in the public domain;

     "Dawson's Solicitors" means Biddle, 1 Gresham Street, London EC2V 7BU;

     "Disclosure Letter" means a letter of today's date together with the attachments thereto addressed by Dawson to RoweCom disclosing exceptions to the Warranties;

     "Disclosure Letters" means the Disclosure Letter and the Supplemental Disclosure Letter;

     "Due Diligence Reports" means the due diligence report prepared by RoweCom's Solicitors and dated 15 September 1999 and the due diligence report prepared by PricewaterhouseCoopers and dated 13 September 1999;

     "EGM" means the extraordinary general meeting of Dawson called for 2 October 1999 to approve the transaction contemplated by this agreement;

     "Encumbrance" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect;

     "ERA" means the Employment Rights Act 1996;

     "Estimated First Quarter Profit Amount" means the amount of gross profit in respect of the First Quarter to be calculated in accordance with schedule 17;

     "Estimated Working Capital Amounts" means the sum of (Pounds)9,000,000 to be allocated on a country by country basis prior to Completion in accordance with the agreement of RoweCom and Dawson where those parties agree to act reasonably in determining the allocation;

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

     "Excluded Assets" means cash in hand and at bank of the Asset Businesses and those assets of the Asset Businesses listed in the document in the agreed terms headed "Excluded Assets";

     "Excluded Contract Liabilities" means all obligations and liabilities of any Asset Vendor relating to or arising in connection with:-

     (a) any breach of contract, breach of duty or which are attributable to any act, neglect, omission, or default of any Asset Vendor prior to Completion; or

     (b) any product delivered by any Asset Vendor or any service performed by any Asset Vendor prior to Completion;

     "Excluded Liabilities" means any and all liabilities, claims, costs or expenses of any nature whatsoever directly or indirectly related to the Business at the Completion Date and attributable to the period prior to Completion (but excluding the Assumed Liabilities) including, for the avoidance of doubt:-

     (a)  any liabilities in respect of the Excluded Contract Liabilities;

     (b)  any liabilities in respect of the Retained Employees;

     (c) in respect of the Asset Businesses any liabilities to Tax to the extent those liabilities relate to any period ending on or before (but not as a result of) Completion; and

     (d) any amounts owed by any of the Asset Vendors to any third party by way of overdraft or other borrowings;

     "First Quarter" means the period following Completion to 31 December 1999 (inclusive) and "First Quarter Date" shall be 31 December 1999;

     "First Quarter Accounts" means statement of the First Quarter Profit Amount prepared in accordance with clause 6.15 and schedule 17;

     "First Quarter Profit Amount" means the gross profit in respect of the First Quarter to be calculated in accordance with clause 6.15 and schedule 17;

     "First Tranche" means the RoweCom common stock being issued in partial satisfaction of the Consideration in accordance with clause 2.4(b);

     "Fixed Plant" means all of the fixed plant, machinery, equipment and tooling used or intended for use in the Business attached or fixed to the Properties as at Completion including those items of fixed plant listed in the document in the agreed terms headed "Fixed Asset Register";

     "Folkestone Lease" means the lease of part of the Folkestone Property to be granted pursuant to schedule 10 in the agreed terms;

     "Folkestone Property" means the freehold property known as land on the West Side of Park Farm Road, Folkestone as registered at HM Land Registry under title number K285171;

     "French Bank Guarantee" means the first demand bank guarantee to be issued at Completion at the request of Dawson (or the French Vendor) by a bank of good repute and financial standing in favour of RoweCom (or the French Purchaser) for the total amount of the Consideration attached to the French Business;

     "French Business" means that part of the Business operating in France;

     "French Business Agreement" means the agreement to be signed in French at Completion and providing for the sale by the French Vendor and the purchase by RoweCom (or the French Purchaser) of the French Business (but excluding the French Real Property) and, without limitation, containing the terms and conditions required by French laws dated 17 March 1909 and 25 June 1935;

     "French Employees" means those Assumed Employees of the French Business;

     "French Escrow Agreement" means the agreement to be signed in French at Completion and providing for that part of the Consideration to be placed into escrow account(s);

     "French Lease" means the short term lease agreement in the agreed terms to be signed in French at the date of transfer of ownership of the French Real Property from the French Vendor to RoweCom (or the French Purchaser) and whereby RoweCom (or the French Purchaser) will grant to the French Vendor the temporary right to use part of the French

     Real Property as from the date of transfer of the French Real Property to RoweCom (or the French Purchaser);

     "French Purchaser" means the two corporate entities nominated by RoweCom for the purpose of acquiring the French Business;

     "French Real Property" means the real estate property owned by the French Vendor and located at Zone Industrielle de la Prairie, Villebon-sur-Yvette (Essonne), France;

     "French Real Property Option" means the agreement to be signed in French at Completion granting the French Purchaser the option to acquire the French Real Property subject to certain terms and conditions;

     "French Vendor" means Dawson France S.A.;

     "Goodwill" means the goodwill relating to the Business as at Completion together with the exclusive right for RoweCom and the RoweCom Group to represent themselves as carrying on the Business in succession to the Vendors and together with the Trade Names;

     "Group" means the Company and the Subsidiaries and the Asset Businesses and references to a "member of the Group" or "Group Company" shall be construed accordingly;

     "Group Indebtedness" means:-

     (a)  all bank borrowings of the Group as at Completion;

     (b)  all finance lease liabilities of the Group as at Completion; and

     (c) all Intra-Group Indebtedness owed by the Group to the Dawson Group as at Completion;

     "Indemnities" means the indemnities or similar provisions contained in this agreement including clauses 8.8 and 11.2;

     "Initial Consideration" means the Consideration payable pursuant to clauses 2.4(a) and (b) prior to any adjustment pursuant to clause 2.5;

     "Intellectual Property" means the registered and unregistered intellectual property listed in the document in the agreed terms headed "Intellectual Property" together with all other Intellectual Property Rights used or owned exclusively in the Business and all rights of the Dawson Group against third parties in respect of any of the foregoing in each case as at the date of this agreement;

     "Intellectual Property Assignments" means the assignments in the agreed terms of the registered and unregistered Intellectual Property;

     "Intellectual Property Rights" means in relation to the Business any and all patents, trade marks, trade names and signs within the scope of the transfer, rights in designs, get-up, the

     Trade Names, copyrights, topography rights (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, Know-How, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world;

     "Intra-Group Indebtedness" means all debts outstanding between members of the Group, on the one hand, and members of the Dawson Group, on the other (other than Intra-Group Trading Indebtedness);

     "Intra-Group Trading Indebtedness" means all debts outstanding as at Completion between members of the Group, on the one hand, and members of the Dawson Group, on the other, in respect of intra-group trading activities in the ordinary and usual course of trading;

     "IQ Software" means the on-line information access system known as Information Quest allowing libraries and others to obtain access to an electronic index, abstracts and various types of publisher content including software (object and source code) and related technology, technical information and knowledge;

     "IQ Software Licence" means the non-exclusive licence in the agreed terms whereby RoweCom grants to Dawson the right to use the IQ Software on a perpetual, royalty-free and irrevocable basis;

     "Know-How" means confidential or proprietary industrial, technical or commercial information and techniques in any form (including paper, electronically stored data, magnetic media, files and micro-film) including, without limitation, drawings, data relating to inventions, formulae, test results, reports, research reports, project reports and testing procedures, instruction and training manuals, market forecasts, specifications, quotations, lists and particulars of customers and suppliers, marketing methods and procedures, show-how and advertising copy;

     "London Stock Exchange" means London Stock Exchange Limited;

     "Loose Plant" means the loose plant including movable plant, machinery, equipment, desk top computers and/or computer systems, spare parts, tooling, vehicles and furniture used or intended for use primarily in the Business as at Completion including those items of loose plant listed in the document in the agreed terms headed "Fixed Asset Register" and identified therein as used or intended for use primarily in the Business;

     "Management Accounts Date" means 3 April 1999;

     "Oregon Lease" means the lease of the Oregon Property in the agreed terms;

     "Permit" means a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation or a filing of a notification report or assessment necessary in any jurisdiction for the proper and efficient operation of the Business and, for the avoidance of doubt, each Group Company's business, its ownership, possession, occupation or use of an asset or the execution and performance of this agreement;

     "Properties" means the properties (excluding the Folkestone Property) particulars of which are set out in schedule 6 and shall include where the context so admits the individual properties comprising the Properties or any part or parts thereof and "Property" shall be construed accordingly;

     "Purchasers" means RoweCom and those members of the RoweCom Group which it procures to purchase the US Shares or any part or number of the Asset Businesses under this agreement whose names are set out in column 3 of schedule 12;

     "Receivables" means all amounts owed to the Vendors (other than under the Excluded Contracts) in the ordinary course of carrying on the Asset Businesses as at Completion;

     "Regulations" means Council Directive 77/187/EEC and in respect of the UK Employees enacted by the Transfer of Undertakings (Protection of Employment) Regulations 1981, in respect of the French Employees enacted by Article L-122-12 of the French Employment Code and in respect of the Spanish Employees enacted by the Workers' Statute approved by Royal Legislative Decree 1/1995 dated March 24, 1995;

     "Regulatory Consents" means all filings deemed necessary or appropriate by the parties hereto in respect of the proposed acquisition of any of the Group Companies and the Asset Businesses and the Assets or any matters arising therefrom having been made to all relevant authorities in any jurisdiction deemed necessary or appropriate including, but not limited to, Canada, France, Spain, the United Kingdom and the US and all appropriate waiting and other time periods under any applicable legislation or regulations in any jurisdictions having expired, lapsed or been terminated and all necessary statutory or regulatory obligations in any jurisdiction in respect of the proposed acquisition of the Group Companies and the Asset Businesses and the Assets or any matters arising therefrom;

     "Related Person" means in relation to any party its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

     "Relevant Business" means the business of acting as a serials agent for libraries, information centres and individuals and sourcing and organising their subscriptions whether in print or electronically but excluding:-

     (a)  the Books Business; and

     (b) for the avoidance of doubt, the newspaper, magazine and brochure physical distribution business carried on at any time by the Dawson Group including any business involving the sourcing or organisation of subscriptions for newspapers, magazines and brochures which is ancillary to the physical distribution of newspapers, magazines and brochures;

     "Retained Employees" means any persons other than the Assumed Employees who are or have been at any time prior to Completion engaged to any extent by the Dawson Group in the Business (excluding the Group Companies);

     "RoweCom Group" means RoweCom, any parent undertaking from time to time of RoweCom and the subsidiary undertakings and associated companies from time to time of such companies (including, for the avoidance of doubt, the Group after Completion), all of them and each of them as the context admits;

     "RoweCom Group Confidential Information" means all information relating to the RoweCom Group including its operations, trade secrets or financial or other information which is not in the public domain;

     "RoweCom Shares" means the fully paid RoweCom common stock to be allotted and issued to Dawson in accordance with clauses 2.4(b) and (d);

     "RoweCom's SEC Filings" means, RoweCom's:-

     (a)  registration statement on Form S-1 (Registration No. 333-68761);

     (b)  Quarterly Report on SEC Form 10-Q for the quarter ended March 31,
          1999;

     (c)  Current Report on SEC Form 8-K dated June 22, 1999; and

     (d) Quarterly Report on SEC Form 10-Q for the quarter ended June 30, 1999; in each case, as filed with the SEC and (if applicable) as amended to date;

     "RoweCom's Account" means the account in the name of RoweCom, account number 614005734 at Bank One of Columbus, OH, ABA#044000037;

     "RoweCom's Solicitors" means Ashurst Morris Crisp of Broadwalk House, 5 Appold Street, London EC2A 2HA;

     "SEC" means the United States Securities and Exchange Commission;

     "Second Tranche" means the RoweCom common stock being issued in partial satisfaction of the Consideration in accordance with clause 2.4(d);

     "Securities Act" means the United States Securities Act of 1933, as amended;

     "Share Vendor" means Dawson Overseas Holdings Limited details of which are set out in schedule 12;

     "Shared Services" means the services to be provided by the Group to the Dawson Group and by the Dawson Group to the Group after Completion in accordance with the letter from Dawson to RoweCom dated 16 September 1999;

     "Spanish Business" means that part of the Business operating in Spain;

     "Spanish Business Agreement" means the notarised agreement to be signed in Spanish before a Spanish Public Notary at Completion and providing for the sale and purchase of all or part of the Spanish Business (including the Spanish Real Property);

     "Spanish Employees" means those Assumed Employees of the Spanish Business;

     "Spanish Purchaser" means the corporate entity nominated by RoweCom for the purpose of acquiring the Spanish Business;

     "Spanish Real Property" means the leasehold of the Spanish Vendor with respect to the offices at Edificio Santander Calle I, nave 12-14, Las Rozas, Madrid (Europolis);

     "Stock" means the stock in trade, raw materials, fuels, packing materials, work in progress and finished goods held, acquired or produced in connection with the Asset Businesses and which are at Completion at the Properties or elsewhere for or with a view to sale;

     "Subsidiary" means a subsidiary undertaking of the Company specified in schedule 2 and "Subsidiaries" means all those subsidiary undertakings;

     "Spanish Vendor" means Dawson Espana Agencia de Ediciones, S.L.;

     "Supplemental Disclosure Letter" means a letter dated the Business Day immediately prior to the Completion Date together with any attachments thereto addressed by Dawson to RoweCom relating solely to events that have occurred after the date of this agreement and disclosing those matters as exceptions to the Warranties;

     "TA" means the Income and Corporation Taxes Act 1988;

     "Tax Deed" means a deed of indemnity in the agreed terms;

     "Third Party Consents" means all authorisations, orders, grants, consents, clearances, licences, permissions and approvals in any jurisdiction including, but not limited to, Canada, France, Spain, and the US deemed necessary or appropriate by both of the parties hereto for, or in the United Kingdom in respect of, the proposed acquisition of any of the Group Companies and the Asset Businesses and the Assets or any matters arising therefrom;

     "Trade Names" means the trade names used in the Business listed in the document in the agreed terms headed "Trade Names";

     "UK Business" means that part of the Business operating in the United Kingdom;

     "UK Employees" means those Assumed Employees of the UK Business;

     "US Real Property" means the real estate property owned or leased by the Company and located at 15 Southwest Park, Westwood, Massachusetts 02090 and 4425 Brookfield Corporate Drive, Suite 2000, Chantilly, VA 20151, and 122 East 42/nd/ Street, New York, NY 10168, and 1001-1005, W-Pines Road, Oregon, IL 61061;

     "US Shares" means all of the issued shares in the capital of Dawson, Inc.;

     "US" means the United States of America, its territories and possessions, each state thereof and the District of Columbia;

     "Vendors" means the Share Vendor and the Asset Vendors;

     "Warranties" means the representations and warranties set out in schedule 3; and

     "Working Capital Amount" means separately in relation to each Asset Vendor and, on a consolidated basis, the Company and the Subsidiaries, the sum to be calculated in accordance with clause 6.10 and schedule 9, together the "Working Capital Amounts";

1.2  In this agreement unless otherwise specified, reference to:-

     (a)  a "subsidiary undertaking" is to be construed in accordance with section 258 of the Companies Act 1985 and a "subsidiary" or "holding company" is to be construed in accordance with section 736 of that Act;

     (b) a document in the "agreed terms" is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

     (c)  "FA" followed by a stated year means the Finance Act of that year;

     (d)  "includes" and "including" shall mean including without limitation;

     (e) a party means a party to this agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking;

     (f) a person includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

     (g) a statute or statutory instrument or accounting standard or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement;

     (h) "clauses", "paragraphs" or "schedules" are to clauses and paragraphs of and schedules to this agreement;

     (i) "writing" includes any method of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

     (j) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

     (k) any statute, statutory instrument, regulation, by-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English term; and

     (l)  the time of day is reference to time in London, England.

1.3 The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

1.4 The index to and the headings and the descriptive notes in brackets relating to provisions of taxation statutes in this agreement are for information only and are to be ignored in construing the same.

1.5 Any question of whether a person is connected with another shall be determined in accordance with section 839 of the TA (except that in construing section 839 "control" has the meaning given by section 840 or section 416 of the TA so that there is control whenever section 840 or 416 requires) which shall apply in relation to this agreement as it applies in relation to the TA.

2.   SALE AND PURCHASE

2.1 Upon the terms and subject to the conditions of this agreement and as set out in schedules 10 and 12:-

     (a) The Share Vendor shall sell as legal and beneficial owner, and RoweCom shall purchase or procure the purchase by such other entity as is notified by RoweCom to Dawson of the US Shares with full title guarantee with effect from Completion free from any Encumbrance together with all accrued benefits and rights attached thereto and all dividends declared after the Accounts Date other than dividends of stock of Electronic Online Systems International, Inc. and Quality Books, Inc.; and

     (b) Each Asset Vendor shall sell as legal and beneficial owner (save where Assets are subject to retention of title provisions), the Asset Business in its jurisdiction as a going concern with effect from Completion free from any Encumbrance (other than the Permitted Encumbrances and/or Encumbrances pursuant to retention of title provisions on the sale of goods arising in the ordinary course of business) and comprising the Assets and RoweCom shall purchase or procure the purchase by the Purchasers or such other entities as are notified by RoweCom to Dawson of each of the Asset Businesses.

2.2 The Excluded Assets and Excluded Liabilities are not included in the sale and purchase pursuant to clause 2.1(b).

2.3 The Share Vendor waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the US Shares under the certificate of incorporation or bylaws of the Company or otherwise.

2.4 The Consideration for such sale and purchase shall be the following amounts and shall, subject to clause 5, be satisfied in the following manner:-

     (a) (Pounds)28,500,000 (less that part of the Consideration allocated to the French Real Property in schedule 12 whereby such consideration shall be paid to Dawson in accordance with clause 2.16) to be satisfied in cash in pounds sterling on Completion subject to any adjustment as provided in clause 6.10;

     (b) (Pounds)1,000,000 to be satisfied by the allotment and issue to Dawson of fully paid RoweCom common stock (where the value of such stock shall be determined on the basis of the average closing price of that stock for the 30 days preceding the announcement of the transactions contemplated by this agreement) on Completion subject to any adjustment as provided by clause 6.10;

     (c) (Pounds)500,000 to be satisfied in cash in pounds sterling within 30 days of the finalisation of the Completion Accounts in accordance with clause 6 and schedule 9 subject to any adjustment as provided in clause 6.10; and

     (d) (Pounds)4,000,000 to be satisfied by the allotment and issue to Dawson of fully paid RoweCom common stock (where the value of such stock shall be determined on the basis of the average closing price of that stock for the period beginning 30 days up to and including the date of the announcement and ending 30 days after the announcement of the transactions contemplated by this agreement) within 30 days of the finalisation of the First Quarter Accounts subject to any adjustment in accordance with clause 6.15.

2.5 The total consideration shall be allocated between the US Shares and the Asset Businesses and the Assets on the basis set out in schedule 12 subject to adjustment as provided by clauses 6.10 and 6.15.

2.6  Any adjustment to the Consideration in accordance with clauses 6.10 and
     6.15 is to be calculated on a global basis, then apportioned country by country (other than to France and the US) pro rata to the purchase price applicable to each relevant Vendor shall be allocated amongst the US Shares and Asset Businesses and Assets on a country by country basis and in so far as practicable all adjustments shall be made to the portion of the Consideration allocated to the Goodwill in the relevant jurisdiction or as otherwise agreed between RoweCom and Dawson.

2.7 In order to comply with the provisions of the French Law of 17 March 1909 relating to the sale and the pledge of a business and to articles 201 and 1684 of the French Tax Code, the parties agree that at Completion, Dawson (or the French Vendor as the case may be) may either decide that:-

     (a) the consideration to be paid to Dawson (or the Vendors as the case may be) by RoweCom (or the French Purchaser as the case may be), in respect of the sale and purchase of the French Business, as set out in schedule 12 (but excluding the Consideration for the French Real Property), will be placed directly by RoweCom (or the French Purchaser as the case may be) into an escrow account (the "French Escrow Account") with the service escrow department of the Paris Bar Association (Sequestre Juridique de l'Ordre des Avocats a la Cour d'Appel de Paris) in accordance with its standard terms and conditions.

     (b) Dawson (or the French Vendor as the case may be) will provide RoweCom (or the French Purchaser as the case may be) with a first demand bank guarantee issued by a bank of good repute and financial standing (the "Guarantor") in favour of RoweCom (or the French Purchaser as the case may be), for the total amount of the consideration to be paid to Dawson (or as the case may be, the French Vendor) in relation to the sale and the purchase of the French Business (but excluding the Consideration to be paid for the French Real Property) and on terms and conditions to be fully satisfactory to RoweCom or the French Purchaser as the case may be in their absolute discretion (the "French Bank Guarantee").

2.8 The French Escrow Account or the French Bank Guarantee, as the case may be, will remain in full force until the later of the occurrence of the following events:

     (a) in accordance with the provisions of article 3 of the French Law of 17 March 1909 relating to the sale and the pledge of a business, following a period of ten days reserved for claims from creditors of the French Vendor, such ten day period beginning on the last day of publication of the transfer of the French Business as prescribed in article 3; or

     (b) the expiration of a period of three months beginning on the date of filing the declaration of the transfer to the French Business with the tax authorities by the French Vendor in accordance with the provisions of article 201 of the French Tax Code or the date the French Vendor sends the documents evidencing the payment of all duties referred to in article 1684 of the French Tax Code or the date of sending a letter by the French Treasury informing the French Vendor that they will not apply article 201 of the General Tax Code as a result of the transfer of the French Business.

2.9 If, during the unavailability period in relation to the French Escrow Account or as the case may be, the French Bank Guarantee and in accordance with the provisions of article 5 of 23 of the above mentioned French Law of 17 March 1909, a creditor of the French Vendor makes a higher bid (surenchere) than the Consideration placed into the French Escrow Account or as the case may be, guaranteed under the French Bank Guarantee, or if the French Escrow Account or the French Bank Guarantee, as the case may be, appears insufficient to pay off all of the French Vendor's creditors then Dawson undertakes to RoweCom (for itself and as trustee for the French Purchaser) to indemnify and hold indemnified RoweCom and the French Purchaser, against any and all costs whatsoever, whether accrued, contingent or associated, required and necessary to the extent necessary to pay off all of the French Vendor's creditors including any such creditor who has made a higher bid for the acquisition of the French Business.

2.10 At the end of the unavailability period referred to in paragraph 2.8 above, the French escrow holder of the French Escrow Account or as the case may be, the Guarantor, upon first demand of RoweCom (or the French Purchaser as the case may be), will deal with the French Escrow Account, or as the case may be, the French Bank Guarantee, in accordance with the terms and conditions of the French Escrow Account or the French Bank Guarantee in the following manner:

      (a) firstly, the Consideration placed into the French Escrow Account or, as the case may be, guaranteed under the French Bank Guarantee, will be used to pay all creditors who have made claims and who benefit from a right to repayment by virtue of any Encumbrance on the French Business;

      (b) the balance of this Consideration will be used to pay each creditor of the French Vendor having made a claim, and, as the case may be, the French Treasury, by virtue of article 1684 of the French Tax Code, or to provide for all necessary amounts set out in all claims; and

      (c) the remaining balance of this Consideration shall be paid to Dawson (or the French Vendor as the case may be).

2.11 The payment of the fees of the Sequestre Juridique de l'Ordre des Avocats a la Cour d'Appel de Paris acting as escrow holder of the French Escrow Account, if any, will be shared equally between the parties.

2.12 In order to comply with French laws, in particular the French Law of 17 March 1909 relating to the sale and the pledge of a business and articles 201 and 1684 of the French Tax Code, the parties agree and procure to sign at Completion the French Business Agreement and the French Escrow Agreement or the French Bank Guarantee as the case may be, and any other document which would be required for the sale and purchase of part or all of the French Business to RoweCom (or the French Purchaser). The French Business Agreement and the French Escrow Agreement or the French Bank Guarantee, as the case may be, will reiterate those clauses of this agreement in respect of the French Business or those clauses which are required under French laws and which are necessary for the implementation of this agreement within France.

2.13 Dawson and any Vendor acknowledge and agree that RoweCom (or the French Purchaser) will have full authority and discretion to provide in the French Business Agreement for a different allocation from that set out in schedule 12 in relation to each of the intangible and tangible assets of the French Business between the two entities referred to as the French Purchaser and that Dawson and any Vendor will never object for any reason whatsoever to such allocation provided that, for the avoidance of doubt, RoweCom (or the French Purchaser) shall not be entitled to vary the apportionment of the Consideration between the intangible and tangible assets as set out in schedule 12.

2.14 In order to comply with those provisions of the French Law relating to the sale and purchase of the French Real Property and in particular, the necessity to obtain clearance of any Encumbrances on the French Real Property before its sale and purchase to RoweCom (or the

      French Purchaser), the parties agree and procure to sign at Completion the French Real Property Option whereby the French Vendor will grant to RoweCom or the French Purchaser, the option to buy the French Real Property for the Consideration provided in schedule 12. The French Real Property Option will reiterate those clauses of this agreement in respect of the French Real Property which are required under French law or which are necessary for the implementation of this agreement within France.

2.15 Upon complete clearance of any Encumbrance on the French Real Property, the parties agree and procure to sign the French notarised deed agreement which will provide for the sale and purchase of the French Real Property by RoweCom (or the French Purchaser) at the Consideration attached to the French Real Property set out in schedule 12. The French notarised deed agreement will reiterate those clauses of this agreement in respect of the French Real Property which are required under French law or which are necessary for the implementation of this agreement within France. At the date of execution of this notarised deed agreement, RoweCom (or the French Purchaser) will pay to Dawson (or the French Vendor) the Consideration for the French Real Estate Property as set out in Schedule 12.

2.16 In order for the French Purchaser to be incorporated and to be registered at the relevant Registre du Commerce et des Societes within France, the parties agree to sign or procure that a French short term lease agreement is signed before Completion. Pursuant to this short term lease agreement the French Purchaser will be granted by the French Vendor, on a free basis, the right to register its head office at the French Real Property before Completion and to carry out its activities (and the French Business) within the French Real Property between the Completion Date until the execution of the French notarised deed agreement referred to in clause 2.15, it being expressly agreed that, failing Completion taking place as provided under clause 3.6, each party will be entitled to terminate this short-term lease agreement subject to 30 day's prior notice being provided by registered letter with acknowledgement of receipt.

2.17 Upon execution of the above mentioned French notarised deed agreement, RoweCom (or the French Purchaser) undertakes to execute the French Lease with the French Vendor. The French Lease will be expressly excluded from the scope of the provisions of the French (Decree n)53-960 of 30 September 1953 relating to commercial lease agreements and will provide for the general principles agreed between the parties as of the date hereof and relating to the Shared Services between the parties. In particular, the Lease Agreement will grant the right to the French Vendor to use, during a maximum duration period of twelve months and under reasonable conditions, that part of the French Real Property that will be necessary for the French Vendor to carry out exclusively the Books Business, and will provide for the payment by Dawson (or the French Vendor) to RoweCom (or the French Purchaser) of a monthly rent in an amount to be negotiated in good faith between the parties, including any costs whatsoever arising from or in respect of the use of the French Real Property by the French Vendor and corresponding to the pro rata of that part of the French Real Property to be occupied by the French Vendor.

2.18 In order to comply with Spanish law relating to the sale and purchase of certain business assets, the parties agree and procure to sign at Completion the Spanish Business Agreement in the agreed terms, and any other document which would be required for the sale and purchase of part or all of the Spanish Business (including the Spanish Real Property). The

      Spanish Business Agreement will reiterate those clauses of this agreement in respect of the Spanish Business which are required under Spanish laws or necessary for the implementation of this agreement within Spain, and in particular but without limitation, part B of schedule 3 with respect to the Spanish Business, together with a precise and clear list and valuation of any of the Assets transferred.

3.    CONDITIONS

3.1 Completion is conditional upon the fulfilment of each of the Conditions as follows:-

      (a) the passing at the EGM (and not at any adjournment) of a resolution to approve the sale and purchase provided for herein on the terms set out in this agreement;

      (b) all filings having been made and all or any applicable waiting and other time periods (including extensions thereto) under the US Hart-Scott-Rodino Anti-trust Improvements Act of 1976
           (as amended) and the rules and regulations promulgated thereunder (collectively, including such rules and regulations, the "HSR Act") in respect of the proposed acquisition of the US Shares;

      (c)  the earlier of:-

           (i) a notification having been made under the Investment Canada Act (Canada) by RoweCom and confirmation being received that the transaction is not reviewable; or

           (ii) the expiry of 21 days from the certified date referred to in paragraph 13(1)(a) of the Investment Canada Act without receipt by RoweCom of a notice of review issued under the Investment Canada Act; or

           (iii) the waiver of this Condition by RoweCom;

      (d)  Dawson obtaining or procuring:-

           (i) the release of any guarantee, indemnity, security, bonding liability, surety, letter of comfort or other similar contingent liability or commitment given or entered into prior to Completion by the Company or the Subsidiaries in relation to obligations or liabilities of any member of the Dawson Group (past or present) other than those otherwise agreed in writing by RoweCom prior to Completion;

           (ii) the satisfaction or repayment of any debts, liabilities or other obligations by way of borrowing (including Intra-Group Indebtedness) of the Company or any Subsidiary other than to the extent to which they are agreed to be provided for in the Completion Accounts or are provided for in schedule 16; and

           (iii) the release, satisfaction or removal of any and all Encumbrances on any of the shares in any Group Company, Asset Businesses or Assets or the assets of any Group Company other than any Permitted Encumbrances;

      (e) the delivery by Dawson to RoweCom immediately prior to Completion of a letter signed (without personal liability) by a director of Dawson (on behalf of Dawson) in the form set out in schedule 13.

3.2 Both parties hereto shall use all reasonable endeavours to ensure that all appropriate authorisations, orders, grants, consents, clearances, licences, permissions and approvals are obtained and filings made for the purposes of clauses 3.1(b) to 3.1(d) and shall (subject to satisfaction or waiver in accordance with this agreement of Conditions 3.1(a), 3.1(b), 3.1(d) and 3.1(e)) proceed to Completion provided that:-

      (a) as many Regulatory Consents and Third Party Consents as are capable of being obtained have been so obtained; and

      (b) if there are any jurisdictions where Regulatory Consents or Third Party Consents are required, but are not obtained for the acquisition by and transfer to the Purchaser of any of the Assets or US Shares in accordance with the terms of this agreement, Completion in relation to those Asset Businesses and/or Group Companies Assets and/or the US Shares in such jurisdiction shall not be effected and the parties shall:-

           (i) agree to such variations to the terms of this agreement as may be necessary to reflect the fact that Completion of some but not all of the Group Companies or the Asset Businesses or the Assets will occur;

           (ii) use their best endeavours to obtain such authorisations, orders, grants, consents, clearances, licences and permissions, and make such filings as are required in order for the sale and purchase of each of the other Group Companies and/or the Asset Businesses and/or the Assets to take place as soon as practicable after Completion and the parties hereby agree to enter into or procure the entry into of any further agreements or arrangements as may be deemed necessary in order to effect the same or to reflect any necessary contractual arrangement to be entered into between those members of the Group to be sold and those which will remain within the Dawson Group.

      (c) If all of the Conditions (save for those compliance with which has been waived in accordance with the terms of this agreement) have been fulfilled other than clause 3.1(c) the parties shall proceed to Completion except in relation to the Canadian Business where clause 3.2(b) shall apply.

3.3 Dawson shall use all reasonable endeavours to procure that the Conditions are satisfied.

3.4 RoweCom undertakes to use all reasonable endeavours to procure the fulfilment of the Conditions set out in clause 3.1(b) to (e) by 2 October 1999. Each of the parties shall (a) comply at the earliest practical date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental entity in respect of the HSR Act filings, and (b) co-operate with the other party in connection with any such filing and in connection with resolving any investigation or other enquiry of any such agency or other Governmental entity with respect to any such filing or any such transaction. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental entity regarding any such filings or any such transaction. Neither party shall participate in any meeting with any Governmental entity in respect of any such filings, investigation, or other enquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental entity, the opportunity to attend and participate.

3.5 RoweCom may by notice in writing to Dawson waive any of the Conditions contained in clauses 3.1(b) to (e) in whole or in part; Dawson may by notice in writing to RoweCom waive the Condition contained in clause 3.1(a) in whole or in part.

3.6 If all of the Conditions (save for those compliance with which has been waived in accordance with the terms of this agreement) have not been fulfilled on or before 2 October 1999 either party may terminate this agreement with effect from that date provided that if the transactions contemplated herein have not been completed solely, due to the waiting period or any extensions thereof under the HSR Act or under the Investment Canada Act (Canada) not having expired or terminated then such date shall be extended to 31 October 1999 provided further that the right to terminate under this section shall not be available to any party whose wilful failure to fulfil any material obligation under this clause 3 has been the cause of or resulted in the failure to satisfy the conditions by that date.

3.7 If this agreement terminates in accordance with clause 3.6 the obligations of the parties shall automatically terminate save that the rights and liabilities of the parties which have accrued prior to termination under clauses 3.3, 3.4, 15, 18, 19, 27 and 29 shall continue to subsist.

3.8 Dawson shall keep RoweCom advised of the progress towards the satisfaction of its obligations under clause 3.3. RoweCom shall keep Dawson advised of the progress towards the satisfaction of its obligations under clause 3.4.

4.    PERIOD TO COMPLETION

4.1 Dawson undertakes to RoweCom to procure that each member of the Group (including, in respect of each of the Asset Businesses, the relevant Asset Vendor) shall unless otherwise agreed in writing by RoweCom:-

      (a) operate its business and activities in their usual course and in such a manner between today's date and the Completion Date as to ensure that no act or event shall occur during that period which would be reasonably expected to result in a material breach of the Warranties upon their repetition immediately prior to Completion and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation during such period; and

      (b) without prejudice to the generality of the foregoing, comply with each of the undertakings set out in schedule 5,

      provided that Dawson shall not be liable under this clause 4.1 to the extent that such liability has arisen as a result of any act, omission or direction of the RoweCom Group.

4.2   If:-

      (a) Dawson is in material breach of any of the Warranties or there occur circumstances, facts, matters or events from time to time subsisting which would constitute a material breach of any of the Warranties or would give rise to a material claim under any of the Indemnities and/or the Tax Deed; or

      (b) there shall occur any act or event between the date hereof and Completion which would result in a material breach of any of the Warranties were they repeated immediately prior to Completion; or

      (c) there is any material breach or non-fulfilment by Dawson of its obligations hereunder,

      which in any such case is incapable of remedy or, if capable of remedy, is not remedied by Dawson by the Completion Date or (if earlier) within seven days after notice thereof from RoweCom requiring the same to be remedied then in any such case RoweCom shall be entitled to elect by notice in writing to Dawson not to complete the purchase of the US Shares and the Asset Businesses in accordance with clause 2.1, in which event this agreement shall automatically terminate save that the rights and liabilities of the parties which have accrued prior to termination under clauses 15, 18, 19, 27 and 29 shall continue to subsist. For the purposes of this clause 4.2, "material" means material in the context of the sale and purchase of the Group as contemplated by this agreement when such sale and purchase of the Group is taken as a whole.

4.3 RoweCom shall not be entitled to exercise its right to not complete under this agreement where the right or claim arises because a customer, employee or publisher notifies the Group or RoweCom or the Dawson Group or otherwise decides after the Announcement Date that it will cease its business dealings or other relationship with the Group or will decrease the level of business with the Group or change the terms on which it does business with the Group.

4.4 Pending Completion RoweCom and any person authorised by it shall be given full access to the Properties and to all the books and records of each member of the Group by prior appointment during normal business hours and without causing undue disruption to the business of the Dawson Group or the Group and the directors and employees of the Dawson Group and each member of the Group shall be instructed to give promptly all such information and explanations as RoweCom or any such person may reasonably request.

4.5 Dawson undertakes to RoweCom that it will promptly disclose in writing to RoweCom any matter or thing which becomes known to it after the date hereof and prior to Completion which:-

      (a) is inconsistent with any of the Warranties were they repeated at all times prior to Completion by reference to the facts and circumstances then subsisting; or

      (b) would be likely to give rise to a claim under the Indemnities and/or the Tax Deed.

4.6 For the avoidance of doubt, in the event that RoweCom exercises its right to not complete the sale and purchase of the Group under clause 4.2 such exercise of that right shall be the only remedy of RoweCom and the Purchasers under this agreement and RoweCom shall have no other rights under the terms of the agreement including any right to damages or recovery of costs save in respect of fraud or fraudulent concealment.

5.    COMPLETION

5.1 Completion shall, subject to clause 3.2, take place at the offices of RoweCom's Solicitors in London on 2 October 1999 or if the Conditions are not satisfied by that date such later date which is the second Business Day following the Conditions being satisfied or waived in accordance with clause 3.

5.2   In the event that any element of the Estimated Working Capital Amount is:-

      (a) less than zero Dawson shall procure that on Completion each Vendor pays to the relevant Purchaser the amount necessary to satisfy any negative portion of the Estimated Working Capital Amount specified against that Purchaser's name in schedule 12; and

      (b) greater than zero RoweCom shall procure that on Completion each Purchaser pays to the relevant Vendor the amount specified against that Purchaser's name in schedule 12.

5.3 On Completion each party shall, subject to clause 3.2, do those things listed in schedule 10.

5.4 RoweCom shall not be obliged to complete the purchase of any of the US Shares or the Asset Businesses unless Dawson completes the sale of all of the US Shares and the Asset Businesses and the payment of any sum due under clause 5.2 simultaneously, but completion of the purchase of some US Shares and part or some of the Asset Businesses shall not affect the rights of RoweCom with respect to its rights to the other US Shares and any other part or number of the Asset Businesses.

5.5 On Completion Dawson and each Vendor, each for itself and as agent for all members of the Dawson Group, hereby releases each member of the Group from any liability whatsoever (actual or contingent) to Dawson or any members of the Dawson Group outstanding at Completion (other than the Intra-Group Indebtedness and amounts owing in respect of the supply of goods in the ordinary course of trading to the extent provided for in the Completion Accounts).

6.    COMPLETION ACCOUNTS

6.1 RoweCom and Dawson shall use all reasonable endeavours to procure that, promptly after Completion, Completion Accounts together with the statement (the "Statement") of the Working Capital Amount, as at Completion, are prepared in accordance with the provisions of this clause 6.

6.2 The Completion Accounts shall be prepared on the basis of the accounting policies and procedures set out in schedule 9.

6.3 Dawson shall arrange for the Completion Accounts and the Statement to be prepared by the Group's employees with a view to such draft Completion Accounts being delivered to RoweCom within 40 Business Days of Completion.

6.4 RoweCom shall notify Dawson within 20 Business Days of receipt of such draft Completion Accounts and the Statement whether or not it accepts them for the purposes of this agreement.

6.5 If RoweCom notifies Dawson that it does not accept such draft Completion Accounts and Statement:-

      (a) it shall, at the same time, set out in a notice in writing its reasons in full for such non-acceptance and specify the adjustments which, in its opinion, should be made to the draft Completion Accounts and the Statement in order to comply with the requirements of this agreement and deliver a copy of such notice to Dawson; and

      (b) the parties shall use all reasonable endeavours to meet and discuss the objections of RoweCom and to reach agreement upon the adjustments (if any) required to be made to the draft Completion Accounts and the Statement.

6.6 If RoweCom is satisfied with the draft Completion Accounts and the Statement (either as originally submitted or after adjustments agreed between Dawson and RoweCom) or if RoweCom fails to notify Dawson of its non-acceptance of the draft Completion Accounts and the Statement within the 20 Business Day period referred to in clause 6.4, then the draft Completion Accounts and the Statement (incorporating any agreed adjustments) shall constitute the Completion Accounts and the Statement for the purposes of this agreement.

6.7 If Dawson and RoweCom do not reach agreement within 20 Business Days of RoweCom's notice of non-acceptance pursuant to clause 6.5 then the matters in dispute (and only those) shall be referred, on the application of either party, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by Dawson and RoweCom or, failing agreement, to be selected, on the application of either Dawson or RoweCom, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy. The following provisions shall apply to such determination:-

      (a) RoweCom and/or RoweCom's accountants and Dawson and/or Dawson's accountants shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination;

      (b) in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Completion Accounts and the Statement in respect of the matters in dispute in order to comply with the requirements of this agreement;

      (c) any such firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (in the absence of manifest error); and

      (d) each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the independent firm of accountants shall be borne between Dawson and RoweCom in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, equally between Dawson and RoweCom.

6.8 When Dawson and RoweCom reach (or pursuant to clause 6.6 are deemed to reach) agreement on the Completion Accounts and the Statement or when the Completion Accounts and the Statement are finally determined at any stage in accordance with the procedures set out in this clause 6:-

      (a) the Completion Accounts and the Statement as so agreed or determined shall be the Completion Accounts and the Statement for the purposes of this agreement and shall be final and binding on the parties; and

      (b)  the Working Capital Amounts shall be as set out in the Statement.

6.9 Subject to any rule of law or any regulatory body or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, Dawson shall procure that each member of the Dawson Group shall, and RoweCom shall procure that each member of the Group shall, promptly provide each other, their respective advisers, the independent firm of chartered accountants appointed pursuant to this clause 6 to determine the Completion Accounts and the Statement and RoweCom's accountants and Dawson's accountants with all information (in their respective possession or control) relating to the operations of the Dawson Group and/or the Group, as the case may be, including access at all reasonable times to all Dawson Group and Group employees, books and records, and all co-operation and assistance, as may in any such case be reasonably required to:-

      (a)  enable the production of the Completion Accounts and the Statement;
           and

      (b) enable any independent firm of chartered accountants appointed pursuant to this clause 6 to determine any matters in dispute as referred to in clause 6.7.

      Dawson and RoweCom hereby authorise each other, their respective advisers and the independent firm of chartered accountants appointed pursuant to this clause 6 to take copies of all information which they have agreed to provide under this clause 6.9.

6.10 In relation to each Working Capital Amount (in each case the payment being the "Final Working Capital Payment"), which is:-

      (a) less than the relative Estimated Working Capital Amount, the relevant Vendor shall pay and Dawson shall procure the payment by the relevant Vendor, failing which Dawson shall itself make a payment to the relevant Purchaser;

      (b) more than the relative Estimated Working Capital Amount, the relevant Purchaser shall pay and RoweCom shall procure the payment by the relevant Purchaser, failing which RoweCom shall itself make a payment, to the relevant Vendor, of an amount equal to the difference between the relevant Working Capital Amount and the relevant Estimated Working Capital Amount, within seven Business Days of the agreement or determination of the Completion Accounts (the "Final Working Capital Payment Date"), together with interest thereon at the Agreed Rate computed from the Completion Date to the date of actual payment thereof both dates exclusive on the basis of the actual number of days elapsed and a 365 day year. Any payment shall be by means of telegraphic transfer of funds to the accounts of the relevant Vendors or Purchasers as notified to Dawson or RoweCom no later than five Business Days prior to Completion, as the case may require.

6.11 In the event that prior to the Final Working Capital Payment Date RoweCom shall have given notice to Dawson of a claim or claims under the Warranties and/or the Indemnities and/or the Tax Deed then the following provisions shall at the sole option of RoweCom apply to the extent that any such claim or claims shall have been settled (in accordance with clause 6.12) but shall not have been paid by or on behalf of Dawson prior to the Final Working Capital Payment Date, RoweCom shall be entitled to treat its obligations hereunder to satisfy the Final Working Capital Payment to Dawson and the Vendors as being reduced pro tanto by the amount, to the extent settled (as to liability and quantum), of such claim or claims.

6.12 A claim shall be regarded as settled for the purposes of clause 6.11 if either:-

      (a) Dawson and RoweCom (or their respective solicitors) shall so agree in writing; or

      (b) a court has awarded judgment against Dawson in respect of the claim and no right of appeal lies in respect of such judgment or the parties are debarred whether by the passage of time or otherwise from exercising any such right of appeal.

6.13 For the avoidance of doubt nothing contained in clause 6.11 shall prejudice the right of RoweCom or the Purchasers to recover against Dawson otherwise than pursuant to clause 6.10 or to make any claim against Dawson under the Warranties and/or the Indemnities and/or the Tax Deed whether before or after the Final Working Capital Payment Date whether in accordance with the procedure specified in clause 6.10 or otherwise provided that neither RoweCom nor the Purchasers can recover more than once in respect of the same claim.

6.14 RoweCom shall use all reasonable endeavours to procure that, promptly after the expiry of the First Quarter, First Quarter Accounts together with the statement of First Quarter Profit

      Amount (the "First Quarter Statement") are prepared on the basis of the accounting policies and procedures set out in schedule 17. The provisions of clauses 6.2 to 6.9 (inclusive) and clauses 6.11 to 6.13 (inclusive) shall apply to this clause 6.14 mutatis mutandis in respect of the First Quarter Accounts except that:-

      (a) "Dawson" is replaced with "RoweCom" and "RoweCom" is replaced with "Dawson" in respect of clauses 6.2 to 6.8 (inclusive);

      (b) "Completion Date" and "Completion" is replaced with "First Quarter Date";

      (c)   "Completion Accounts" is replaced with "First Quarter Accounts";

      (d)   "Statement" is replaced with "First Quarter Statement";

      (e) "Working Capital Amounts" is replaced with "First Quarter Profit Amount"; and

      (f) "Final Working Capital Payment Date" is replaced with "Final First Quarter Payment Date".

6.15 If the First Quarter Profit Amount as determined in accordance with this clause 6 is less or more than the Estimated First Quarter Profit Amount the value of the Second Tranche payable in accordance with clause 2.4(d) shall be adjusted (upwards or downwards) in accordance with the following formula:-

      A x C = D
      -
      B


      where:-

      A is the First Quarter Profit Amount;
      B is the Estimated First Quarter Profit Amount;
      C is the Consideration (prior to any adjustment); and D is the First Quarter Profit adjustment base figure.

      If D is less than or greater than the Consideration the value of the Second Tranche to be allotted and issued to Dawson in accordance with clause 2.4(d) shall be reduced or increased by the amount of the difference provided that the Consideration paid to Dawson shall not be less than (Pounds)30,000,000.

6.16 During the First Quarter RoweCom will not (and shall procure that the Purchasers and the Group or any other company in the RoweCom Group or any associate of any such company shall not) without the prior written consent of Dawson:-

      (a) sell, transfer or otherwise dispose of the Business or the Group (or a material part of the assets of any member of the Group) whether by a single transaction or by a series of transactions whether related or not; or

      (b) allow any member of the Group to cease to trade, to go into receivership or administration or commence liquidation or winding-up or suffer any similar action or process under the laws of any jurisdiction; or

      (c) materially change the nature, extent, scope or conduct of the business of or goods dealt in or services rendered by any member of the Group as currently carried on; or

      (d) change the name of the Group provided that such restriction shall not prevent the Group being co-branded as part of the RoweCom Group; or

      (e) change the location of the principal place(s) of business of any member of the Group; or

      (f) effect any reconstruction, amalgamation, merger or consolidation of the Group; or

      (g) act or omit to act in any way with the intention of diminishing or adversely affecting the First Quarter Profit Amount.

6.17 RoweCom shall until determination pursuant to clause 6.15 of the First Quarter Profit Amount provide Dawson on a monthly basis within 14 days of the end of each calendar month with management accounts for the Group and each of the Assets Businesses and the Company showing the amount of gross profits as determined in accordance with paragraph 2 of schedule 17.

6.18 For the purposes of the definition of the First Quarter Profit Amount and clause 6.15 all orders placed under Fedlink in relation to the Business with any member of the Group or RoweCom or any associate of any Group Company between Completion and 31 January 2000 shall be deemed to be included to the extent that an equivalent order had been placed under Fedlink by the same customer and the revenue generated by such order had been included in the calculation of the Estimated First Quarter Profit Amount.

6.19 In relation to the Second Tranche shares RoweCom shall issue and allot any Second Tranche Shares to Dawson (or as it shall otherwise direct) within 30 days of the determination of the First Quarter Profit Amount.

6.20 The provisions of schedule 15 shall apply in relation to the registration of the RoweCom Shares.

6.21 To the extent necessary to ensure that a liability is only taken into account once, an appropriate adjustment shall be made to the Working Capital Amount or a balancing payment shall be made by RoweCom to Dawson or the French Vendor within seven days of any sum being paid to a trade creditor that would fall to be taken into account in the Completion Accounts or under clauses 2.9 or 2.10.

7.    INDEBTEDNESS

7.1 Immediately prior to Completion, to the extent that there is any Intra-Group Indebtedness owed:-

      (a) by the Dawson Group to the Company or the Subsidiaries as at Completion, Dawson shall pay or, as the case may be, repay (or procure that the relevant member or members of the Dawson Group shall pay or, as the case may be, repay) such Intra-Group Indebtedness by way of telegraphic transfer of funds to RoweCom's Account for the benefit of the relevant member of the Group; and

      (b) by the Group to any member of the Dawson Group as at Completion, Dawson shall procure the repayment by the Company or the Subsidiaries to any member of the Dawson Group of such Intra-Group Indebtedness by way of telegraphic transfer of funds to bank accounts of those members.

7.2 Dawson hereby irrevocably and unconditionally undertakes to pay to RoweCom on Completion an amount, if any, equal (after allowing for all Assumed Liabilities) to:-

      (a) the aggregate amount of all bank and other similar borrowings of the Company and Subsidiaries outstanding at Completion;

      (b) the aggregate amount of all finance lease liabilities of the Group as at Completion other than those liabilities which are set out in schedule 16;

      (c) the payment of any dividend or distribution declared and not paid in respect of the Company and Subsidiaries prior to the Completion.

8.    WARRANTIES

8.1 Dawson represents and warrants to RoweCom (on behalf of itself and as agent for the Purchasers) in the terms of the Warranties. The Warranties shall be deemed to have been repeated immediately prior to Completion by reference to the facts and circumstances then subsisting.

8.2 Each of the Warranties shall be construed as a separate representation and warranty, and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this agreement.

8.3 Any information supplied by or on behalf of any member of the Group to or on behalf of Dawson or on behalf of any member of the Dawson Group in connection with the Warranties, the Disclosure Letters or otherwise in relation to this agreement or the business and affairs of any member of the Group shall not constitute a representation or warranty or guarantee as to the accuracy thereof by any member of the Group and Dawson undertakes to RoweCom (on behalf of itself and as trustee of each member of the Group and their respective directors and employees) that it will not, and will procure that no member of the Dawson Group will, bring any and all claims which it might otherwise have against any member of the Group (or any of their respective directors or employees in respect thereof) and Dawson undertakes to indemnify RoweCom, any member of the Group and any of their respective directors and employees against any such claim.

8.4 Without restricting the rights of RoweCom or the ability of RoweCom to claim damages on any basis available to it if Dawson is in breach of any of the Warranties Dawson shall pay to RoweCom on demand the amount necessary to put the Group into the position which would have existed if the said Warranties had not been breached. The quantum of any liability of Dawson under this clause 8.4 shall not exceed the amount calculated in accordance with the general law as to quantum of damages for breach of Warranties.

8.5 The liability of Dawson under the Warranties and under clause 8.4 and the Indemnities (and references in schedule 4 to the Warranties shall be deemed to include reference to clause 8.4) shall be limited by schedule 4 if and to the extent that the limitations referred to in schedule 4 apply.

8.6 No information relating to the Group of which RoweCom has knowledge (actual or constructive) other than that contained in or referred to in this agreement and/or included in the Disclosure Letter and/or the Due Diligence Reports and no investigation by or on behalf of RoweCom shall prejudice any claim by RoweCom under the Warranties or reduce any amount recoverable thereunder.

8.7 The parties acknowledge that RoweCom is entering into this agreement and the other agreements referred to herein in reliance on the Warranties.

8.8 Dawson acknowledges that it is the intention of RoweCom and Dawson that RoweCom acquire all the Assets and should be responsible for the Assumed Liabilities but should not inherit or become responsible for any other liabilities other than as agreed. Accordingly, save to the extent provided for in the Completion Accounts and subject to those provisions of schedule 4 which are expressed to apply to this clause 8.8, Dawson undertakes to RoweCom (for itself and as trustee for each of the Purchasers and each member of the Group) to indemnify and hold indemnified RoweCom and each of the Purchasers and each Group Company against all liabilities whether accrued, absolute, contingent, or otherwise (including without limitation liabilities, as guarantor or otherwise, in respect of obligations of others) of the Business, the Company, and/or the Subsidiaries; in each case to the extent such liabilities exist on or prior to but not as a result of Completion, or arise out of or relate to acts or omissions prior to Completion; but in each case only to the extent that such liabilities are not reflected in the Completion Accounts or are not Assumed Liabilities or the equivalent of Assumed Liabilities of any Group Company or any liability relating to Tax of or relating to the Company or the Subsidiaries (which is dealt with by the Tax Deed).

8.9 For the period up until Completion Dawson shall give to RoweCom all such information and documentation relating to the Group as RoweCom shall reasonably require to enable it to satisfy itself as to whether there has been any breach of the Warranties.

9.    PROTECTION OF GOODWILL

9.1 Dawson hereby undertakes to procure that (except as otherwise agreed in writing with RoweCom) no member of the Dawson Group will either solely or jointly with any other person (either on its own account or as the agent of any other person):-

      (a) for a period of five years (except in the case of the French Business in which case the relevant period shall be three years) from Completion carry on or be engaged or concerned or (except as the holder of shares in a listed company (other than RoweCom) which confer not more than two per cent. of the votes which can generally be cast at a general meeting of the company) interested directly or indirectly in the Relevant Business;

      (b) for a period of five years (except in the case of the French Business in which case the relevant period shall be three years) from Completion solicit or accept the custom of any person in respect of goods or services competitive with those manufactured or supplied by any member of the Group in respect of the Relevant Business during the period of 12 months immediately prior to Completion, such person having been a customer of the Group in respect of such goods or services during such period;

      (c) for a period of five years (except in the case of the French Business in which case the relevant period shall be three years) from Completion induce, solicit or endeavour to entice to leave the service or employment of any member of the Group, any person who during the period of 12 months prior to Completion was an employee of any member of the Group occupying a senior or managerial position likely (in the opinion of RoweCom) to be:-

           (i)  in possession of confidential information relating to; or

           (ii) able to influence the customer relationships or connections of,

           any member of the Group; or

      (d) use the Trade Names or any other name intended or likely to be confused with the Trade Names.

9.2 Dawson agrees that the undertakings contained in this clause 9 are reasonable and are entered into for the purpose of protecting the goodwill of the business of each member of the Group and that accordingly the benefit of the undertakings may be assigned by RoweCom and its successors in title without the consent of Dawson.

9.3 Each undertaking contained in this clause 9 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind Dawson.

9.4 If any undertaking contained in this clause 9 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, such period (as the same may previously have been reduced by virtue of this clause 9.4) shall take effect as if reduced by six months until the resulting period shall be valid and enforceable.

9.5 No provision of this agreement, by virtue of which this agreement is subject to registration (if such be the case) under the Restrictive Trade Practices Act 1976 (unless this agreement is a non-notifiable agreement pursuant to section 27A of that Act), shall take effect until the day after particulars of this agreement have been furnished to the Director-General of Fair Trading pursuant to section 24 of that Act. For this purpose the expression "this agreement" includes any agreement or arrangement of which this agreement forms part and which is registrable or by virtue of which this agreement is registrable.

9.6 RoweCom hereby undertakes to procure that (except as otherwise agreed in writing with Dawson) no member of the Group or the RoweCom Group will either solely or jointly with any other person (either on its own account or as the agent of any other person) for a period of five years from Completion induce, solicit or endeavour to entice to leave the service or employment of any member of the Dawson Group, any person who during the period of 12 months prior to Completion was an employee of any member of the Dawson Group occupying a senior or managerial position likely (in the opinion of RoweCom) to be:-

      (a)  in possession of confidential information relating to; or

      (b)  able to influence the customer relationships or connections of,

      any member of the Dawson Group.

10.   ACTION AFTER COMPLETION AND UNDERTAKINGS OR PERMISSIONS BY DAWSON

10.1 Forthwith after Completion, Dawson shall join with RoweCom in sending out a notice in the agreed terms to all the customers, clients or suppliers and respective other business contacts in respect of the Business.

10.2 After Completion Dawson shall promptly pass on to RoweCom all orders, enquiries, notices, correspondence and information relating to the Business which any member of the Dawson Group may receive.

10.3 Dawson shall (at its own expense) procure that the name(s) (including, trade names and signs) of each member of the Dawson Group, the name of which include any of the Trade Names shall be changed within 30 days after Completion so as not to include such words nor any similar words or any words likely to be confused therewith after Completion and Dawson shall and shall procure that each such member shall from time to time after Completion upon the request of RoweCom give any consent or confirmation necessary for the adoption by RoweCom or any person connected with it of any name incorporating such words.

10.4 Following Completion, Dawson shall from time to time forthwith upon the reasonable request from RoweCom at Dawson's expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to RoweCom for the purpose of vesting in RoweCom or as it may direct the full legal and beneficial title to the Assets and the Business and at RoweCom's expense otherwise giving RoweCom the full benefit of this agreement.

10.5 Each of Dawson and RoweCom undertakes to the other (as trustees for the relevant member of the RoweCom Group or the Dawson Group) to procure that each member of the Dawson Group and the RoweCom Group respectively performs in the ordinary course of business its obligations which are partially or wholly unperformed at Completion owed to any member of the RoweCom Group or the Dawson Group in respect of ordinary trading activities.

10.6 Dawson undertakes to RoweCom to use all reasonable endeavours to procure that the members of the Dawson Group and any person or undertaking into whose possession or ownership such books, records or documents subsequently pass, shall preserve for a period of at least seven years from Completion all books, records and documents of or relating to the Group existing at Completion and which are retained by the Dawson Group. Dawson undertakes to permit and allow, and to procure that the members of the Dawson Group and any person or undertaking into whose possession or ownership such books, records or documents subsequently pass shall permit and allow, upon reasonable notice (and in any event within seven days of written notice being given) and during normal business hours, RoweCom and/or the Purchasers and the officers, employees, agents and professional advisers of RoweCom and/or the Purchasers reasonable access to such tax and accounting books, records and documents and such other books and records as are reasonably necessary for the Purchaser to see in connection with the sale of the Asset Businesses and the extraction of the relevant assets and liabilities from the Dawson Group and the right to inspect the same and make copies thereof PROVIDED THAT such access and right of inspection may be denied in relation to any matters the subject of a relevant claim by RoweCom or any of the Purchasers.

10.7 RoweCom undertakes to Dawson to use all reasonable endeavours to procure that the members of the RoweCom Group and any person or undertaking into whose possession or ownership the Books and Records subsequently pass, shall preserve for a period of at least seven years from Completion the Books and Records. RoweCom undertakes to permit and allow, and to procure that the members of the RoweCom Group and any person or undertaking into whose possession or ownership the Books and Records subsequently pass shall permit and allow, upon reasonable notice (any in any event within seven days of written notice being given) and during normal business hours, the Dawson Group and the officers, employees, agents and professional advisers of the Dawson Group reasonable access to the Books and Records and such other books and records as are reasonably necessary for the Dawson Group to see for audit, tax or regulatory purposes only and the right to inspect the same and make copies thereof PROVIDED THAT such access and right of inspection may be denied in relation to any matters the subject of a relevant claim by Dawson or any of the Vendors.

10.8 RoweCom and Dawson (for itself and each relevant member of the Dawson Group) shall, at Completion, enter into the IQ Software Licence.

10.9 RoweCom and each Purchaser undertake to Dawson that it shall or shall procure that the employees of the Group shall prepare the financial statements relating to the Group for the financial year ending 30 September 1999 and shall provide all reasonable assistance to

      Dawson and its accountants with regard to the audit of such financial statements in accordance with the usual policies procedures and timetable in relation to the preparation of the Dawson Group's financial statements. Dawson and each Vendor undertake to RoweCom that it shall provide or shall procure that all reasonable assistance is provided to RoweCom and its accountants with regard to the preparation and audit of the 8-K filing required by the SEC to be made within 75 days of Completion.

10.10 Dawson undertakes to RoweCom (for itself and as a trustee for each member of the RoweCom Group) that it shall indemnify and hold harmless each and every member of the RoweCom Group from any and all costs, claims and liabilities arising under any guarantee or indemnity given for the benefit of the Dawson Group by the Group.

10.11 Dawson shall not, and shall procure that no other member of the Dawson Group shall, use, infringe or claim any right, title or interest in any of the Intellectual Property Rights owned by the RoweCom Group after Completion other than as permitted under or pursuant to the IQ Software Licence, or otherwise than as required in relation to the Shared Services.

10.12 Dawson shall permit RoweCom to cause a full inspection of the Canadian Real Property to be made by municipal, building department, zoning department, environmental department, fire department, Ministry of Health and such other appropriate authorities as RoweCom or RoweCom's Canadian legal counsel may consider necessary or advisable at any time and from time to time prior to Completion in order to ensure that such properties comply with all applicable statutes, by laws and regulations. Dawson shall provide any consents or authorisations (written or otherwise) necessary or desirable to enable RoweCom or RoweCom's Canadian legal counsel to carry out such investigations as they may consider necessary or advisable, as soon as reasonably practicable after request by RoweCom therefor.

10.13 Dawson hereby grants RoweCom (for itself and as trustee for each member of the RoweCom Group):-

      (a) a perpetual, royalty-free, irrevocable non-exclusive licence to use the "Dawson" name (but, for the avoidance of doubt excluding the "Dawson" domain name) in connection with the Business anywhere in the world except in the United Kingdom; and

      (b) a 12 month, royalty-free, irrevocable (for such 12 month period) non-exclusive licence to use the "Dawson" name (but, for the avoidance of doubt excluding the "Dawson" domain name) in connection with the Business in the United Kingdom, together in each case with the right to assign and sublease its rights under such licences to other members of the RoweCom Group.

10.14 RoweCom and each Purchaser shall (and shall procure that the Group shall) pay to Dawson or the relevant Vendor within ten Business Days of senior management at RoweCom or the Group being made aware that such amount has been received, an amount equal to all sums received following Completion in respect of the operations of the Business prior to Completion (or in the case of the Company and the Subsidiaries which relate to any aspect of their business) except to the extent that such sums have been taken into account in the Completion Accounts in the calculation of the Working Capital Amount. Dawson and each Vendor shall pay to RoweCom (for itself and on behalf of each Purchaser) within ten Business Days of senior management at Dawson being made aware that such amount has been received, an amount equal to all sums received following Completion in respect of the operation of the Business from and including Completion except to the extent that such sums have been taken into account in the Completion Accounts in the calculation of the Working Capital Amount.

10.15 RoweCom and Dawson each agree to provide or to procure that the Shared Services are provided to the other until three months' written notice is provided by either party in accordance with clause 27 provided that such services shall continue for a minimum of nine months from Completion. RoweCom and Dawson shall act in good faith to establish the reasonable level of costs to be paid for by each party for the provision of the Shared Services.

11.   LIABILITIES OF THE BUSINESS

11.1  RoweCom shall:-

      (a) with effect from the Completion Date assume responsibility for and indemnify Dawson against the payment or performance of the Assumed Liabilities;

      (b) without prejudice to clause 11.1(a), with effect from the Completion Date shall pay or perform the Assumed Liabilities in accordance with practice similar to the present performance of the relevant member of the Dawson Group in the payment, or as the case may be, the performance of the Assumed Liabilities;

      (c) procure the cancellation at Completion of those securities or guarantees given in respect of the Assumed Liabilities by a member of the Dawson Group or by any third party, which have been expressly specified in the Disclosure Letter and, where necessary, use all reasonable endeavours to arrange for equivalent guarantees to be issued to the beneficiaries. RoweCom shall indemnify Dawson and the Dawson Group against any claim, liability, cost or expense incurred by Dawson or the Dawson Group in respect of any such guarantee to the extent it relates to or arises from the Assumed Liabilities or any failure by RoweCom to comply with its obligations under this clause 11.1(c); and

      (d) pay, satisfy and discharge all debts, liabilities and obligations incurred by any member of the Dawson Group in connection with the Asset Businesses after Completion and indemnify the Dawson Group against its failure to do so.

11.2 Subject to clause 11.1 nothing in this agreement shall pass to RoweCom or any member of the RoweCom Group or be construed as an acceptance by RoweCom of any liability (whether accrued, absolute, contingent, known or unknown) for anything done or omitted to be done before Completion in the course of or in connection with the Business or the Assets.

12.   RECEIVABLES

12.1 As and when required by RoweCom after Completion, each of the Asset Vendors shall deliver or procure the delivery to RoweCom, or as it may direct, assignments of such of the Receivables as RoweCom may specify (the "Assigned Receivables") and each of the Asset Vendors irrevocably appoints any director of RoweCom after Completion to act as its and their attorney in the execution of any such assignment, such power of attorney being by way of security to secure the relevant Asset Vendor's obligations in connection with the sale of the Receivables.

12.2 Notwithstanding clause 12.1 Dawson undertakes to hold on trust for the benefit of RoweCom or as it may direct any payments in respect of any Receivables received by it and to pay the same to RoweCom or as it may direct within 5 Business Days after receipt.

12.3 In accordance with the applicable laws of the jurisdiction of the Assigned Receivables (including Article 1690 of the French Civil Code with respect to the Assigned Receivables in relation to the French Business), Dawson shall sign and deliver to RoweCom or as it may direct a letter in the agreed terms from it to each of the persons from whom the Receivables are owed requiring them to pay their respective part of the Receivables to RoweCom or as it may direct.

12.4 In accordance with the applicable laws of the jurisdiction of the Assigned Receivables (including Article 1527 of the Spanish Civil Code with respect to the Assigned Receivables in relation to the Spanish Business), Dawson shall sign and deliver to RoweCom, or as it may direct, a letter in the agreed terms from it to each of the persons from whom the Receivables are owed requiring them to pay their respective part of the Receivables to RoweCom or as it may direct.

13.   CONTRACTS

13.1 If any of the Contracts cannot be assigned or novated to the RoweCom Group without the consent of a third party then the parties shall use their respective reasonable endeavours to obtain such consent.

13.2 In any case where the consent in clause 13.1 above is refused or otherwise not obtained and until it is obtained or where any of the Contracts are incapable of transfer to the RoweCom Group by assignment or by other means:-

      (a) Dawson shall and shall procure that any relevant member of the Dawson Group shall hold such Contracts and any monies, goods or other benefits received thereunder as trustee for RoweCom (as agent for the RoweCom Group) and shall forthwith upon receipt of the same account for and pay or deliver to RoweCom (or as it may direct) without any deduction or withholding whatsoever all such monies, goods and other benefits;

      (b) RoweCom shall at its expense procure the performance of such Contracts to the extent that they are Assumed Liabilities:-

          (i) (if such sub-contracting is permissible and lawful under the relevant Contract) as sub-contractor to the relevant member of the Dawson Group; and

          (ii) where sub-contracting is not permissible, as agent for the relevant member of the Dawson Group,

          and shall indemnify Dawson (on behalf of itself and as trustee for the Dawson Group) against all costs, liabilities, and expenses which may be incurred by the Dawson Group as a result of any failure by RoweCom to procure the performance of such Contracts;

     (c) Dawson shall, and shall procure that each member of the Dawson Group shall give all reasonable assistance to each member of the RoweCom Group to enable it to enforce the rights of the relevant member of the Dawson Group under the Contracts and shall at all times act with regard to the Contracts in accordance with RoweCom's reasonable instructions from time to time; and

     (d) Dawson shall, and shall procure that each member of the Dawson Group shall not take any action in respect of the Contracts without the prior written approval of RoweCom.

13.3 Nothing in this agreement shall be construed as an attempt to assign any contract which by its terms or by law is not assignable without a third party consent unless such consent has been given.

14.  EMPLOYEES

14.1 Dawson shall, and shall procure that the relevant members of the Dawson Group shall use their reasonable endeavours to retain the services of the Assumed Employees with the intent that their contracts of employment shall continue in force until Completion and then be transferred to the relevant member of the RoweCom Group under the Regulations or in the case of the Canadian Employees in accordance with the terms set out in clause 14.5 below and shall comply with all its obligations under the said contracts of employment, under any applicable collective employees agreement (including profit sharing plans) under statute and under any agreement with any trade union in relation to the Asset Businesses.

14.2 RoweCom shall comply with its obligations under Regulation 10(3) of the Regulations.

14.3 Dawson shall, and shall procure that the relevant members of the Dawson Group shall, discharge and hereby undertakes to indemnify the RoweCom Group against:-

     (a) all liabilities, obligations, costs, claims and demands arising from or in respect of any of the Retained Employees (whether for unpaid remuneration, wrongful dismissal, unfair dismissal, redundancy, loss of office, sex, disability or race discrimination or otherwise);

     (b) all liabilities, obligations, costs, claims and demands arising from or in respect of any of the Assumed Employees caused by any act or omission by the Dawson Group prior to Completion (unless such liabilities, obligations, costs, claims and demands shall arise from or in respect of any breach of clause 14.2 or the equivalent in any other jurisdiction in which case RoweCom shall be responsible and shall indemnify Dawson accordingly; and

     (c) all liabilities, obligations, costs, claims, demands arising from or in respect of any obligation to provide permanent health insurance benefits to Ron Parsons, Vanessa Rosotti or Barbro Munday;

     (d) notwithstanding any other clause of this agreement to the contrary, all liabilities, obligations, costs, claims, demands, whatsoever, arising from or in respect of:

          (i) the dismissal of Mr Eric Le Strat by the French Purchaser on economic grounds, and

          (ii) the continuation of the contract of employment of Mr Eric Le Strat by the French Purchaser until the term of his notice period,

          provided that the dismissal notice is sent to Mr Eric Le Strat by the French Purchaser within a 30 day period following the first preliminary meeting (entretien preable) to be held with Mr Le Strat on 28 September 1999 or any other subsequent date to be prior notified to the French Purchaser.

          Without prejudice to the provisions above, the French Purchaser shall not offer or make, without the prior consent of Dawson (or the French Vendor), such consent being not unreasonably withheld, any payment to Mr Eric Le Strat exceeding his entitlements under his contract of employment, the in-house collective agreement (accord d'entreprise interne) currently applicable to the French Vendor and more generally, French Employment law, except if such payment is ordered by an enforceable court decision against which the French Purchaser has filed any admissible appeal (voie de recours).

14.4 If any contract of employment or collective agreement or established customs and practice or equivalent information has not been disclosed in writing to RoweCom, and shall have effect as if originally made between RoweCom and any employee or a trade union as a result of the provisions of the Regulations or otherwise by operation of law RoweCom may, upon becoming aware of the application of the Regulations to such contract of employment or collective agreement or established customs and practice, terminate such contract or agreement forthwith and Dawson shall (provided that RoweCom has terminated such contract or agreement within one month of becoming aware of
     it) indemnify RoweCom (on behalf of itself and as trustee for the Purchasers) against every liability, obligation, cost, claim or demand arising out of such termination and against any sum payable to or on behalf of any such employee or trade union in respect of his employment and against any liability, obligation, cost, claim or demand arising out of the obligation of the Purchaser to give effect to such collective agreement or established custom and practice;

14.5 The Canadian Purchaser shall offer employment, effective from Completion, to all of those Canadian Employees, who are:-

      (a)  active employees of the Canadian Business; and

      (b) Canadian Employees on temporary leave of absence or layoff or disability,

      (collectively the "Employees") on terms and conditions of employment including salary, incentive, compensation, benefits, positions and responsibilities which are substantially similar and in any event no less favourable than those presently paid to the employees now engaged in the Canadian Business. The Canadian Purchaser shall recognise the service of the employees with the relevant Vendor or its predecessors up to the Completion Date for all purposes as if such service had occurred with the Canadian Purchaser and in giving notice to the Employees of matters referred to in this clause as is considered reasonable in the circumstances by the Canadian Purchaser.

14.6 Dawson shall use its best efforts to obtain, or procure, that pursuant to articles L.412-18, L.425-1, L.436-1 or any other applicable provisions of the French Employment Code, the transfer of the legally protected French Employees to the French Purchaser is irrevocably and unconditionally approved in writing by the relevant French Employment inspector prior to Completion. In the event that: (i) such approval is obtained after Completion, any of the terms and conditions of this agreement in relation to the Assumed Employees will apply and RoweCom (or the French Purchaser) shall reimburse to Dawson (or the French Vendor) the costs arising from the employment of the legally protected French Employees between the Completion Date and the day following the date of notification by the relevant French Employment inspector to the French Vendor of the authorisation to transfer the legally protected French Employees to RoweCom or the French Purchaser or (ii) such approval is not obtained, then the protected French Employees whose transfer has not been approved by the French Employment inspector will not be transferred to the French Purchaser, and RoweCom and the French Purchaser shall indemnify and hold harmless the French Vendor against all liabilities, obligations, costs, claims and demands arising in respect of such employees not being transferred.

14.7 In respect of any employee of the relevant Asset Vendor of the Canadian Business who does not accept RoweCom's or the relevant Purchaser's offer of employment the Purchaser and RoweCom shall indemnify and hold harmless Dawson and the Canadian Vendor against all liabilities, obligations, costs, claims and demands arising in respect of any employees not accepting such offer of employment.

14.8 Dawson acknowledges and agrees that, notwithstanding Completion, it shall continue to have sole responsibility and liability for the payment of tax pursuant to the Employer Health Tax Act (Ontario) or any similar legislation in respect of all reimbursement paid to employees of the Group in respect of services provided during the period up to Completion (the "pre-closing remuneration"), whether or not the same is paid by Dawson or any member of the Dawson Group or RoweCom or any member of the RoweCom Group and whether or not before or after Completion. At the request of Dawson, RoweCom or the relevant employing member of the RoweCom Group shall provide Dawson with particulars of all payments made by RoweCom or the relevant employing member of the RoweCom Group.

14.9 The Purchaser of the Spanish Business shall offer employment, effective from the Completion Date, to all of the Spanish employees of the Spanish Business, who are active employees of the Spanish Business and all the employees of the Spanish Business who are employees of the Business on temporary leave of absence or layoff or disability (collectively the "Spanish Employees") on the same terms and conditions of employment including salary, incentive, compensation, benefits, social security payments, positions and responsibilities that those presently paid to the employees now engaged in the Spanish Business, subrogating in all the rights and obligations arising from the Spanish Employee's corresponding employment contracts and Collective Agreement, pursuant to article 44 of the Spanish Workers' Statutes, undertaking to respect all the rights acquired and positions consolidated by the Spanish Employees with respect to their seniority, salary and other rights.

14.10 The Purchaser of the Spanish Business shall recognise the service of, the employees with the Spanish Vendor or its predecessors up to the Completion Date for all purposes as if such service had been with the Spanish Purchaser in giving notice to the Spanish Employees of the matters referred to in this clause as is considered reasonable in the circumstances by the Spanish Purchaser.

14.11 Within five Business Days of the Completion Date the employment of the Spanish Employees' with the Spanish Vendor shall be cancelled and those employees shall be registered at the Social Security office simultaneously as being employed by the Spanish Purchaser.

14.12 Both parties undertake to notify each employee affected, in writing, of this agreement as set out in article 44 of the Workers Statute, for the appropriate legal purposes, indicating the Completion Date as the date on which the Spanish Employees will be transferred.

14.13 The salaries, wages and other company obligations arising from different labour relations with the Spanish Employees, expressly including Social Security contributions, incurred up to the date of this agreement, will be borne by the Spanish Vendor in particular those which might arise from the revision of salaries, if this is taking place at the moment at which this agreement is signed and the negotiations with the Spanish Employees with respect to the mentioned salary negotiations, will be carried out jointly by the Spanish Vendor and the Spanish Purchaser. The Spanish Purchaser will only be responsible for such costs incurred from the date of this agreement. However, the Spanish Vendor will pay the salary, incentive, compensation, benefits of the Spanish Employees and pay the Social Security office the amounts corresponding to the period from the date of this agreement and Completion Date.

14.14 Neither RoweCom nor any Purchaser of the Spanish Business shall have any obligations to or any liability for any employee of the relevant Asset Vendor in the Spanish Business to whom an offer of employment is not required to be made by the relevant Purchaser pursuant to this agreement or to any employee of the relevant Asset Vendor of the Spanish Business who does not accept RoweCom's or the relevant Purchaser's offer of employment.

14.15 RoweCom shall be responsible for and shall indemnify the Dawson Group from any liability arising from the US Workers' Adjustment Retraining Notification Act, and state law equivalents, resulting from actions or inactions of:

       (a)  the RoweCom Group at or after Completion; or

       (b)  Dawson or the Group prior to Completion,

       taken or omitted at the direction of any member of the RoweCom Group.

14.16 Through and after the Completion Date, Dawson, the Dawson Group, the subsidiary undertakings of the Company not appearing on schedule 2, Rowecom, the Company and the Group Companies shall act and cooperate so as to accomplish, each at its or their own expense and only insofar as may be lawful and reasonably feasible, the following as to those benefit programs maintained by the Company or a Subsidiary for the benefit of any of their employees or their eligible dependents and beneficiaries which programs are also maintained as of the date hereof by subsidiary undertakings of the Company not appearing on schedule 2 for the benefit of any of their employees or their eligible dependents and beneficiaries (the "Shared U.S. Benefit Plans"):

       (a) The Dawson Group (or the subsidiary undertakings of the Company not appearing on schedule 2, as determined by Dawson), shall have sole responsibility for and authority over each Shared U.S. Benefit Plan subsequent to the Completion Date, including the Company's 401(k) Plan.

       (b) The account balances of the employees of the Company Group as of the Completion Date under the Company's 401(k) Plan shall be fully vested as of the Completion Date. Such balances will be distributed in due course following the Completion Date to such employees. Recipients of such distributions who are eligible to and elect to roll over the distributions may, to the extent those distributions are paid in cash or in promissory notes of the employees, to RoweCom's 401(k) Plan.

       (c) The employees of the Group Companies shall cease to be eligible to participate in the Shared U.S. Benefit Plans immediately after the Completion Date.

       (d) The employees of the Group Companies shall be eligible to participate in the benefit arrangements generally applicable to other employees of RoweCom immediately after the Completion Date and, in the case of such arrangements as provide benefits of the same character as those of the Shared US Benefit Plans on a basis as transparent to the employees in aggregate as may be possible notwithstanding the different terms of the U.S. Shared Benefit Plans and any applicable Rowecom benefit arrangement. By way of illustration, insurers permitting any health insurance coverage of Rowecom which imposes an exclusion for pre-existing conditions shall not impose that exclusion as to a condition which would not be pre-existing condition under the comparable Shared U.S. Benefit Plan and shall credit against any deductible or co-payment qualifying expenses paid and incurred in any portion of applicable period preceding the Completion Date but while the individual involved was covered under the comparable Shared U.S. Benefit Plan.

     Should any of the foregoing prove impractical, Rowecom and Dawson shall consult in good faith and attempt to agree on alternatives which as nearly as possible carry out the intentions of the foregoing. This paragraph is not intended to confer any rights on any third party beneficiary or to in any way limit or constrain the authority of any of the parties mentioned herein to modify the terms and conditions of employment of their respective employees subsequent to the Completion Date.

15.  CONFIDENTIAL INFORMATION

15.1 Dawson shall:-

     (a) not, and shall procure that no other member of the Dawson Group (while it remains a member) shall, use or disclose to any person Business Confidential Information or RoweCom Group Confidential Information; and

     (b) use all reasonable endeavours to prevent the use or disclosure of Business Confidential Information by any director, officer, employee, adviser or agent of the Dawson Group.

15.2 Clause 15.1 does not apply to the:-

     (a) disclosure of Business Confidential Information to or at the written request of the RoweCom Group;

     (b) use or disclosure of Business Confidential Information or RoweCom Group Confidential Information required to be disclosed by law, regulation, any revenue or other authority or the London Stock Exchange;

     (c) disclosure of Business Confidential Information or RoweCom Group Confidential Information to professional advisers for the purpose of advising Dawson;

      (d) disclosure of Business Confidential Information or RoweCom Group Confidential Information in connection with the enforcement of Dawson's rights under this agreement or any documents entered into pursuant to or in connection with this agreement; or

     (e) Business Confidential Information or RoweCom Group Confidential Information which is in the public domain other than by Dawson's breach of clause 15.1.

15.3 RoweCom shall:-

     (a) not, and shall procure that no other member of the RoweCom Group (whilst it remains a member) shall, use or disclose to any person any Dawson Confidential Information; or if clause 3.7 or 4.2 applies, the Business Confidential Information; and

     (b) use all reasonable endeavours to prevent the use or disclosure of Dawson Confidential Information or, if clause 3.7 or 4.2 applies the Business Confidential Information by any director, officer, employee, adviser or agent of the RoweCom Group.

15.4 The provisions of clause 15.2 shall mutatis mutandis apply in relation to clause 15.3.

15.5 In the event that clauses 3.7 or 4.2 apply RoweCom shall within 7 days return to Dawson or destroy all Dawson Confidential Information and Business Confidential Information and Dawson shall return to RoweCom or destroy all RoweCom Confidential Information.

16.  PURCHASER WARRANTIES

     RoweCom and each Purchaser (excluding the French Purchaser) warrant to Dawson that:-

16.1 it is duly organised and subsisting in its country of organisation and has full corporate power to enter into this agreement and to perform the obligations incurred by it and has taken all necessary corporate action to authorise the entry into and performance of its obligations under this agreement;

16.2 this agreement constitutes, and the other documents executed by RoweCom and any Purchaser which are to be delivered at Completion will, when executed, constitute binding obligations of RoweCom and each Purchaser in accordance with its respective terms; and

16.3 the execution and delivery of this agreement, and the performance by RoweCom and any Purchaser of its obligations under it, will not:-

     (a) result in a breach of any provision of its constitutional documents which breach would affect the performance by RoweCom or any Purchaser of its obligations under this agreement; or

     (b) result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound; or

     (c)  require the consent of its shareholders.

16.4 the RoweCom Shares have been duly authorised, and when issued and delivered to Dawson in accordance with this agreement, will be validly issued, fully paid, and non-assessable and free of any Encumbrance and restrictions on transfer, other than restrictions on transfer arising under applicable US securities laws by reason of the fact that such shares were issued without registration or qualification under such laws;

16.5 since 8 March 1999, RoweCom has timely filed with the SEC all forms, reports, registration statements, and other documents required to be filed by it;

16.6 as of their respective dates, RoweCom's SEC Filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

16.7 RoweCom's financial statements (including any related notes) included in RoweCom's SEC Filings were prepared in accordance with generally accepted accounting principles consistently applied and present fairly in all material respects the consolidated financial position, results of operations, changes in stockholders' equity, and cash flows, as applicable, of RoweCom and its consolidated subsidiaries as of the dates and for the periods indicated; subject, in the case of unaudited interim consolidated financial statements, to condensation, the absence of footnote disclosure, and normal, recurring end-of-period adjustments, the effect of which was not and will not be material.

16.8 RoweCom is not aware of any matter, circumstance or thing which is or may constitute a breach of the Warranties, Indemnities, any other term of this agreement or the Tax Deed and which RoweCom is aware would give RoweCom the right to not complete this agreement, and RoweCom confirms it has no current intention of not completing this agreement.

      RoweCom warrants to Dawson that:-

16.9 RoweCom is an "accredited investor" within the meaning of that term as used in Regulation D promulgated under the Securities Act;

16.10 RoweCom will acquire the US Shares only for its own account, for investment, and not with a view to, or for transfer in connection with, any distribution in violation of the Securities Act or any rule or regulation thereunder;

16.11 RoweCom has had adequate opportunity to obtain from Dawson sufficient information to evaluate the merits and risks of an investment in the US Shares;

16.12 RoweCom has sufficient experience in business, financial, and investment matters to be able to evaluate the merits and risks of an investment in the US Shares and to make an informed decision with respect to such investment;

16.13 RoweCom can afford a complete loss of its investment in the US Shares and is able to bear the economic risk of holding the US Shares for an indefinite period;

16.14 RoweCom understands and agrees that (a) the US Shares have not been registered under the Securities Act, and are "restricted securities" within the meaning of Rule 144 under the Securities Act, (b) the US Shares cannot be sold, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act or unless an applicable exemption from such registration is available, (c) Dawson has no obligation to register the US Shares under the Securities Act, and (d) any certificates representing the US Shares will bear restrictive legends referring to the restrictions on transfer imposed by the Securities Act.

17.  PENSIONS

     The provisions of schedule 7 shall apply in relation to the employees of the members of the Group.

18.  ANNOUNCEMENTS

18.1 No party shall disclose the terms of this agreement nor any other agreement referred to in this agreement (except those matters set out in the press release in the agreed terms) and each party shall procure that each of its Related Persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is:-

     (a)  to its professional advisers; or

     (b) required by law (including, for the avoidance of doubt, United States securities laws) or the rules of the London Stock Exchange, the New York Stock Exchange, the SEC or other regulatory body (the "Requirements") or pursuant to regulatory filing with governmental authorities or requests in connection therewith required to satisfy the Conditions and disclosure shall then only be made by that party:-

          (i) after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to the other party/parties except where such steps are reasonably considered by either party to be contrary to the Requirements after prior consultation with their respective legal counsel; and

          (ii) to the person or persons and in the manner required by the Requirements or as otherwise agreed between the parties,

     provided that this clause 18.1 does not apply to announcements, communications or circulars made or sent by RoweCom after Completion to customers, clients or suppliers of any member of the Group to the extent that it informs them of RoweCom's acquisition of the Business or to any announcements containing only information which has become generally available.

18.2 The restrictions contained in clause 18.1 shall apply without limit of time and whether or not this agreement is terminated.

19.  COSTS AND TAXES

19.1 Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Group. RoweCom shall be responsible for any stamp duty payable in the United Kingdom in connection with the sale and purchase set out in this agreement.

19.2 RoweCom shall pay (or procure the payment) all of registration tax (plus interest and penalties) in respect of or arising from the sale of the French Business.

19.3 RoweCom shall pay (or procure the payment) of all goods and services tax, Quebec sales tax and provincial sales tax (plus interest and penalties) payable in respect of or arising from the sale of the Canadian Business.

19.4 RoweCom shall pay (or procure the payment) of all registration tax (plus interest and penalties) in respect of or arising from the sale of the Spanish Business.

19.5 RoweCom shall indemnify and hold indemnified Dawson and each of the Vendors against any liability, claim, cost or expense which they suffer or incur as a result of any failure by RoweCom to comply with clauses 19.2,
      19.3 and 19.4.

20.   EFFECT OF THIS AGREEMENT AND COMPLETION

20.1 This agreement shall be effective to create an interest in the Canadian Real Property only if the subdivision control provisions of the Planning Act, 1983, (Ontario) or any successor or similar legislation is complied with by Dawson on or before Completion and Dawson shall proceed diligently at its own expense to obtain any necessary consent on or before Completion. If requested by RoweCom, Dawson shall ensure that any deed or transfer of Canadian Real Property to be delivered on Completion shall contain the statements contemplated by sections 49(21a)(a) and (b) of the Planning Act, 1983.

20.2 The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.

20.3 The remedies of RoweCom in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion.

21.   ALTERNATIVE DISPUTE RESOLUTION

21.1 The parties shall attempt in good faith to resolve any dispute or difference arising out of or relating to this agreement promptly through negotiations between Mr. L. Lyndon Haddon and Mr. Richard R. Rowe (or, in the event that either of these persons is no longer involved in the respective companies, those persons holding the same or similar positions within the relevant company) or by their duly authorised representatives who have authority to settle the same.

21.2 If the dispute or difference is not resolved as a result of such negotiation within ten Business Days, either party may propose to the other in writing that structured negotiations be entered into with the assistance of a neutral adviser or mediator ("Mediator").

21.3 If the parties are unable to agree on a Mediator or if the Mediator agreed upon is unable or unwilling to act, either party shall within ten Business Days from the date of the proposal to appoint a Mediator or within ten Business Days of notice to either of them that he is unable or unwilling to act, apply to the London Centre for Dispute Resolution ("CEDR") to appoint a Mediator.

21.4 The parties shall within ten Business Days of the appointment of the Mediator meet with him/her in order to agree a programme for the exchange of any relevant information and the structure to be adopted for the negotiations to be held in the City of London. If considered appropriate, the parties may at any stage seek assistance from CEDR to provide guidance on a suitable procedure.

21.5 Unless concluded within a written legally binding agreement all negotiations connected with the dispute or difference shall be conducted in confidence and without prejudice to the rights of the parties in any future proceedings.

21.6 If the parties accept the Mediator's recommendations or otherwise reach agreement on the resolution of the dispute or difference, such agreement shall be reduced to writing and, once it is signed by Mr. L. Lyndon Haddon and Mr. Richard R. Rowe (or in the event that these persons are no longer involved in the respective companies, those persons holding the same or similar positions within the relevant company) or, by their duly authorised representatives, shall be binding on the parties.

21.7 Failing agreement, either of the parties may invite the Mediator to provide a non-binding but informative opinion in writing. Such opinion shall be provided on a without prejudice basis and shall not be used in evidence in any proceedings commenced pursuant to the terms of this agreement without the prior written consent of both parties.

21.8 If the parties fail to reach agreement in the structured negotiations within 20 Business Days of the Mediator being appointed, then the dispute or difference between them shall be referred to arbitration in accordance with clause 21.9.

21.9 If the parties fail to reach agreement in the structured negotiations in accordance with clause 21.8, any dispute or difference arising out of or relating to the agreement shall be referred to and determined by arbitration in London.

      (a) The arbitral tribunal shall be composed of three arbitrators appointed as follows:-

           (i) each party shall nominate an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as president of the arbitral tribunal;

           (ii) if either party fails to nominate an arbitrator within 20 Business Days of receiving notice of the nomination of an arbitrator by the other party, such arbitrator shall at the request of that party be appointed by the senior partner of Ernst & Young;

           (iii) if the two arbitrators to be nominated by the parties fail to agree upon a third arbitrator within 20 Business Days of the appointment of the second arbitrator, the third arbitrator shall be appointed on the nomination of the senior partner of Ernst & Young at the written request of either party;

           (iv) should a vacancy arise because any arbitrator dies, resigns, refuses to act, or becomes incapable of performing his functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed.

     (b) The procedure to be followed shall be agreed by the parties or, in default of agreement, determined by the arbitral tribunal.

     (c) In the event of default by either party in respect of any procedural order made by the arbitral tribunal, the arbitral tribunal shall have the power to proceed with the arbitration and to deliver its award.

     (d) Any award or procedural decision of the arbitral tribunal shall if necessary be made by a majority and, in the event that no majority may be formed, the president of the arbitral tribunal appointed in accordance with clause 21.9(a)(i) shall make his determination as if he were a sole arbitrator.

22.  FURTHER ASSURANCES

     Following Completion, Dawson shall at Dawson's expense from time to time forthwith upon request from RoweCom do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to RoweCom for the purpose of vesting in:-

     (a)  RoweCom the full legal and beneficial title to the:-

          (i) US Shares and, at RoweCom's expense, otherwise giving RoweCom the full benefit of this agreement; and

          (ii)  Assets and Asset Businesses;

          (iii) the Intellectual Property except where such Intellectual Property is the subject of licences to any Group Company as at the date hereof; and

     (b) the Purchasers or any Group Company title to the Properties in accordance with paragraph 18.3 of schedule 3 or insofar as any consent or licence may be required by reason of the transactions set out in this agreement or otherwise to enable any of the Properties to continue to be vested with title as aforesaid in any Group Company when under the ownership or control of RoweCom or other person being entitled for the time being to the benefit of the Warranties.

23.   ENTIRE AGREEMENT

23.1 Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:-

      (a) this agreement together with any other documents referred to in this agreement (together the "Transaction Documents") constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

      (b) neither it nor any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

      PROVIDED THAT the provisions of this clause 23 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

24.   VARIATIONS

      This agreement may be varied only by a document signed by each of Dawson and RoweCom and the other parties hereby agree to any such variation.

25.   WAIVER

25.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

25.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

25.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of Dawson and RoweCom.

25.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law and are consistent with the terms and limitations set out in this agreement.

26.   INVALIDITY AND INCONSISTENCY

26.1 If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:-

      (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

      (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

      shall not be affected or impaired in any way.

26.2 In the event of any inconsistency between the provisions of the Transaction Documents this agreement shall prevail.

26.3 In the event of any discrepancy or dispute over or differences between the provisions of the Transaction Documents, the parties agree that the provisions of this agreement shall prevail.

27.   NOTICES

27.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):-

      In the case of RoweCom to:-
      725 Concord Avenue
      Cambridge
      Massachusetts
      United States of America
      Fax:                                   (001) 617 497-6825
      Attention:                             Dr R. Rowe

      with a copy to both:-

      Brian Keeler (ref.)
      C/- Bingham Dana LLP
      150 Federal Street
      Boston, MA 02110-1726
      Fax:                                   (001) 617 951-8736

      And

      Philip Broke (file no:ROW00001/001)
      C/- Ashurst Morris Crisp
      Broadwalk House
      5 Appold Street
      London  EC2A 2HA
      Fax:                                0171-972 7990

      In the case of Dawson to:-
      9/th/ Floor
      AMP House
      Dingwall Road
      Croydon
      Surrey CR0 9XA
      Fax:                                0181-774 3010
      Attention:                          Mr D. Lowther (Group Finance Director)

      with a copy to:-
      Jonathan Reardon
      c/o Biddle
      1 Gresham Street
      London EC2V 7BU
      Fax:                                0171 606 3305

     and shall be deemed to have been duly given or made as follows:-

     (a) if personally delivered, upon delivery at the address of the relevant party;

     (b) if sent by first class post, two Business Days after the date of posting;

     (c)  if sent by air mail, five Business Days after the date of posting; and

     (d)  if sent by fax, upon receipt, in complete readable form;

     provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

27.2 A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause
     27.1 provided that such notification shall only be effective on:-

     (a) the date specified in the notification as the date on which the change is to take place; or

     (b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

28.  COUNTERPARTS

     This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

29.  GOVERNING LAW AND JURISDICTION

29.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law without regard to conflicts of law principles.

29.2 Subject to clause 21, each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

29.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 29 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

29.4 Without prejudice to any other permitted mode of service the parties agree that service of any writ, notice or other document ("Documents") for the purpose of any Proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post, in the case of:-

     (a) Dawson to 9/th/ Floor, AMP House, Dingwall Road, Croydon, Surrey CR0 9XA (marked for the attention of the Company Secretary); and

     (b) RoweCom to 725 Concord Avenue, Cambridge, Massachusetts, United States of America (marked for the attention of Dr R. Rowe)

     or such other person and address in England and/or Wales as Dawson shall notify RoweCom in writing or vice versa from time to time.

30.  NO ASSIGNMENT

     Neither party may assign the benefit of this agreement without the prior written consent of Dawson and RoweCom other than any intra-group transfer on the basis that the transferee will transfer back the benefit of this agreement to the relevant transferor immediately it ceases to be in the same group as the transferor.

IN WITNESS whereof this agreement has been executed on the date first above written.

                                  SCHEDULE 1
                      Particulars relating to the Company

Name:                         Dawson, Inc.

Authorised share capital:     50,000 shares

Issued share capital:         18,092 shares

Directors:                    Vernon W. Cain
                              David Lowther

Secretary:                    Alan Nordman

Auditors:                     Deloitte & Touche

Accounting reference date:    Fiscal year ends 30 September

Registered Office:            The Corporation Trust Company
                              Corporation Trust Center
                              1209 Orange Street
                              Wilmington, Delaware
                              New Castle County

                                  SCHEDULE 2
                     Particulars relating to Subsidiaries

Name:                       The Faxon Company, Inc.

Authorised share capital:          1,500     "Class A" Voting Common Shares
                                   1,166     "Class B" Non-Voting Common Shares
                                   8,750     9% Preferred Shares

Issued share capital:              1,500     "Class A" Voting Common Shares
                                   1,166     "Class B" Non-Voting Common Shares
                                   8,750     9% Preferred Shares

Directors:                         Vernon W. Cain
                                   David Lowther

Secretary:                         Alan Nordman

Auditors:                          Deloitte & Touche

Accounting reference date:

Registered Office:                 Massachusetts



Name:                       Apogee Holdings, Inc.

Authorised share capital:          1,000 shares

Issued share capital:              1,000 shares

Directors:                         Vernon W. Cain

Secretary:                         Alan Nordman

Auditors:                          Deloitte & Touche

Accounting reference date:

Registered Office:                 RL & F Service Corp.
                                   Tenth and King Streets
                                   Wilmington, Delaware 19801
                                   New Castle County

Name:                Faxon International Sales Corp.

Authorised share capital:     1,000 shares

Issued share capital:         1,000 shares

Directors:                    Vernon W. Cain

Secretary:                    Alan Nordman

Auditors:                     Deloitte & Touche

Accounting reference date:

Registered Office:            CITCO St. Thomas, Inc.
                              5 Norre Gade
                              Charlotte Amalie, St. Thomas
                              United States Virgin Islands



Name:                Nihon Faxon Co., Ltd.-DORMANT-NOT WHOLLY
                              OWNED

Authorised share capital:     80,000 shares

Issued share capital:         20,000 shares

Directors:                    Vernon W. Cain

Secretary:                    Alan Nordman

Auditors:                     Deloitte & Touche

Accounting reference date:

Registered Office:            Nishi Shinjuku, Shinjuku-ku
                              Tokyo, Japan

Name:                    Faxon Asia Pacific Co., Ltd.-DORMANT

Authorised share capital:

Issued share capital:

Directors:                         Vernon W. Cain

Secretary:                         Alan Nordman

Auditors:

Accounting reference date:

Registered Office:                 Hong Kong


Name:                      Faxon Australia Pty., Ltd.-DORMANT

Authorised share capital:          100,000        "Class A" shares
                                   100,000        "Class B" shares
                                   100,000        "Class C" shares
                                   100,000        "Class D" shares
                                   100,000        "Class E" shares
                                   100,000        "Class F" shares
                                   100,000        "Class G" shares
                                   100,000        Cumulative Redeemable Preferred shares
                                    50,000        "Class H" shares
                                    50,000        "Class I" shares

Issued share capital:              100,000        "Class A" shares
                                   100,000        "Class B" shares
                                   100,000        "Class C" shares
                                   100,000        "Class D" shares
                                   100,000        "Class E" shares
                                   100,000        "Class F" shares
                                   100,000        "Class G" shares
                                   100,000        Cumulative Redeemable Preferred shares
                                    50,000        "Class H" shares
                                    50,000        "Class I" shares

Directors:                         Vernon W. Cain

Secretary:                         Alan Nordman

Auditors:                          Deloitte & Touche

Accounting reference date:

Registered Office:            Australian Capital Territory



Name:                Faxon Asia Pacific Information Services-DORMANT

Authorised share capital:

Issued share capital:

Directors:                          Vernon W. Cain

Secretary:                          Alan Nordman

Auditors:

Accounting reference date:

Registered Office:                  Hong Kong



Name:                Faxon Informatics Pty., Ltd.-NOT WHOLLY OWNED

Authorised share capital:

Issued share capital:

Directors:                           Vernon W. Cain

Secretary:                           Alan Nordman

Auditors:

Accounting reference date:

Registered Office:


The following subsidiaries of The Faxon Company, Inc. have been involuntarily dissolved:

     1.    eBook, Inc.
     2.    Faxon Research Services, Inc.
     3.    Faxon Services International, Inc.

The following subsidiary of The Faxon Company, Inc. was merged into Scribe Publisher Services, Inc., an unaffiliated company on September 27, 1994:

     1.   Abacis, Inc.



Name:                         McGregor Subscription Service Inc

Authorised share capital:     10,000 shares

Issued share capital:         4,800 shares

Directors:                    Vernon W. Cain
                              David Lowther

Secretary:                    Charles Kennington

Auditors:                     Deloitte & Touche

Accounting reference date:    Fiscal year ends 31 August

Registered Office:            Illinois



Name:                         The Turner Subscription Agency Inc

Authorised share capital:     100 shares

Issued share capital:         54 shares

Directors:                    Vernon W. Cain
                              David Lowther

Secretary:                    Charles Kennington

Auditors:                     Deloitte & Touche

Accounting reference date:    Fiscal year ends 30 September

Registered Office:            The Corporation Trust Company
                              Corporation Trust Center
                              1209 Orange Street
                              Wilmington, Delaware
                              New Castle County

Name:                         Dawson Information Quest Inc

Authorised share capital:     1,000 shares

Issued share capital:         1,000 shares

Directors:                    Vernon W. Cain
                              David Lowther

Secretary:                    Jan Peterson

Auditors:                     Deloitte & Touche

Accounting reference date:    Fiscal year ends 30 September

Registered Office:            David Cheatham
                              5838 Edison Place
                              Carlsbad, California 92008-6596
                              San Diego County

                                  SCHEDULE 3
                                The Warranties
                               Part A - General


1.   For the avoidance of doubt, in this part A, schedule 3 reference to:-

     (a) the "Group" means all of the Company and Subsidiaries and the Asset Businesses and references to a member of the Group shall be construed accordingly; and

     (b) the "Company" means each of and all of the Company and Subsidiaries only and shall exclude the Asset Businesses and references to a Group Company shall be construed accordingly.

     Any Warranty expressed to be given "to the best of Dawson's knowledge and belief" or "so far as Dawson is aware" or otherwise qualified by reference to the knowledge of Dawson shall not be qualified in the manner stated unless Dawson has made all reasonable enquiries of the relevant directors, employees and professional advisers of the Dawson Group and of each Group Company to establish the truth and accuracy of that Warranty. For this purpose, "reasonable" shall be interpreted in the light of the time since receipt by Dawson of the first draft of this agreement on 31 August 1999 and the date of this agreement.

     In this schedule 3 the following words have the following meanings, unless the context otherwise requires:-

     "Accounts" means the consolidated balance sheet, profit and loss account and cash flow statement of Dawson and the balance sheet, profit and loss account and cash flow statements of Dawson UK Limited and the consolidated balance sheet, profit and loss account of the Company and Subsidiaries, together in each case with the notes thereon, directors' report and auditors' certificate, as at and for the financial period ended on the Accounts Date;

     "Activities" means any activity, operation or process carried out by the Group at any property whether or not currently owned, occupied or used by the Group;

     "Claim for Tax" means any of the following:-

     (a) any liability to make a payment of Tax and any claim, assessment, demand, notice or other document issued or action taken by or on behalf of any person, authority or body whatsoever and of whatever country, including any Taxation Authority, which claims payment of Tax;

     (b) any non-availability or loss of or reduction of any relief (including in particular a right to repayment);

     "distribution" means a distribution as defined by sections 209 to 211 (inclusive) of the TA and section 418 of the TA;

     "Environment" means any and all ecosystems, property and the media of air (including air in buildings, natural or man-made structures, below or above ground), water (as defined in section 104(1) of the Water Resources Act 1991 and within drains and sewers), and land (including under any water as described above and whether above or below surface);

     "Environmental Consent" means any consent, approval, permit, licence, order, filing, authorisation, exemption, registration, permission, reporting or notice requirement and any related agreement required under any Environmental Law for the Properties or the Group;

     "Environmental Laws" means all international, EU, national, federal, state or local statutes, (which for the avoidance of doubt shall include section 57 and Schedule 22 of the Environment Act 1995 and the guidance and regulations adopted under those provisions), bylaws, orders, regulations or other law or subordinate legislation or common law, all orders, ordinances, decrees or regulatory codes of practice, circulars, guidance notes and equivalent controls concerning the protection of human health or which have as a purpose or effect the protection or prevention of harm to the Environment or health and safety which are binding in relation to the Properties and/or upon the Group in the relevant jurisdiction in which the Group has been or is or are operating (including by the export of its products, or its waste thereto) on or before Completion;

     "ERA" means the Employment Rights Act 1996;

     "French Business Transfer Law" means the French Law dated 29 June 1935 relating to the payment of the consideration for the sale of a business;

     "Hazardous Substance" means any natural or artificial substance (whether solid, liquid, gas, noise, ion, vapour, electromagnetic or radiation, and whether alone or in combination with any other substance) which is capable of causing harm to or having a deleterious effect on the Environment, being a nuisance, or which restricts the use, development, ownership or occupation of any Properties;

     "ITA" means the Inheritance Tax Act 1984;

     "L&T Covenants Act" means the Landlord and Tenant (Covenants) Act 1995;

     "Leases" means the leases specified in the Disclosure Letter;

     "Substantial Customer" means a customer accounting for more than five per cent. of a member of the Group's sales in the financial year ended on the Accounts Date;

     "Substantial Supplier" means a supplier accounting for more than five per cent. of a member of the Group's purchases in the financial year ended on the Accounts Date;

     "Systems" means all plant, equipment, systems, devices and components which contain or are controlled or monitored by computer systems, micro processors or software;

     "Tax" or "tax" means any tax, and any duty, contribution, impost, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith, including (without prejudice to the foregoing) taxes on profits income, gains and distributions (including any liability for any form of social security contribution) taxes on turnover or added value, Customs duties, transfer and stamp duties or duties on the raising of capital, obligations to account for any tax which has or should have been withheld from any payment and any other payment whatsoever which the Company is or may be or become bound to make to any person and which is or purports to be in the nature of taxation or otherwise by reason of any taxation statutes;

     "Taxation Authority" means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax including the Inland Revenue and HM Customs and Excise;

     "Taxation Statutes" means all statutes, statutory instruments, orders, enactments, laws, bylaws, directives and regulations, whether domestic or foreign decrees, providing for or imposing any Tax;

     "TCGA" means the Taxation of Chargeable Gains Act 1992;

     "TMA" means the Taxes Management Act 1970;

     "Transfer Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

     "TULR(C)A" means the Trade Union and Labour Relations (Consolidation) Act 1992;

     "VATA" means the Value Added Tax Act 1994 and "VAT legislation" means VATA and all regulations and orders made thereunder;

     "Waste" means waste including anything which is discarded or which the holder intends or is required to discard and anything which is abandoned, unwanted or surplus irrespective of whether it is capable of being recovered or recycled or has any value such that there is likely to be a breach of Environmental Law or such that any investigation, treatment or remediation of any of the Properties is or would be required or would be undertaken by a prudent owner or occupier;

     "Year 2000 Compliant" means prior to the year 2020 that when correctly operated with the input of suitable data without being connected to a system which is not Year 2000 Compliant or which has been rendered Year 2000 Compliant using a method which is incompatible with the Systems in question otherwise than as a result of failure of interfaces specific to such Systems:-

     (a) neither the performance nor functionality of the Systems used in connection with the Business is adversely affected by dates before, during or after year 2000; and

     (b) in particular in respect of the Systems used in connection with the Business:-

          (i)  no value for current date causes any interruption in operation;

          (ii) date-based functionality behaves consistently for dates before, during and within not less than ten years after year 2000;

          (iii) in all interfaces and data storage, the century in any date is specified either explicitly or by unambiguous algorithms or inferencing rules; and

          (iv)   year 2000 is recognised as a leap year.

     In construing the meaning of this definition, regard shall be had to the Amplification of the Definition and Rules set out in the document published with reference number DISC PD2000-1:1998 by the part of the British Standards Institution called DISC entitled "A Definition of Year 2000 Conformity Requirements".

2.   VENDOR'S CAPACITY

2.1  Authorisations

     Dawson and each of the Vendors has obtained all corporate authorisations and other than the matters set out in Conditions 3.1(b) and (c) all other applicable and material governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement and each document to be executed by it at or before Completion.

2.2  Proper Execution

     Dawson's obligations and the obligations of any Vendor under this agreement and each document to be executed at or before Completion are or when the relevant document is executed, will be enforceable in accordance with their terms.

3.   THE COMPANY, THE SHARES AND THE SUBSIDIARIES

3.1  Incorporation and Existence

     Dawson and the Share Vendor are limited companies incorporated under English law and have been in continuous existence since incorporation.
     Each Group Company and each of the Vendors is duly organised and subsisting in its country of organisation and each of the Vendors has full corporate power to own such of the US Shares and Assets (as the case may be) that are owned by it.

3.2  The Shares

     (a)  The Share Vendor is the only legal and beneficial owner of the US
          Shares.

     (b) The Company has not allotted any shares other than the US Shares and the US Shares are fully paid or credited as fully paid.

     (c) There is no Encumbrance in relation to any of the US Shares. So far as Dawson is aware no person has claimed to be entitled to an Encumbrance in relation to any of the US Shares and no member of the Dawson Group is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the US Shares or any interest therein to any person.

     (d) Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

3.3  The Subsidiaries

     (a) The Company does not have any subsidiary undertakings other than the Subsidiaries or Electronic Online Services International, Inc. and Quality Books, Inc. Each of the Subsidiaries is a wholly-owned subsidiary of the Company (unless otherwise indicated in schedule 2) and each of the shares of each such company has been properly allotted and issued and is fully paid or credited as fully paid.

     (b) There is no Encumbrance in relation to any of the shares or unissued shares in the capital of any of the Subsidiaries. So far as Dawson is aware, no person has claimed to be entitled to an Encumbrance in relation to any of the shares of any of the Subsidiaries and the Company is not under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any shares in any of the Subsidiaries or any interest therein to any person.

     (c) Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of any of the Subsidiaries (including an option or right of pre-emption or conversion).

     (d) No Group Company owns any shares or stock in the capital of nor does it have any beneficial interest in any company other than the Subsidiaries nor does the Company control or take part in the management of any other company.

4.   ACCOUNTS

4.1  General

     (a)  The Accounts show a true and fair view of the:-

          (i) assets, liabilities, financial position and state of affairs at the Accounts Date; and

          (ii) the profits and losses for the financial year ended on the Accounts Date,

          of Dawson and the Group Companies.

     (b) The Accounts have been prepared and audited in accordance with the standards, principles and practices specified on the face of the Accounts applied on a consistent basis and subject thereto in accordance with the law and Generally Accepted Accounting Standards, Principles and Policies in the United Kingdom consistently applied.

     (c) The Accounts have been prepared on a basis consistent with the basis upon which all audited accounts of the Company have been prepared in respect of the three years before the Accounts Date.

4.2  Liabilities

     The Accounts make full provision or reserve for or disclose all material liabilities (including all contingent or deferred liability to Tax) of the Group whether actual, contingent or otherwise which are required by GAAS to be disclosed.

4.3  Extraordinary and Exceptional Items

     The results shown by the audited profit and loss account of the Company for each of the three financial years of the Company and the Group ended on the Accounts Date have not (except as disclosed in those accounts) been affected by an extraordinary or exceptional item or by any other matter making the profits or losses for a period covered by any of those accounts unusually high or low.

4.4  Off Balance Sheet Financing

     No member of the Group is engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

4.5  Accounting and Other Records

     (a) The books of account and all other records of each Group Company and each member of the Dawson Group in relation to the Asset Businesses (including any which it may be obliged to produce under any contract now in force) are up-to-date, in its possession and are true and complete in all material respects in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom or the applicable jurisdiction.

     (b) All deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to any Group Company or which ought to be in the possession of any Group Company are in the possession of that Group Company.

4.6  Accounting Reference Date

     The accounting reference date of each member of the Group under section 224 of the Companies Act 1985 is, and during the last three years has always been, 30 September.

4.7  Intra-Group Indebtedness

     The Intra-Group Indebtedness figure is materially true, complete, accurate and not misleading.

4.8  Management Accounts

     The management accounts of the Group in the agreed terms have been prepared in accordance with Dawson Group accounting requirements and with due care and attention and show with reasonable accuracy the state of affairs and profit or loss of the Group as at and for the period in respect of which they have been prepared but it is hereby acknowledged that they are not prepared on a statutory basis.

5.   CHANGES SINCE THE ACCOUNTS DATE

5.1  General

     Except as set out in the Disclosure Letter, since the Accounts Date:-

     (a) each Group Company, the Dawson Group and each Vendor in relation to the Asset Businesses has carried on its business prudently and in the ordinary and usual course and so as to maintain the Business and each Asset Business respectively as a going concern;

     (b) there has been no material adverse change in the financial or trading position of the Group; and

     (c) there has been no material reduction in the value of those fixed assets specified in the Accounts, to the extent still owned by each Group Company and Vendor in relation to the Asset Businesses.

5.2  Specific

     Since the Accounts Date no Group Company nor any member of the Dawson Group in relation to the Group:-

     (a)  has, other than in the ordinary course of trading:-

          (i)   disposed of, or agreed to dispose of, a material asset; or

          (ii) assumed or incurred, or agreed to assume or incur, a material liability, obligation or expense (actual or contingent);

          and in the case of a disposal or agreement to dispose of a material asset for an amount which is lower than book value or an open market arm's length value, whichever is the higher;

     (b) has acquired or agreed to acquire a material asset for an amount which is higher than open market arm's length value;

     (c) has made, or agreed to make, capital expenditure exceeding in total (Pounds)500,000 or incurred, or agreed to incur, a commitment or connected commitments involving capital expenditure exceeding in total (Pounds)500,000;

     (d) has had a Substantial Supplier or Substantial Customer cease or substantially reduce its trade or has altered the terms of trade to its disadvantage;

     (e) has declared, paid or made a dividend or other distribution (including a distribution within the meaning of the TA) except to the extent provided in the Accounts;

     (f) has passed a resolution of the shareholders of any Group Company (except for those representing the ordinary business of an annual general meeting or any resolution agreed to approve the transactions contemplated in this agreement);

     (g) has repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things;

     (h) has repaid any sum in the nature of borrowings in advance of any due date or made any loan or otherwise than in the ordinary course of business incurred any indebtedness (including in each case intra-group); and

     (i) has paid nor is under an obligation to pay any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment or made any payment to any member of the Dawson Group whatsoever.

6.   ASSETS

6.1  Title and Condition

     (a) There are no Encumbrances, nor has any Group Company nor any member of the Dawson Group in relation to the Group agreed to create any Encumbrances, over a material part of its undertaking or assets and each material asset used by the Group or by any Vendor in relation to the Asset Businesses (tangible or intangible) is:-

          (i) legally and beneficially owned by the relevant Group Company or, in the case of the Asset Businesses, the relevant Vendor; and

          (ii) where capable of possession, in the possession of the Group or the relevant Vendor in relation to the Asset Businesses or under their control (other than work-in-progress or stock on consignment or in transit).

     (b) Each Group company or the relevant Vendor in relation to the Asset Businesses owns each asset (tangible or intangible) necessary for the operation of their business as currently conducted and save as provided in this agreement and without limitation no rights (other than rights as shareholders in the Company) relating to the Business are owned or otherwise enjoyed by or on behalf of any member of the Dawson Group.

     (c) All material plant, machinery, vehicles and equipment owned or used by the Group or any Vendor in relation to the Asset Businesses are in reasonable condition and working order and have been regularly maintained. So far as the Vendor is aware none is dangerous, inefficient, out-of-date, unsuitable or in need of renewal or replacement.

6.2  Hire Purchase and Leased Assets

     Copies of any bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which any Group Company or any Vendor in relation to the Asset Businesses is a party and requiring payments in excess of (Pounds)20,000 in an annual period are annexed to the Disclosure Letter. None of the Leased Assets used by any Group Company or any Vendor in relation to the Asset Businesses has been repossessed by its owner and none of the Group Company or none of the Vendors in relation of the Asset Businesses has done any act or omission which would entitle the owner of the Leased Assets to repossess such Leased Assets. None of such agreements requires more than one month's notice of termination to be given by any Group Company or any Vendor nor does it allow termination only on terms which require any payment (other than arrears of lease payments) by any Group Company or any Vendor.

6.3  Stock

     No Group Company nor any Vendor in relation to the Asset Businesses has supplied, or agreed to supply, goods which have been or will be, materially defective or which fail to comply materially with their terms of sale.

6.4  Debts

     None of the debts owed to any Group Company nor any Vendor in relation to the Asset Businesses has been factored, sold or agreed to be sold by any Group Company or any member of the Dawson Group or any Vendor in relation to the Asset Businesses.

7.   INTELLECTUAL PROPERTY

7.1  General

     (a) Save for Intellectual Property licensed to the Company and the Dawson Group, the Company and any Vendor in relation to the Asset Businesses each Group Company and each Vendor in relation to the Asset Businesses is the sole and absolute legal and beneficial owner of all Intellectual Property used in connection with its business and which is material in the context of their respective businesses and the Intellectual Property listed in the document in the agreed terms headed "Intellectual Property" is unless otherwise indicated, registered in or applied for in the name of the member of each Group Company or the Vendor in relation to the Asset Businesses and is all the registered or applied for "Intellectual Property" used by the Asset Businesses.

     (b) The Intellectual Property owned by the Company is free from Encumbrances and, in the case of confidential information, any disclosure obligation and is subsisting.

7.2  Renewals/Maintenance

     All registration and renewal fees which are due have been paid in relation to the Intellectual Property which is registered or applied for in the name of any Group Company or any Vendor in relation to the Asset Businesses.
     All procedural steps have been taken diligently for the prosecution and maintenance of such Intellectual Property and all reasonable steps have been taken for the maintenance and protection of unregistered Intellectual Property owned by each Group Company and each Vendor in relation to the Asset Businesses which is material to the Business.

7.3  Licences

     (a) The terms of all licences or future rights which have been granted by any Group Company or other agreements or consents or undertakings entered into by any Group Company or Dawson or members of the Dawson Group relating to the Intellectual Property and which are material (or in the case of future rights are likely to be material) in the context of their respective businesses are set out in the Disclosure Letter. So far as Dawson is aware, there has been and is currently no material breach nor is there any fact or matter which would or may create a material breach of such licences or undertakings.

     (b) The terms of all licences or future rights granted to any Group Company for the purposes of the Business or to any Vendor in relation to the Asset Businesses or other agreements or consents or undertakings entered into by that Group Company or Dawson or members of the Dawson Group relating to the Intellectual Property and which are material (or in the case of future rights are likely to be material) in the context of their respective businesses are set out in the Disclosure Letter. So far as Dawson is aware there has been and is currently no material breach nor is there any fact or matter which would or may create a material breach of such licences or undertakings.

7.4  Infringement

     (a) So far as Dawson is aware, the use by any Group Company or any member of the Dawson Group of any Intellectual Property does not as used, infringe and the processes or methods employed, services provided, the business conducted and the products used, manufactured and dealt in or supplied by any member of any Group Company or any member of the Dawson Group do not nor did they at the time used, manufactured, dealt in or supplied, infringe the Intellectual Property of any other person.

     (b) No proceedings claims or complaints have been brought or so far as Dawson is aware threatened in writing by any third party or competent authority in relation to the Intellectual Property including any concerning title subsistence, validity or enforceability or grant of any right or interest in such Intellectual Property.

     (c) So far as Dawson is aware, no third party is infringing or misusing or threatening to infringe or misuse the Intellectual Property.

     (d) No Group Company nor any member of the Dawson Group is subject to any injunction, undertaking or court order or order of any other authority of competent jurisdiction not to use or restricting the use of any Intellectual Property.

7.5  Scope

     The Intellectual Property comprises all the Intellectual Property Rights necessary for the operation of the Business as now conducted and so far as Dawson is aware they will not be adversely affected by the transactions contemplated by this agreement.

7.6  Confidential Agreements

     Save as disclosed, so far as Dawson is aware no Group Company nor any Vendor in relation to the Asset Businesses nor any member of the Dawson Group has entered into any confidentiality agreement or arrangement otherwise than in the ordinary course of business or save in the ordinary course of business is subject to any duty which materially restricts the free use or disclosure of any information used in the Business and there is no material breach of any such agreement or duty.

8.   EFFECT OF SALE

8.1 So far as Dawson is aware, neither the execution nor performance of this agreement or any document to be executed at or before Completion pursuant to this agreement will:-

     (a) result in any Group Company or any Vendor in relation to the Asset Businesses losing the benefit of a material Permit or a material asset, licence, grant, subsidy, right or privilege which it enjoys at the date of this agreement in any jurisdiction; or

     (b) conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate a material agreement, arrangement or obligation to which any Group Company or any Vendor in relation to the Asset Businesses is a party where such breach, conflict or default would have a material adverse effect on any member of the Group; or

     (c) result in any Substantial Customer being entitled (and if a Substantial Customer is so entitled, so far as Dawson is aware, it will not exercise any such entitlement) to cease dealing with any Group Company or any Vendor in relation to the Asset Businesses or substantially to reduce its existing level of business or to change the terms upon which it deals with any Group Company or any Vendor in relation to the Asset Businesses; or

     (d) result in any Substantial Supplier being entitled (and if a Substantial Supplier is so entitled, so far as Dawson is aware, it will not exercise any such entitlement) to cease supplying any Group Company or any Vendor in relation to the Asset Businesses or substantially to reduce its supplies to or to change the terms upon which it supplies any Group Company or any Vendor in relation to the Asset Businesses; or

     (e) result in any officer or senior employee leaving any Group Company or any Vendor in relation to the Asset Businesses; or

     (f) make any Group Company liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement.

9.   CONSTITUTION

9.1  Intra Vires

     Each Group Company and the Share Vendor has the power to carry on its business as now conducted and the business of the Company has at all times been carried on intra vires, and so far as Dawson is aware in accordance with their corporate interest.

9.2  Memorandum and Articles

     The memorandum and articles of association (or equivalent in any jurisdiction) of each Group Company in the form annexed to the Disclosure Letter are true and complete in all material respects and up-to-date.

9.3  Register of Members

     The register of members (or equivalent in the USA) of each Group Company has been properly kept in all material respects and contains in all material respects true and complete records of the matters which should be dealt with in that register and so far as Dawson is aware, no member of the Dawson Group nor any Group Company has received any notice or allegation that any of them is incorrect or incomplete or should be rectified.

9.4  Powers of Attorney

     Except as set out in the Disclosure Letter, no Group Company nor any member of the Dawson Group has executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind any Group Company or any member of the Dawson Group in relation to the Asset Businesses in any way and which power of attorney remains in force or was granted or conferred within three years of the Completion Date.

9.5  Statutory Books and Filings

     (a) The statutory books (or equivalent in the USA) of each Group Company are up-to-date, in its possession or under its control and are true and complete in all material respects in accordance with applicable law.

     (b) All resolutions, annual returns (or equivalent in the USA) and other documents required to be delivered to the relevant company registry (or other corporate authority in any jurisdiction) have been properly prepared and filed and are true and complete in all material respects.

10.  INSURANCE

10.1 Policies

     The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which each Group Company has an interest (together the "Policies"). So far as Dawson is aware, no act, omission or non-disclosure by a Group Company or member of the Dawson Group has been made which will make any of the Policies invalid, unenforceable, void or voidable. So far as Dawson is aware, there are no circumstances which might make any of the Policies void or voidable or lead any claim under the Policies to be avoided by the insurers.

10.2 Insurance of Assets

     Each insurable asset of the Group has at all material times been and is at the date of this agreement insured to its full replacement value (with no provision for deduction or excess) against each risk normally insured against by a prudent person operating the types of business operated by the Group.

10.3 Other Insurance

     Each Group Company or any Vendor in relation to the Asset Businesses has at all material times been and is at the date of this agreement adequately insured against accident, damage, injury, third party loss (including product liability), loss of profits and any other risk normally insured against by a prudent person operating the types of business operated by the Group and has at all times effected such insurances as required by law.

10.4 Claims

     No claim is outstanding under any of the Policies and so far as Dawson is aware no matter exists which might give rise to a claim under any of the Policies.

10.5 Details of Policies

     The Disclosure Letter contains a summary of any and all amounts claimed under the Policies in the 12 months prior to the date of this agreement and such summary is accurate.

11.  CONTRACTUAL MATTERS

11.1 Validity of Agreements

     (a) (i) No Group Company nor Dawson nor any Vendor in relation to the Asset Businesses has any knowledge of the invalidity of, or a ground for termination, avoidance or repudiation of, a material agreement, arrangement or obligation in writing to which any Group Company or any Vendor in relation to the Asset Businesses is a party.

          (i) No party with whom any Group Company or any Vendor in relation to the Asset Businesses has entered into a material agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

     (b) No party with whom any Group Company or any Vendor in relation to the Asset Businesses has entered into a material agreement or arrangement in writing is in material breach of the agreement or arrangement. So far as Dawson is aware no matter exists which might give rise to such breach.

     (c) No Group Company nor any Vendor in relation to the Asset Businesses is in material breach of any material agreement or arrangement in writing. So far as Dawson is aware no matter exists which might give rise to such breach.

11.2 Standard Terms and Conditions

     A copy of the standard terms and conditions of business of each Group Company and any Vendor in relation to the Asset Businesses are annexed to the Disclosure Letter and so far as Dawson is aware no Group Company nor any Vendor in relation to the Asset Businesses has entered into an agreement or arrangement with a customer different from these. No Group Company nor any Vendor in relation to the Asset Businesses has entered into any agreements or arrangements with a customer which oblige them to supply goods and/or services or only allows them to terminate the agreements or arrangements on terms which are materially different from the terms upon which those goods and/or services are supplied to the relevant Group Company and/or Vendor.

11.3 Supply Contracts

     Summarised accurate details or copies of all agreements or arrangements with customers by any Group Company or any Vendor in relation to the Asset Businesses which involve the supply of goods the aggregate sale value of which will represent in excess of five per cent. of the turnover for the financial year of any Group Company or any Vendor in relation to the Asset Businesses ended on the Accounts Date are contained in the Disclosure Letter and copies annexed to it. Summarised accurate details or copies of all agreements or arrangements with Substantial Suppliers involving the supply of goods and/or services to any Group Company or any Vendor in relation to the Asset Businesses are contained in the Disclosure Letter and copies annexed to it.

11.4 Material Agreements

     (a) Except as set out in the Disclosure Letter no Group Company nor any member of the Dawson Group in relation to the Asset Businesses is a party to and is liable under any material contract, transaction, arrangement or liability which:-

          (i) is of an unusual or abnormal nature, or outside the ordinary and proper course of business;

          (ii) is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into or undertaken);

          (iii) is incapable of termination in accordance with its terms, by any Group Company or any Vendor in relation to the Asset Businesses, on 60 days' notice or less;

          (iv) cannot readily be fulfilled or performed by any Group Company or any Vendor in relation to the Asset Businesses on time without undue or unusual expenditure of money or personnel;

          (v) involves payment by any Group Company or any Vendor in relation to the Asset Businesses by reference to fluctuations in the index of retail prices, or any other index or in the rate of exchange for any currency;

          (vi) involves an aggregate outstanding expenditure or other liability by any Group Company or any Vendor in relation to the Asset Businesses of more than (Pounds)500,000; or

          (vii) restricts its freedom to engage in any activity or business or confines its activity or business to a particular place;

     (b) Save as disclosed no Group Company or any Vendor in relation to the Asset Businesses is a party to and is liable under:-

          (i) an agreement, arrangement or obligation by which that company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association); or

          (ii) a distributorship, agency, marketing, licensing or management agreement or arrangement.

     (c) None of the agency arrangements disclosed are incapable of termination by any Group Company or any Vendor on less than 90 days' notice nor would they, if so terminated, require payment by any Group Company or any Vendor of any damages or compensation.

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     (d)  Summarised accurate details of all and any commission payments due to any agents under any of the disclosed agency arrangements are contained in the Disclosure Letter.

     (e) To the extent that the same are applicable to any of the disclosed agency arrangements, each Group Company and each Vendor on the one hand and each agent on the other have complied with their respective obligations under Council Directive 86/653/EEC regarding self-employed commercial agents and/or any UK or other EU Member State legislation enacted to give effect to the same (including but not limited to the Commercial Agents (Council Directive) Regulations 1993).

     (f) Save as disclosed, no agency arrangements between any Group Company or any Vendor and any agent have been terminated in the last year.

11.5 Contracts with Connected Persons

     There is, and during the three years ending on the date of this agreement there has been, no agreement or arrangement to which any Group Company or any Vendor in relation to the Asset Businesses is a party and in which any member of the Dawson Group, any director or former director of any member of the Dawson Group or a person connected with any of them is or was interested. Immediately after Completion, no Group Company or any Vendor in relation to the Asset Businesses will owe any obligation or sum or have any contractual or other arrangements of any sort with any member of the Dawson Group or any of its connected persons except as provided under the terms of this agreement.

11.6 Conditions and Warranties in Respect of Goods or Services

     Except for a condition or warranty implied by law or contained in its standard terms of business or otherwise given in the usual course of trading, no Group Company or member of the Dawson Group in relation to the Asset Businesses has given a condition or warranty in writing, in respect of goods or services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a liability after the goods or services have been supplied by it.

12.  INFORMATION TECHNOLOGY AND DATA PROTECTION

12.1 Adequacy of Systems

     The Systems used in connection with the Group are adequate for the immediate needs of their respective businesses, including without limitation as to the system capacity and ability to process current peak volumes in a timely manner.

12.2 No Systems Failures

     In the 12 months prior to the date hereof no Group Company nor any Vendor in relation to the Asset Businesses has suffered and so far as Dawson is aware no other person has suffered any failures or bugs in or breakdowns of any System used in connection with the Business which have caused any substantial disruption or interruption in or to its use in

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     connection with the Business and so far as Dawson is aware there is no existing matter which is likely to so disrupt or interrupt or affect the use of such equipment on the same basis as it is presently used following the acquisition by RoweCom of the Business pursuant to this agreement.

12.3 Year 2000 Compliance

     Dawson has taken and is taking all appropriate and timely steps in accordance with good business practice to ensure that Systems used in connection with the Business become Year 2000 Compliant in order to minimise business disruption which may be brought about by the Systems used in connection with the Business being non-Year 2000 Compliant. Dawson further warrants that to the best of its knowledge and belief its Year 2000 action plan is sufficient to ensure that the Systems used in connection with the Business become Year 2000 Compliant and will be completed within the anticipated time scale and within budget.

12.4 Year 2000 Compliance of Customers and Suppliers

     So far as Dawson is aware, Systems owned or used by any Substantial Customers or Substantial Suppliers of any Group Company are or will become Year 2000 Compliant.

12.5 Copyright in Technical Manuals

     None of the software or technical manuals used by the Businesses has been unlawfully copied wholly or substantially from any material in which any Group Company or any Vendor in relation to the Asset Businesses does not own copyright.

12.6 Ownership of Computer Systems

     All Systems, excluding software, used by any Group Company and any Vendor in relation to the Asset Businesses are owned and operated by and are under the control of the Group Companies or the Vendors in relation to the Asset Businesses and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of any member of the Group. No consents will be required to enable such systems to continue to be used in each Asset Business and each Group Company to the same extent and in the same manner as they have been used prior to the date hereof.

12.7 Compliance of Systems with European Regulations

     The Systems used in connection with the Business are so far as Dawson is aware capable of receiving and processing data (including, without limitation, effecting conversions between the Euro and national currencies, calculating and producing dual and multi-currency invoices, performing triangulation calculations and processing day-counts for the purpose of interest rate calculations) in accordance with the provisions of Council Regulation 1103/97 and any other relevant applicable regulation or legislation made pursuant to the Treaty of Rome relating to the same subject matter (together the "European Regulations") and any market conversion that is attributable to the provisions of the European Regulations or their subject matter.

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12.8  Litigation in respect of Software

      Each Group Company and each Vendor in relation to the Asset Businesses are validly licensed to use the software used in their respective businesses and no consents will be required to enable them to continue to use such software to the same extent and in the same manner as they have been used prior to the date hereof.

12.9  Data Protection Act 1984

      Each Group Company and each Vendor in relation to the Asset Businesses comply in full with, and have in place all necessary registrations and procedures under, the Data Protection Act 1984 or equivalent applicable legislation in any other country in which it operates.

12.10 Data Protection Act 1998

      Each Group Company and each Vendor in relation to the Asset Businesses are taking all appropriate steps in accordance with good business practice to ensure that they will comply with the Data Protection Act 1998 when it comes into force.

12.11 Disclosure of Data Protection  Procedures

      Dawson has disclosed details of all procedures being adopted by each Group Company and each Vendor in relation to the Asset Businesses to assess and introduce procedures to ensure compliance with the Data Protection Act 1998.

12.12 Internet Presence

      Save as described in the Disclosure Letter, no Group Company nor any Vendor in relation to the Asset Businesses has any public private or reserved presence on the world wide web, multi-party extranet, virtual private network or similar internet based, linked system ("Internet Presence"). The domain name(s), if any, of any Group Company or any Vendor in relation to the Asset Businesses are currently registered with an authorised body, are so far as Dawson is aware transferable to RoweCom and are in good standing. Save as described in the Disclosure Letter, Dawson warrants that its Internet Presence, if any, is wholly passive and informational in nature and involves no interactivity between third parties and each Group Company or any Vendor in relation to the Asset Businesses including purchases, sales, leases or other commercial transactions conducted in any degree by or through the Internet Presence.

12.13 IQ Software

      With regard to the on-line information access system known as "Information Quest" or "IQ" used by the Business and all related materials (to the extent they are in existence) including the code therein (including source code and machine readable data), user guide and instructions, programmers notes, flow charts, logic diagrams and development operational and maintenance records (the "Software"), Dawson and the Vendors warrant to Rowecom as follows:-

                                      -79-
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     (a)  that other than unwritten permission to use indirectly when accessing databases in the ordinary course of the Business no member of the Dawson Group has given permission to any party (other than a member of the Dawson Group) to use the Software or any of intellectual property rights in the Software nor are they unaware of any such unpermitted use by any such third party;

     (b) so far as Dawson or the Vendors are aware the use of the Software by Rowecom will not be subject to royalty obligations and no consents or permissions will be required for Rowecom to continue using the Software in the manner currently conducted further to the IQ Software Licence;

     (c) neither Dawson nor the Vendors are unaware of any material defects or operational problems with the Software as currently used;

     (d) the current version of the Software is Year 2000 Compliant in all respects; and

     (e) the Software as supplied under the IQ Software Licence is all the materials reasonably required to support and maintain the operation of the Software as it is currently used.

13.  LIABILITIES

13.1 Guarantees and Indemnities

     (a) Save as disclosed in the Accounts or otherwise implied by law on the supply of goods or services by a Vendor or a Group Company, no Group Company is a party to and is liable (including contingently) under a guarantee, indemnity or other agreement in writing to secure or incur a financial or other obligation with respect to another person's obligation.

     (b) No part of the loan capital, borrowing or indebtedness in the nature of borrowing of any Group Company is dependent on the guarantee or indemnity of, or security provided by, another person other than a Group Company.

13.2 Events of Default

     No event has occurred or is subsisting in relation to the Group which:-

     (a) constitutes an event of default, or otherwise gives rise to an obligation to repay, or to give security under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both) in relation to any Group Company;

     (b) will lead to an Encumbrance except a Permitted Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of any Group Company or any member of the Dawson Group in relation to the Asset Businesses becoming enforceable (or will do so with the giving of notice or lapse of time or both); or

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     (c)  with the giving of notice and/or lapse of time will constitute or result in a default or the acceleration of any obligation under any agreement or arrangement to which any Group Company or any member of the Dawson Group in relation to the Asset Businesses is a party or by which it or any of its properties, revenues or assets is bound.

13.3 Grants

     No Group Company nor any member of the Dawson Group in relation to the Asset Businesses is liable to repay an investment or other grant or subsidy made to it by any person (including the Department of Trade and Industry or its predecessor). So far as Dawson is aware no matter (including the execution and performance of this agreement) exists which might entitle a body to require repayment of the whole or part of a grant or subsidy.

14.  PERMITS

14.1 Compliance with Permits

     Each Group Company and each Vendor in relation to the Asset Businesses has obtained and complied with the material terms and conditions of each Permit (excluding the Properties at the Folkestone Property) (summarised and materially accurate details of which are contained in the Disclosure Letter).

14.2 Status of Permits

     There are no pending or threatened proceedings relating to the suspension, invalidity or revocation of which might in any way affect the Permits (excluding the Properties at the Folkestone Property) and Dawson is not aware of any other reason why any of them should be suspended, threatened or revoked or be invalid.

15.  INSOLVENCY

15.1 Winding up

     No order has been made, petition presented or resolution passed for the winding up (or other process whereby any of the Asset Businesses are terminated and the Assets are distributed amongst the creditors and/or shareholders or other contributors) or for the appointment of a provisional liquidator to any Group Company or any Vendor.

15.2 Administration

     No administration order has been made and no petition for an administration order has been presented in respect of any Group Company or any Vendor.

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15.3 Receivership

     No receiver, receiver and manager or administrative receiver or similar official has been appointed in any jurisdiction in respect of the whole or any part of either the business or assets of any Group Company or any Vendor.

15.4 Compromises with creditors

     (a) No voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of any Group Company or any Vendor.

     (b) No compromise or arrangement under section 425 of the Companies Act 1985 has been proposed, agreed to or sanctioned in respect of any Group Company or any Vendor.

     (c) No Group Company nor any Vendor has entered into any compromise or arrangement with its respective creditors or any class of its respective creditors generally.

15.5 Insolvency

     No Group Company nor any Vendor is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to "if it is proved to the satisfaction of the court that" in section 123(1)(e) and 123(2)) or similar applicable laws in any relevant jurisdiction.

15.6 Payment of Debts

     No Group Company nor any Vendor has stopped paying its debts as they fall due.

15.7 Distress etc.

     No distress, execution or other process has been levied on a material asset of any Group Company or any Vendor.

15.8 Unsatisfied Judgments

     There is no unsatisfied judgment or court order outstanding against any Group Company or any Vendor.

15.9 Striking Out

     No action is being taken by the Registrar of Companies to strike any Group Company or any Vendor off the register under section 652 of the Companies Act 1985 or any other similar law in other jurisdictions.

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16.  LITIGATION AND COMPLIANCE WITH LAW

16.1 Litigation

     (a) Except as set out in the Disclosure Letter, no Group Company nor any member of the Dawson Group, has during the six years ending on the date of this agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding which is currently material in the context of the Business or the Company. No civil, criminal, arbitration, administrative or other proceeding which is material in the context of the Business in any jurisdiction is pending or threatened by or against any Group Company or any member of the Dawson Group in relation to the Asset Businesses.

     (b) So far as Dawson is aware, no matter exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction involving any Group Company (other than as plaintiff in the collection of debts arising in the ordinary course of business) or any member of the Dawson Group in relation to the Asset Businesses.

     (c) There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against any Group Company.

16.2 Compliance with Law

     Each Group Company and each Vendor in relation to the Asset Businesses has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction in which such entity operates.

16.3 Investigations

     No Group Company is or has been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) in any jurisdiction and so far as Dawson is aware, none is pending or threatened, and neither has it received any request for information from, any court or governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction in which such Group Company operates. So far as Dawson is aware no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.

16.4 Competition Law

     (a) So far as Dawson is aware, no Group Company is nor has it been a party to any agreement or arrangement, which:-

          (i) could reasonably be expected to give rise to an investigation by the Office of Fair Trading or the Competition Commission under the Fair Trading Act 1973;

          (ii) has been or should reasonably have been required to be or is required to be furnished to the Director General of Fair Trading pursuant to the Restrictive Trade Practices Acts 1976 and 1977;

          (iii)  contravenes the provisions of the Resale Prices Act 1976;

          (iv) contravenes the provisions of the Trade Descriptions Acts 1968 and 1972;

          (v) constitutes an anti-competitive practice within the meaning of the Competition Act 1980;

          (vi) constitutes a breach of any relevant undertaking, order, assurance or other measure made under the Fair Trading Act 1973, the Restrictive Trade Practices Acts 1976 and 1977, the Resale Prices Act 1976, the Trade Descriptions Acts 1968 and 1972 or the Competition Act 1980;

          (vii) infringes Articles 81 and/or 82 of the Treaty of Rome or their equivalent provisions under the European Economic Area Agreement or any other anti-trust or similar legislation in any jurisdiction in which the Company operates; or

          (viii) is registrable, unenforceable or void (whether in whole or in part) or renders it liable to civil, criminal or administrative proceedings by virtue of any anti-trust, anti-monopoly, anti-cartel, consumer law or any other similar legislation in any jurisdiction.

     (b) Dawson is taking all appropriate steps in accordance with good business practice to ensure that it will comply with the Competition Act 1998.

     (c) No Group Company has not given an undertaking or written assurance to any court or governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction in which that company operates.

     (d) No Group Company is subject to an order, regulation or decision made by any court or governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction in which that company operates.

     (e) So far as Dawson is aware, no Group Company is and has been a party to any agreement, arrangement or concerted practice in respect of which an application for negative clearance and/or an exemption has been made to the Commission of the European Communities or the EFTA Surveillance Authority.

16.5 Unlawful Payments

     No Group Company has:-

     (a) induced a person to enter into an agreement or arrangement with any Group Company by means of an unlawful or immoral payment, contribution, gift or other inducement;

     (b) offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

     (c) directly or indirectly made an unlawful contribution to a political activity.

     All references to any Group Company in this paragraph 16 shall deemed to include the relevant company's officers, agents and employees.

17.  BROKERAGE OR COMMISSIONS

     No person is entitled to receive from any Group Company or any Vendor in relation to the Asset Businesses a finder's fee, brokerage or commission in connection with this agreement or anything in it and no Group Company is liable to pay to any of its directors, employees, agents or advisers any sum whatsoever in connection with the sale of the US Shares.

18.  DIRECTORS AND EMPLOYEES

18.1 Particulars of Officers

     The particulars of all Assumed Employees and employees of the Group annexed to the Disclosure Letter show the names, job title, date of commencement of employment, date of birth and period of continuous employment (calculated in accordance with chapter 1 of part XIV of the ERA) of every Assumed Employee and every employee of the Group and contain details of negotiations which have taken place in the preceding 18 months concerning pay for all such employees.

18.2 Remuneration and Benefits

     The particulars of all employees annexed to the Disclosure Letter show all remuneration and other benefits:-

     (a)  actually provided; and

     (b) which any Group Company or any Vendor in relation to the Asset Businesses is bound to provide (whether now or in the future),

     to each officer and employee of any Group Company and each Assumed Employee and are true and complete and include particulars of and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors' and officers' insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings, whether legal or contractual (the "Schemes"), operated for all or any

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     employees or former employees of the Group or any Assumed Employees or their dependants whether legally binding on the Group or not.

18.3 Terms and Conditions

     (a) The Disclosure Letter contains copies of all the standard terms and conditions, staff handbooks and policies which apply to employees of any Group Company and Assumed Employees and identifies which terms and conditions apply to which employees.

     (b) There are no terms and conditions in any contract with any director, officer or employee of any Group Company or any Assumed Employee pursuant to which such person will be entitled to receive any payment or benefit or such person's rights will change as a direct consequence of the transaction contemplated by this agreement.

     (c) There are no service agreements or contracts of employment relating to any Assumed Employee or between any Group Company and any of its directors, officers or employees containing any provision in addition to the matters required to be contained therein under section 1 of the ERA.

     (d) All employees of any Group Company and all Assumed Employees have received a written statement of particulars of their employment as required by section 1 of the ERA or relevant legislative requirements.

18.4 Operation of the Schemes

     (a) The Schemes have at all times been materially operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority have been so filed and all tax clearances and approvals necessary to obtain favourable tax treatment for the participating companies and/or the participants in the Schemes have been obtained and not withdrawn and no act or omission has occurred which has or could prejudice any such tax clearance and/or approval.

     (b) Other than for payments made or to be made in accordance with the terms of the Scheme no past or present Assumed Employee, director, officer, employee or any dependant thereof or any other participant in any Scheme has made any claim against any Group Company or any member of the Dawson Group in relation to the Asset Businesses in respect of any Scheme and so far as Dawson is aware no event has occurred which could or might give rise to any such claim.

18.5 Notice Periods

     The terms of employment or engagement of all employees, agents, consultants and professional advisers of any Group Company and all Assumed Employees are such that their employment or engagement may be terminated by not more than twelve weeks' notice given at any time without liability for any payment including by way of compensation or damages

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      (except for unfair dismissal or a statutory redundancy payment or, in either case, the equivalent in any relevant jurisdiction).

18.6  Changes since the Accounts Date

      Since the Accounts Date no Group Company nor any Vendor in relation to the Asset Businesses has made, announced or proposed any changes to the emoluments or benefits of or any bonus to or to any profit sharing scheme or any other change in the conditions of employment of any of its directors, officers or employees other than in the normal course and no Group Company is under an obligation to make any such changes with or without retrospective operation and no Assumed Employee is entitled to any such changes to their emoluments, benefits, bonuses, or other terms and conditions of employment.

18.7  Loans

      There are no amounts owing or agreed to be loaned or advanced by any Group Company to any directors, officers and employees of any Group Company or by the Dawson Group to any Assumed Employees (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

18.8  Notice of Termination and Leave of Absence

      (a) Except as set out in the Disclosure Letter as of the date hereof, no director, officer or employee of any Group Company or Assumed Employee has given or received notice to terminate his employment.

      (b) There are no directors, officers or employees of any Group Company and no Assumed Employee who are on secondment, maternity leave or absent on grounds of disability or other leave of absence (other than normal holidays or absence of no more than one week due to illness).

18.9  Payment up to Completion

      All salaries and wages and other benefits of all employees of each Group Company and all Assumed Employees have, to the extent due, been paid or discharged in full.

18.10 Industrial Relations

      (a) No directors, officers or employees of any Group Company and no Assumed Employees are members of a trade union, staff association or any other body representing workers and no such union, association or body is recognised by any member of any Group Company or by any member of the Dawson Group in respect of any of the Assumed Employees or Asset Businesses for the purposes of collective bargaining. The Disclosure Letter contains a list of directors, officers, employees and Assumed Employees who are so far as the Dawson Group is aware members of a trade union, trade union representatives or equivalent, members of a workers' body, together with the date of expiry of their mandate.

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      (b)  The Disclosure Letter contains copies of and full details of all rights and liabilities relating or pursuant to any collective agreements (whether with a trade union, staff association or any other body representing workers and whether legally binding or not) concerning any Group Company or the Assumed Employees, or the Asset Businesses.

      (c) Within the three years preceding the date hereof no Group Company or member of the Dawson Group has been engaged or involved in any trade dispute (as defined in section 218 of the TULR(C)A) with any employee, trade union, staff association or any other body representing workers relating to any Group Company or its employees or any Assumed Employee and no event has occurred which could or might give rise to any such dispute and no industrial action involving employees of any Group Company or Assumed Employees, official or unofficial, is now occurring or threatened nor has any industrial relations or employment matter been referred either by the Dawson Group or any Group Company or trade union in respect of any Assumed Employees or by any Group Company or its employees or by any trade union staff association or any other body representing workers to ACAS or other body with similar functions for advice, conciliation or arbitration.

18.11 Claims by Employees

      No Assumed Employee or past or present director, officer or employee of any Group Company or any predecessor in business has brought any claim or right of action against any Group Company or any member of the Dawson Group which is current including any claim:-

      (a) in respect of any accident or injury which is not fully covered by insurance; or

      (b) for breach of any contract of services or for services or of a collective agreement of any nature; or

      (c) for loss of office or arising out of or connected with the termination of his office or employment and so far as Dawson is aware no event or inaction has occurred which could or might give rise to any such claim.

18.12 Enquiries and Discrimination

      (a) There are no enquiries or investigations existing, pending or so far as Dawson is aware threatened affecting any Group Company in relation to any directors, officers or employees or concerning any Assumed Employee by the Equal Opportunities Commission, the Commission for Racial Equality or the Health and Safety Executive or any other bodies with similar functions or powers in relation to workers, in any jurisdiction.

      (b) There are no terms or conditions under which any Assumed Employee, director, officer or employee of any Group Company is employed, nor so far as Dawson is aware has anything occurred or not occurred prior to Completion that may give rise to any claim for sex discrimination, race discrimination, age discrimination, disability discrimination or equal pay either under domestic United Kingdom laws or the laws of any other jurisdiction whether by such Assumed Employee director, officer or employee or a prospective director, officer or employee or otherwise.

18.13 Compliance with Laws

      (a) Each Group Company and in respect of the Assumed Employees each member of the Dawson Group has complied in all material respects with all relevant provisions of the Treaty of Rome, EC Directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to each Assumed Employee and each Group Company's directors, officers and employees or the relations between such Group Company and any trade union, staff association or any other body representing workers.

      (b) There are no training schemes, arrangements or proposals, whether past or present, in respect of which a levy may henceforth become payable by any Group Company under the Industrial Training Act 1982 and pending Completion no such schemes, arrangements or proposals will be established or undertaken.

18.14 Transfer Regulations

      No Group Company has entered into any agreement and no event has occurred which may involve such Group Company in the future acquiring any undertaking or part of one such that the Transfer Regulations may apply thereto.

18.15 Duty to Inform and Consult

      So far as Dawson is aware each Group Company and each member of the Dawson Group in relation to the Asset Businesses have complied with their obligations to inform and consult with trade unions and other representatives of workers, including on the proposals covered by this agreement, and to send notices to the Secretary of State pursuant to their legal obligations.

18.16 Records

      Each Group Company and each Vendor in relation to the Asset Businesses has maintained adequate and suitable records regarding the service of its directors, officers and employees and such records comply with the requirements of the Data Protection Act 1984.

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18.17  Business is conducted by Employees

       No Group Company nor any member of the Dawson Group in relation to the Asset Businesses has entered into any agreement or arrangement for the management or operation of its business or any part thereof other than with its employees.

19.    PROPERTIES

19.1   All Property

       The Properties comprise all the freehold and leasehold land owned, used or occupied by and all the rights vested in each Group Company and all agreements whereby each Group Company has any financial entitlement relating to any land at the date hereof.

19.2   No Other Liabilities

       The Group Companies have no actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, land apart from the Properties.

19.3   Good and Marketable Title

       The Group Companies and Vendors in relation to the Asset Businesses have good and marketable title to the Properties which title is freehold or leasehold as indicated in schedule 6 and, unless disclosed in schedule 6, the Group Companies and the Vendors in relation to the Asset Businesses are solely legally and beneficially entitled to the Properties for an unencumbered estate in possession other than the Permitted Encumbrances.

19.4   Title Deeds and Documents

       Each Group Company and each Vendor in relation to the Asset Businesses has under its control all title deeds and documents necessary to prove its title to the Properties and the same are original documents; where any of the Properties is leasehold the title documents include all necessary consents for the grant and assignment of the lease, satisfactory details of all reversioners' titles, memoranda of rent increases where appropriate and all reversioners' consents required under the lease; where any of the Properties are subject to leases, underleases, agreements or licences the title documents include all necessary consents in connection therewith and evidence of registration of the grant of the same where appropriate.

19.5   No Adverse Rights in Course of Acquisition

       No liberty, right, easement, licence or other arrangement is enjoyed or is in the course of being acquired by or against the Properties (and none is needed) for obtaining access to any land or for repair of any premises or to comply with any fire regulations other than the Permitted Encumbrances.

19.6   Adequacy of Existing Beneficial Rights

       Each of the Properties has the benefit of all rights necessary for the continued present use and enjoyment of the same such rights not being capable of withdrawal by any person nor liable to be made subject to any charge therefor.

19.7   No Encumbrances

       Unless disclosed in schedule 6 the Properties and the title deeds thereto are not and will not at Completion be subject to any Encumbrance or any lease or agreement for lease other than the Permitted Encumbrances.

19.8   No Overriding Interests

       The Properties are not subject to any overriding interests within the meaning of section 70 of the Land Registration Act 1925.

19.9   Other Matters Adversely Affecting the Properties

       There are no agreements, covenants, restrictions, exceptions, servitudes, reservations, conditions, rights, privileges or stipulations affecting the Properties which are of an onerous or unusual nature or which adversely affect the value of the Properties or conflict with the user thereof.

19.10  No Default

       Each Group Company and each Vendor in relation to the Asset Businesses has duly performed, observed and complied in all material respects with all covenants, restrictions, exceptions, reservations, conditions, agreements, statutory and common law requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the Properties and the uses of the Properties including the terms of any lease, underlease or tenancy agreement under which any part of any of the Properties is held and the terms of any joint venture, finance or development agreement or agreement for lease and the development and/or uses of the Properties do not contravene the same and (without prejudice to the generality of the foregoing) all outgoings have been paid to date and (in the case of leasehold property) all rents and service charges have been paid to date and no notice of any alleged breach of any of the terms of any such lease or tenancy agreement as aforesaid has been served on any Group Company or any Vendor in relation to the Asset Businesses.

19.11  Leasehold Properties

       Each of the Properties which is leasehold is held under the lease brief details of which are set out in schedule 6 and no licences or collateral arrangements or concessions have been entered into or granted, each such lease being a head lease and containing no unusual or onerous covenants or provisions nor any rights of determination on the part of the landlord, and there are no rent reviews which are or will at the date of Completion be in the course of being determined.

19.12  Occupational Interests

       All such leases, tenancies, licences and agreements to which the Properties are subject are correctly summarised in the particulars thereof set out in schedule 6 and subject thereto each Group Company or the relevant Vendor in relation to the Asset Businesses is in exclusive occupation of each and every part of the Properties.

19.13  Due Compliance by Occupational Tenants

       Each lessee, tenant, licensee or occupier of any such lease, underlease, tenancy, licence or agreement has in all material respects observed and performed all covenants, obligations, conditions and restrictions therein and no breach has been waived or acquiesced in and all rent has been paid promptly and has not been commuted, waived or paid in advance nor have any collateral assurances, undertakings or concessions been made or entered into in connection therewith.

19.14  Use

       The existing use of each of the Properties is only and has always been that specified in schedule 6 and is the lawful permitted use whether under the current Town and Country Planning legislation and in the case of leasehold property under the terms of the lease or tenancy agreement under which such property is held or otherwise and are not temporary uses and all necessary consents to such existing uses have been obtained.

19.15  Development

       All development carried out has been and is lawful and all necessary consents and permissions have been or are being obtained for such development.

19.16  Adequacy of Planning Consents

       The consents and permissions referred to in paragraphs 19.14 and 19.15 of this schedule 3 are valid subsisting and unimpeachable and are not temporary or suspended and are also either unconditional or subject only to conditions which have been satisfied so that nothing further remains to be done thereunder or are not such as would be regarded as onerous by a prudent investor in commercial property of the nature of the Properties and no planning permission remains unimplemented (whether in whole or in part) nor has any planning application been submitted which awaits determination.

19.17  No Compulsory Acquisition or Enforcement Proceedings

       There are no outstanding enforcement or other notices or proceedings issued in respect of any of the Properties and there is no resolution or proposal for compulsory acquisition by the local or any other authority nor any outstanding order, notice or other requirement of any such authority that affects such existing use as aforesaid or involves expenditure in complying with it nor any other circumstances known which may result in any such order or notice being made or served or which may otherwise affect the Properties.

19.18  Repair and Condition

       All buildings and structures comprised in the Properties are in reasonable repair and condition (fair wear and tear excepted) and there are no material defects therein (whether latent, inherent or otherwise); no such buildings and structures have been the subject of flooding or drainage defects and no substances the use of which is not now approved by current good building practice were used in the construction of any part thereof.

19.19  Replies to Enquiries

       All disclosures and replies to enquiries and requisitions relating to the Properties made or given by or on behalf of any member of the Dawson Group or any Group Company to RoweCom or its solicitors are now and will at Completion be complete and correct in all material respects.

19.20  Full Disclosure

       All relevant matters affecting the use or value of the Properties and full details of all leases have been disclosed in writing to RoweCom or its solicitors prior to the date hereof.

19.21  Accuracy of Information

       All the information produced to or given in writing to RoweCom or RoweCom's Solicitors in respect of or relating to the Properties (including replies to enquiries and requisitions) in the course of negotiations leading up to the execution of this agreement is materially true and accurate and Dawson is not aware of any fact, matter or thing:-

       (a) which has not been disclosed to RoweCom or RoweCom's Solicitors which makes any such information materially untrue or misleading at the date of this agreement; or

       (b) the disclosure or non-disclosure of which might affect the ability of RoweCom or the relevant Purchaser to operate the Business at the Property in a manner similar to that which the relevant Vendor conducted the Business at the date of this agreement.

19.22  No Disputes

       The Properties are not affected by any outstanding disputes, notices or complaints which affect the use of the Properties for the purposes for which they are now used or proposed to be used and there are no matters or Encumbrances affecting the Properties and which would prevent or impede any Group Company or any Vendor in relation to the Asset Businesses from operating and carrying on the businesses currently carried on at the Properties.

19.23  Local Authorities - Land Charges and Replies to Enquiries

       The Properties are not affected by any matter or thing which would be revealed by official certificates of search in the register of local land charges or by replies to enquiries received from the appropriate local authority or body which would adversely affect the Properties or the value thereof or the continued uses thereof for the existing uses indicated in schedule 6.

19.24  Folkestone Property

       In relation to the Folkestone Property:

       (a) the Folkestone Property comprises all the freehold and leasehold land used or occupied by the Company in relation to the UK Business;

       (b) the Company has good title to the Folkestone Property free from any restrictions covenant or easement that would materially adversely affect the use and enjoyment of the Folkestone Property as envisaged by the Lease and has power to grant the Lease without the consent of any other person;

       (c) the Company is entitled to vacant possession of the Folkestone Property which is not subject to any lease to tenancy;

       (d) so far as Dawson is aware the Folkestone Property is not subject to any outstanding dispute or litigation nor has any notice been given or received which would adversely affect the use and enjoyment of the Folkestone Property as envisaged by the Lease; and

       (e) so far as Dawson is aware the Folkestone Property and its use comply with the relevant Town and Country Planning legislation.

20.    PENSIONS

       All the warranties in this paragraph 20 relate to pension arrangements in the UK Business only.

20.1   Pension arrangements disclosed

       Save in respect of the William Dawson Group Pension Fund (the "Disclosed Scheme") and the William Dawson Group Money Purchase Scheme (the "Scheme") the Dawson Group is under no obligation or commitment, nor is it a party to any custom or practice, to pay, provide or contribute towards any "relevant benefits" within the meaning of section 612 of the TA to or in respect of any of the UK Employees.

20.2   Ex gratia pensions etc.

       The Dawson Group has not made or proposed, and will not before Completion make or propose, any voluntary or ex gratia payments to any of the UK Employees in respect of any relevant benefit (as defined in paragraph 1 of this schedule).

20.3   Undertakings and assurances

       No undertaking or assurance (whether legally binding or not) has been given by or will before Completion be given by the Dawson Group to any person as to the continuance, introduction, increase or improvement of any such benefit or scheme or arrangement as is referred to in paragraph 1 of this schedule (including, for the avoidance of doubt, the Disclosed Scheme) except with the written consent of RoweCom.

20.4   Disclosure of documents

       Material details of the Disclosed Scheme have been supplied to RoweCom or its legal advisers and copies of the following are annexed to the Disclosure Letter:-

       (a)  the trust deeds and rules which currently govern the Disclosed
            Scheme;

       (b) any announcements to members of the Disclosed Scheme which are not yet the subject of formal amendment to the documentation of the Disclosed Scheme (including any individual or group announcements made to or in respect of any present or former employee or officer of the Dawson Group);

       (c) the current explanatory booklets and other explanatory literature issued to persons who are members of the Disclosed Scheme;

       (d) the name and address of the actuary to the Disclosed Scheme and the actuary's report on the last actuarial valuation and actuary's annual certificate for MFR purposes of the Disclosed Scheme, together with any subsequent actuarial advice or recommendations given in relation to any of the Disclosed Scheme;

       (e) the audited accounts of the Disclosed Scheme (including the auditors' report) for the scheme year ended 5 April 1998;

       (f) a list of active members of the Disclosed Scheme with material particulars of them relevant to their membership therein or interest of the Disclosed Scheme and necessary to establish their entitlements to benefits, including material particulars of any benefit augmentations granted to them under the Disclosed Scheme;

       (g)  the identity of all employers participating in the Disclosed Scheme;

       (h) details of the basis on which Dawson and the members of the Disclosed Scheme contribute thereto, and make payments in respect of the expenses of administration, management and trusteeship thereof and the rate and amount of such contributions and payments made in the three years prior to the date of this agreement, and of the period for which the rate and amount of such contributions have remained at their present level;

       (i) details of any discretionary benefits provided under, and discretionary arrangements relating to, the Disclosed Scheme;

       (j) any contracting out certificate issued by the Occupational Pensions Board or Contributions Agency in relation to the Disclosed Scheme, details of the basis on which the Disclosed Scheme is contracted out with effect from 6 April 1997, any notification of approval of the Disclosed Scheme given by the Pension Schemes Office of the Inland Revenue and the latest confirmation that such approval is not affected, and any undertakings and indemnities given to the Inland Revenue or the Occupational Pensions Board or the Contributions Agency in relation to the Disclosed Scheme;

       (k) particulars of the assets of the Disclosed Scheme by reference to the categories listed in schedule 3 to the Occupational Pension Schemes (Disclosure of Information) Regulations 1996;

       (l) each agreement and letter of appointment relating to the administration of the Disclosed Scheme;

       (m) each contract of insurance and any managed fund or other investment contract with any insurance Dawson Group relating to the Disclosed Scheme which is of current effect and material particulars of the premiums or other contributions payable under those contracts; and

       (n) details of arrangements made in respect of member nominated trustees.

       Material details of the Scheme have been supplied to RoweCom or its legal advisers, including:-

       (a)  the trust deeds and rules which currently govern the Scheme;

       (b) the current explanatory booklets and other explanatory literature issued to persons who are members of the Scheme;

       (c)  the identify of the UK employees who participate in the Scheme; and

       (d) details of the current rate of contributions payable by Dawson and the UK employees to the Scheme.

20.5   Payment of contributions

       All contributions and premiums which are payable by Dawson under the Disclosed Scheme and all contributions due from members of the Disclosed Scheme have been duly made and As far as Dawson is aware (having made enquiries of William M. Mercer) the participating companies have fulfilled all their material obligations under the Disclosed Scheme. Since the date of the last actuarial valuation or schedule of contributions no increase or decrease in the rate of contributions to the Disclosed Scheme has occurred or been recommended.

20.6   Exempt approval

       The Disclosed Scheme is an exempt approved scheme and has been with effect from its date of commencement within the meaning of section 592(1) of the TA and, as far as Dawson is aware, there is no reason why such approval might be withdrawn or cease to apply.

20.7   Contracting out

       A contracting-out certificate under the Pension Schemes Act 1993 is in force covering the employments of all employees or officers of Dawson who are members of the Disclosed Scheme and, as far as Dawson is aware, there is no circumstance which might cause such certificate to be withdrawn or cease to apply.

20.8   Insurance of death benefits

       All lump sum death benefits which may be payable in respect of the UK Employees under the Disclosed Scheme (other than refund of members' contributions with interest where appropriate) are so far as Dawson is aware fully insured with an insurance company authorised to carry on long-term insurance business under the Insurance Companies Act 1982.

20.9   Legal compliance

       As far as Dawson is aware (having made enquiries of the trustees of the Disclosed Scheme and William M. Mercer) and ought reasonably to be aware the Disclosed Scheme has at all times been administered in accordance with the trusts, powers and provisions of its governing documentation and has been administered in accordance with and complied in all material aspects with all applicable legislation and the general requirements of trust law and as far as Dawson is aware (having made enquiries of the trustees of the Disclosed Scheme and William M. Mercer) and ought reasonably to be aware:-

       (a) all decisions made by the trustees of the Disclosed Scheme have been made, in all material respects, in accordance with their powers and duties as such trustees and all decisions and exercises of powers by Dawson under the Disclosed Scheme are, in all material respects, valid;

       (b) neither the trustees of the Disclosed Scheme nor Dawson have engaged or currently engage in any activity in relation to the Disclosed Scheme which would require any of them to be authorised for the purposes of the Financial Services Act 1986;

       (c) all necessary registrations in relation to the Disclosed Scheme (whether by the trustees thereof or by Dawson) under the Data Protection Act 1984 have been made and are effective and the provisions of that Act have been complied with in all material respects;

       (d) in all material respects, the Disclosed Scheme has been administered at all applicable times in accordance with the provisions of Article 141 (formerly Article 119) of the Treaty of Rome; and

       (e) in all material respects, the Disclosed Scheme has been administered at all applicable times in accordance with and complies with the Pensions Act 1995.

20.10  No claims or litigation

       As far as Dawson is aware (having made enquiries of the trustees of the Disclosed Scheme and William M. Mercer), no claim has been made or threatened against the trustees or administrator of the Disclosed Scheme (including any complaint under the internal dispute resolution procedure or to the Pensions Ombudsman or the Occupational Pensions Regulatory Authority) in respect of any act, event, omission or other matter arising out of or in connection with the Disclosed Scheme (other than routine claims for benefits) and so far as Dawson is aware there are no circumstances which may give rise to any such claim.

20.11  Discretionary benefits

       As far as Dawson is aware (having made enquiries of the trustees of the Disclosed Scheme and William M. Mercer), since the date of the last actuarial valuation of the Disclosed Scheme no power or discretion has been exercised to augment or improve any benefit thereunder for or in respect of any UK Employee and no promise or announcement has been or will before Completion be made to do so.

20.12  Access to membership

       Every UK Employee who is entitled to membership of the Disclosed Scheme has been invited to join as of the date on which he became so entitled.

20.13  Payments to companies

       No payment has been or is currently proposed to be made from the Disclosed Scheme to Dawson.

20.14  Fees and expenses paid

       As far as Dawson is aware (having made enquiries of the trustees of the Disclosed Scheme and William M. Mercer), all actuarial, consultancy, legal and other fees and charges, and all taxation and other expenses for which liability has arisen, in respect of the Disclosed Scheme and whether payable by Dawson or by the trustees thereof, have been paid.

20.15  Records properly maintained

       As far as Dawson is aware, the records regarding the UK Employees of the Disclosed Scheme, including without prejudice to the generality of the foregoing all books of account and trustees' minutes, have been properly and accurately maintained and all such records are in the possession of or under the control of the trustees of the Disclosed Scheme.

20.16  Accuracy of data

       As far as Dawson is aware (having made enquiries of the trustees of the Disclosed Scheme and William M. Mercer), there are no material omissions from or inaccuracies in the data supplied to RoweCom or its advisors listing the UK Employees who are currently members of the Disclosed Scheme.

20.17  Scheme assets

       As far as Dawson is aware (having made enquiries of the trustees of the Disclosed Scheme and William M. Mercer), the trustees of the Disclosed Scheme have legal title to all the assets of that scheme. None of the assets of the Disclosed Scheme constitute "employer-related investments" for the purposes of section 40 of the Pensions Act 1995.

20.18  Regulatory matters

       No reports have been made to and as far as Dawson is aware (having made enquiries of the trustees and William M Mercer), no fine or penalty has been levied by the Occupational Pensions Regulatory Authority in relation to the Disclosed Scheme.

       For the purposes of these warranties, "Dawson" means Dawson Holdings plc and all other participating employers in the Fund and the Scheme.

                         INTERNATIONAL TAX WARRANTIES

21.    RETURNS

21.1 The Company has paid all Tax which it has become liable to pay and is not under any liability to pay any penalty, interest, surcharge or fine in connection with any Tax.

21.2 The Company has made all returns, maintained all records, supplied all information and given all notices to any Taxation Authority as required by law within any requisite period and all such returns, information and notices are correct and accurate in all respects and are not the subject of any dispute and there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

21.3 The Company has properly deducted Tax at source and paid over such Tax in accordance with the system applicable in any relevant jurisdiction in respect of any Income Tax "Pay as You Earn" system and has duly paid and accounted for all national insurance, social security or like contribution required by any relevant jurisdiction and has complied with all its reporting obligations in connection with the benefits provided for employees and directors in accordance with such system.

21.4 The Company is not involved in any dispute in relation to Tax and no Taxation Authority has investigated or indicated that it intends to investigate the Tax affairs of the Company other than under the normal tax audit procedures of the relevant taxation authority.

21.5 The Company has duly submitted all claims, disclaimers, elections, surrenders and applications which have been assumed to have been made for the purposes of the Accounts.

21.6 No Taxation Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation, published practice or convention) in relation to the affairs of the Company.

21.7 No action has been taken by the Company in respect of which any consent or clearance from a Taxation Authority was required save in circumstances where such consent or clearance was validly obtained and where any conditions attaching thereto were and will, immediately following Completion, continue to be met.

22.    DISPOSAL OF ASSETS

22.1 No claim has been made for the depreciation of any asset of the Company for Tax purposes in circumstances in which the claim is likely to be disallowed.

22.2 The Company is not liable to pay taxation in respect of any hidden distributions of profit in any relevant jurisdiction.

22.3 The Company has not disposed of or acquired any assets in circumstances such that the consideration deemed to be given on such disposal or acquisition might be adjusted by any taxation authority.

22.4 The Company has not been involved in any share for share exchange or any scheme of reconstruction or amalgamation.

22.5 None of the assets owned by the Company at the date hereof and acquired by the Company in the six years ending on the date hereof acquired from any company which at the time of acquisition was a member of the same group as the first mentioned company and which will not be a member of the same group after Completion.

22.6 The Company has not entered into any depreciatory transaction nor been involved in a scheme or affected by any arrangements whereby the value of any asset has been reduced, such that the amount of any taxable gain or allowable loss arising to the Company will be subject to adjustment by any taxation authority.

23.    LOSSES

       Details of certain allowances, credits, deductions, losses and other reliefs from Tax ("Losses" for the purpose of this warranty) available to the Company are set out in schedule 18 and nothing has been done and no event or series of events has occurred or will prior to Completion occur which will cause such Losses to be disallowed in whole or in part or will prevent the carry forward in whole or in part of such Losses.

24.    STAMP DUTY AND DOCUMENTARY TAXES

24.1 All documents in the enforcement of which the Company is interested have been duly stamped and all such duty, interest and penalties have been duly paid.

24.2 The Company is not liable for any tax or duty on any contributions of capital whether formal or informal.

25.    ACCOUNTS

       The Accounts for the Company make provision or reserve in accordance with the requirements of any applicable accounting standards in the relevant jurisdiction in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on the Company or for which it is accountable at the Accounts Date including in particular (but without prejudice to the generality of the foregoing) Tax in respect of property (of whatever nature) income, profits or gains held, earned, accrued or received by or to a person on or before the Accounts Date or by reference to any event occurring, acts done or circumstances existing on or before that date including distributions made down to such date or provided for in the Accounts and proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

26.    VALUE ADDED TAX

26.1 The Company is registered for the purposes of the VAT legislation (or the equivalent Tax legislation in each jurisdiction where it carries on business "relevant VAT legislation") and has made, given, obtained and kept full, complete, correct and up to date records, invoices and other documents appropriate or required for the purposes of the relevant VAT legislation and, is not in arrears with any payment or returns due under the relevant VAT legislation and has not been required by the relevant Taxation Authority in any applicable jurisdiction to give security under the relevant VAT legislation.

26.2 The Company is not a member of a group of companies for the purposes of any relevant VAT legislation.

26.3 The Company has not within the last 12 months been in default in respect of any accounting period for VAT so as to give rise to any liability for a surcharge for default under the relevant VAT legislation.

26.4 The Company is not, nor has it agreed to become, an agent, manager or factor of, or fiscal representative of or for, any person not resident in its jurisdiction for the purposes of the relevant VAT legislation.

27.    SUBVENTIONS

       The Company is not liable to repay any Tax, credit, subvention, subsidy or similar amount received from any Taxation Authority or other authority, body or person whatsoever.

28.    SECONDARY LIABILITY

28.1 No transaction, act, omission or event has occurred (including without limitation the execution or implementation of this agreement) in consequence of which the Company is or may be held liable for any Tax or may otherwise be held liable for or to indemnify any person in respect of any Tax which is primarily or directly chargeable against or attributable to any person other than the Company.

28.2 No transaction, act, omission or event has occurred which has resulted or could result in any charge, lien, security interest, encumbrance or other third party right arising over any of the Company's assets in respect of unpaid Tax.

29.    EFFECT OF COMPLETION

       The Company will not become liable to pay any Tax or lose any relief or allowances otherwise available to it as a result of entering into this agreement or at Completion.

30.    TRANSFER PRICING

       All transactions entered into by the Company have been entered into on an arm's length basis and the consideration (if any) charged or received or paid by the Company on all transactions entered into by it has been equal to the consideration which might have been expected to be charged, received or paid (as appropriate) between independent persons dealing at arm's length and no notice or enquiry by any Taxation Authority has been made in connection with any such transaction.

31.    RESIDENCE

       The Company is not liable to Tax in any jurisdiction other than the jurisdiction in which it is incorporated nor does the Company have or has ever had a permanent establishment in a jurisdiction other than the jurisdiction of incorporation.

32.    DISTRIBUTIONS

32.1 The Company has not, in the last six years, made a distribution except for dividends shown in the Accounts.

32.2 The Company has not, in the previous ten years, redeemed, repaid or purchased any of its own shares or agreed to redeem its share capital or capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves of any kind or description.

33.    TAX AVOIDANCE

       The Company has not entered into nor been a party to nor otherwise been involved in any scheme or arrangement designed wholly or mainly for the purposes of avoiding a liability to Tax.

34.    DOUBLE TAXATION

34.1 The Company has made all claims necessary to obtain relief from double taxation under any relevant bilateral convention relation to double taxation in respect of income, profits, gains or payments accrued in the Accounts or made prior to the Accounts Date.

34.2 The Company is not an agent of another company for the purpose of assessing the latter to Tax in the country of residence of the first company.

34.3 The Company has not changed its country of residence without obtaining the appropriate mandatory consent from the relevant Taxation Authority.

35.    WITHHOLDINGS

       The Company has deducted Tax from all payments made where required by applicable legislation and accounted to the relevant taxation authority for Tax so deducted.

36.    CONTROLLED FOREIGN COMPANIES

       The Company has not been liable to Tax on the undistributed profits of any overseas subsidiary where the Company has a shareholding in excess of ten per cent. of such subsidiary.

37.    TAX SHARING

       The Company is not bound by or party to any indemnity relating to Tax, tax sharing or any tax allocation agreement in respect of which claims would not be time barred.

38.    GROUPS

       The Company is not and has never been a member of a group of companies or a fiscal consolidation or a fiscal unity for the purposes of any corporate income Tax.

38.1   Duties etc

       None of the Assets in the UK Business is liable to distraint, sale, mortgage confiscation or forfeiture by virtue of non-payment or under payment of any Taxation or duty or by virtue of non-compliance by the Vendor of the UK Business with any legislation or regulation relating to any Taxation or duty.

38.2   Capital Goods Scheme

       All Assets in the UK Business Assets which are or have been subject to the provisions of part XV of the Valued Added Tax Regulations 1995 are listed in the Disclosure Letter and all adjustments required to be made pursuant to the said part on or before the date hereof have been properly made and properly declared to H M Customs and Excise.

38.3   Elections to Waive Exemption From VAT

       The Vendor of the UK Business has not made any elections to waive exemption from VAT under paragraph 2 of Schedule to the Value Added Tax Act 1994 in relation to the Folkestone Property or any part of the Property situated in the Property situated in the UK which are in force.

38.4   Capital Allowances

       None of the Assets in the UK Business is leased within the meaning of section 50 of the Capital Allowances Act 1990;

38.5   Stamp Duty

       All documents in the possession or under the control of the Vendor in relation to the UK Business or to the production of which the Vendor in relation to the UK Business is entitled and which are necessary to establish the title of the Vendor in relation to the UK Business to any of the Assets in the UK Business and which attract stamp duty in the United Kingdom or elsewhere which would need to be paid in order rely on any such document before a competent court have been properly stamped, and, if United Kingdom stamp duty has not been paid because the documents have been executed and retained outside the United Kingdom, would not attract United Kingdom stamp duty if brought into the United Kingdom.

39.    ENVIRONMENTAL MATTERS

39.1   Consents

       Each Group Company and each Vendor in relation to the Asset Businesses has obtained and complied with the terms and conditions of all Environmental Consents if any. All current Environmental Consents if any remain in full force and effect. No Group Company nor any member of the Dawson Group has received any notice of and so far as Dawson is aware there are no circumstances that may lead to the revocation, modification or suspension of, or that may prejudice or require material expenditure for the renewal, extension, grant or transfer of, any current Environmental Consents.

39.2   Liability

       Each Group Company and each Vendor in relation to the Asset Businesses, complies and has complied and so far as Dawson is aware, the Properties, the Folkestone Property and the Canadian Property currently comply with all Environmental Laws and so far as Dawson is aware there are no facts or circumstances which interfere or prevent compliance with any Environmental Laws.

       There are no civil, criminal, arbitration or administrative actions, claims, proceedings or suits pending or threatened against any Group Company arising from or relating to Environmental Consents or Environmental Law and so far as Dawson is aware there are no circumstances which may lead to such actions, claims, proceedings or suits.

39.3   Notices and Complaints

       No Group Company and no member of the Dawson Group has received any notice of enforcement, prohibition, improvement, remediation or other notice of equivalent nature, or any judgment, order, decree, award, demand or decision in respect of the Environment from any court, tribunal, arbitrator or governmental or regulatory authority and there have been no complaints, investigations, enquiries, requests for information or other formal or informal indications of any possible claims or legal actions in respect of the Environment from any person including any neighbour, governmental or regulatory authority, current or former employee or third party.

39.4   Contaminated Land

       As far as Dawson is aware there is not present on, at or under the Properties and there is and has been no release, migration, leakage, spill, discharge, entry, deposit or emission onto or from the Properties of any Hazardous Substance or Waste.

39.5   House-keeping

       (a) Hazardous Substances kept on the Properties or used in connection with or produced by any Activities have been kept in tanks, containers (in both cases surrounded by suitable bund) or proper storage buildings, as the case may be, all of the foregoing being appropriate for the substance stored and fit for the designated purpose.

       (b) No PCBs, asbestos, underground storage tanks or pipework or landfills are located on the Properties which are prohibited in any material respect under any Environmental Law.

       (c) No Group Company has received, generated, handled, used, stored, treated, transported, kept, deposited or disposed of Waste at, on or under the Properties and has not permitted any third party to do so nor has reasonable cause to believe that any third party has done so.

       (d) No Property is included on or referred to in any register of land subject to contaminative use or any register of contaminated land (whether or not publicly available) kept pursuant to any Environmental Law and so far as Dawson is aware there are no circumstances which are likely to lead to such registration.

40.    INFORMATION

40.1   The Agreement

       The information set out in schedules 1, 2 and 6 of this agreement is materially true, complete, accurate and not misleading.

41.    US SECURITIES LAW

41.1 Dawson is not a "U.S. person" within the meaning of that term as used in Regulation S promulgated under the Securities Act; and is an "accredited investor" within the meaning of that term as used in Regulation D promulgated under the Securities Act.

41.2 Dawson will acquire the RoweCom Shares only for its own account, for investment, and not with a view to, or for transfer in connection with, any distribution in violation of the Securities Act or any rule or regulation thereunder.

41.3 Dawson has had adequate opportunity to obtain from RoweCom sufficient information to permit it to evaluate the merits and risks of an investment in the RoweCom Shares.

41.4 Dawson has sufficient experience in business, financial, and investment matters to be able to evaluate the risks involved in an investment in the RoweCom Shares and to make an informed decision with respect to such investment.

41.5 Dawson can afford a complete loss of its investment in the RoweCom Shares and is able to bear the economic risk of holding such shares for an indefinite period.

41.6   Dawson understands and agrees that:-

       (a) the RoweCom Shares have not been registered under the Securities Act, and are "restricted securities" within the meaning of Rule 144 under the Securities Act;

       (b) the RoweCom Shares cannot be sold, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act, or unless an applicable exemption from such registration is available;

       (c) RoweCom has no obligation to register the RoweCom Shares under the Securities Act or unless an applicable exemption from such registration is available; and

       (d) any certificate(s) representing the RoweCom Shares will bear restrictive legends referring to the restrictions on transfer imposed by the Securities Act.

                                  SCHEDULE 3
                                The Warranties
                        Part B - Jurisdiction Specific

Canada


1.   GOODS AND SERVICES TAX

     Dawson represents and warrants that:-

     (a) Faxon Canada Limited is registered for purposes of the Goods and Services Tax Legislation (Canada);

     (b) this agreement provides for the sale to RoweCom of all or substantially all of the property used in the Canadian Business; and

     (c) the Canadian Business is a "commercial activity" for purposes of the Canadian Goods and Services Tax Legislation.

     The parties agree to elect that no tax be payable pursuant to the Canadian Goods and Services Tax Legislation, made jointly by the parties, in compliance with the requirements of the applicable legislation.

2.   UNION OR EMPLOYEE ASSOCIATION REPRESENTATION


     Dawson represents and warrants that:-

     (a) with respect to the Canadian Business, neither Dawson nor any other member of the Dawson Group has made any Contracts with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements.

     (b) neither Dawson nor any member of the Dawson Group is aware of any current attempts to organise or establish any labour union or employee association with respect to any employees of the Canadian Business or the relevant Asset Vendor.

3.   EMPLOYMENT COMPLAINTS

     Dawson represents and warrants that:-

     (a) no notice has been received by Dawson or any member of the Dawson Group of any complaint filed by any of the employees against the Canadian Business or any member of the Dawson Group claiming that the Business or the relevant Asset Vendor has violated the Employment Standards Act (Ontario) or the Human Rights Code (Ontario) (or any applicable employee or human rights legislation in the other jurisdictions in which the Business is conducted or relevant Asset Vendor operates) or of any complaints or proceedings of any kind involving the relevant Asset Vendor or, to Dawson had the Vendor Group's knowledge, any of the employees of any member of Business before any labour relations board.

     (b) there are no outstanding orders or charges against any member of the Dawson Group under the Occupational Health and Safety Act (Ontario) (or any applicable health and safety legislation in the other jurisdictions in which the Business is conducted).

France

With respect to the French Business, Dawson represents and warrants:

4.   ASSETS

4.1  Origin of the French Business

     The French Business was created by Dawson France in 1925. Two subscription businesses were purchased by Dawson France. The first from Nouvelles Messageries de la Presse Parisienne (NMPP) on 29 November 1991 for a consideration price of 2,425,000F with respect to intangible assets, The second from La Societe de Periodiques Specialises (SPES) on 26 April 1996, for a consideration price of 700,000F with respect to intangible assets.

4.2  Profits and Results of the last three years

     In accordance with the provisions of article 12 of the French Business Transfer Law, the profits and results of the Asset Vendor in respect of the French Business for the last three years of the operation of the French Business are as follows:

     -----------------------------------------------------------------------------
     Year                         Turnover                    Profit before tax
                                  (in French francs)          (in French francs)
     -----------------------------------------------------------------------------
     1998                         604,494,000                 22,715,000
     -----------------------------------------------------------------------------
     1997                         556,061,000                 21,117,000
     -----------------------------------------------------------------------------
     1996                         513,410,000                 16,395,000
     -----------------------------------------------------------------------------

     Dawson (or the French Vendor) undertakes or procures to provide for in the French Business Transfer Agreement the amount of the turnover and of the profits made by the French Vendor for the period from the Accounts Date until Completion Date.

4.3  Encumbrances

     The French Business is free of any Encumbrance.

5.   DIRECTORS AND EMPLOYEES

5.1 The Company has not dismissed or made redundant any employee of the French Business who may benefit or claim to be considered as an Assumed Employee.

5.2 Only the French Employees are connected with the French Business and there is no other employee of the Asset Vendor in respect of the French Business or of the Dawson Group who may be considered as a French Employee or to whom the Company would have given such undertaking.

5.3  The Company does not employ any commercial agent, sales representatives
     (VRP) or other persons of a similar nature.

6.   PROPERTIES

     The French Real Property is and has always been used and occupied by the French Vendor for carrying out commercial activities and is not situated in an insanitary housing block, and is not the subject of a hazard or of any measure forbidding occupation or ordering the eviction of its occupiers. The French Real Property is not situated in a ZAD (zone d'amenagement differe), ZUP (zone a urbaniser en priorite), ZAC (zone d'amenagement concerte) or other zone of land, whatever its legal nature, which is governed by a specific legal regime which derogates from the common law.

Spain

With respect to the Spanish Business, Dawson represents and warrants:

7.   BUSINESS

7.1  Operation

     The transfer of none of the Assets of the Spanish Business to the Spanish Purchaser infringes in any way any of the Spanish legal provisions.

7.2  Continuity of the activity

     The Spanish Vendor declares and guarantees that the legal situation is in order with respect to all the Spanish Assets, in such a way that the Spanish Purchaser may immediately and without suspending the continuity of the Spanish Business, exploit the same, since the Spanish Vendor holds legitimate possession of all the licences, consents and authorisations of all types (administrative, tax, municipal and labour) necessary for carrying out the Spanish Business.

8.   ASSETS

8.1  Title

     The Spanish Vendor holds full legal title to all the Assets of the Spanish Business, and those Assets of the Spanish Business subject to registration are duly registered at the corresponding public registries.

8.2  Encumbrances

     The Spanish Business is free of any Encumbrance, also free of any reserve of ownership and/or prohibition to dispose of the same, and not affected by pre-emption rights of third parties, and in perfect condition of use for business activities and for the purpose intended, and comply with the descriptions made of the same.

9.   DIRECTORS AND EMPLOYEES

     The Spanish Vendor, in respect of the Spanish Business, is not under any obligation of any nature whatsoever to former employees, in particular in respect of any premature termination of contracts of employment, including temporary contracts of employment, or contracts with travelling representatives or for the supply of services, or for a failure to respect any obligation whatsoever to reappoint an employee. In particular, the Spanish Vendor has not made redundant any employee of the Spanish Business who may benefit or claim to be considered as an Assumed Employee.

     Only the Spanish Employees are connected with the Spanish Business and there is no other employee of the Spanish Vendor in respect of the Spanish Business or of the Dawson Group who may be considered as a Spanish Employee or to whom the Company would have given such undertaking.

     The Spanish Vendor does not employ any commercial agent, sales representatives (VRP) or other persons of a similar nature.

     There are no labour claims which might affect the Spanish Purchaser filed prior to the signing of this Agreement. Dawson will compensate RoweCom for any amount which it may be obliged to pay to any employee on the basis of acts having occurred prior to this date.

     All the employment conditions of the Spanish Employees transferred have been fully declared to the Spanish Purchaser, including the amount and nature of the salaries, wages and compensations, benefits, responsibilities and positions.

10.  PROPERTIES

     Any and all intellectual or industrial property included in the Spanish Business to be transferred upon Completion by means of a public deed to be authorised by a Spanish Public Notary, are in force, their payments being up to date.

     The Spanish Vendor will transfer to the Spanish Purchaser on the Completion the right of use of its Intellectual Property, as well as all documentation which the Spanish Vendor holds with respect to the Intellectual Property.

11.  TAXES AND SOCIAL SECURITY CONTRIBUTIONS

11.1 V.A.T.

     The Spanish Vendor declares that the transfer of the Spanish Business is subject to V.A.T. as it does not fulfil the conditions established in
     Article 7 of Law 37/1992, of December 28, 1992, on Value Added Tax.

11.2 Transfer of Tax Liabilities to the Purchaser

     If pursuant to Article 72 of the Ley General Tributaria (approved by Law 230/1963, dated December 28, 1963 and amendments thereto) and Articles 13 of the Reglamento General de Recaudacion (approved by Royal Decree 1684/990, of December 20 1991), the Spanish Tax Authorities would open a disciplinary file regarding the assumption of responsibility by company succession "sucesion de empresa" in the terms of the above-stated tax regulations, Dawson will reimburse any liabilities, costs, and expenses to the Spanish Purchaser arising therefrom or in relation thereto.

     The Spanish Vendor is up to date in its payment of all taxes and contributions in general, Social Security contributions and other charges of this type relating to or arising from the Spanish Business and its activity and from the employment of the mentioned Spanish Employees, accrued up to the date of this Agreement.

11.3 V.A.T.

     The Spanish Vendor declares that the transfer of the Spanish Business is subject to V.A.T. and, specifically, that the Spanish Vendor does not fulfil the conditions established in Article 7 of Law 37/1992, of 28 December 1992 on Value Added Tax.

11.4 Transfer of Tax Liabilities to the Purchaser

     If pursuant to article 72 of the Ley General Tributaria (approved by Law 230/1963, dated 28 December 1963 and amendments thereto) and Article 13 of the Reglamento General de Recaudacion (approved by Royal Decree 1684/990, of 20 December 1991), the Spanish Tax Authorities would open a disciplinary file regarding the assumption of responsibility by company succession "sucesion de empresa" in the terms of the above-stated Spanish tax regulations, Dawson will reimburse any liabilities, costs, and expenses to the Spanish Purchaser arising therefrom or in relation thereto.

     The Spanish Vendor is up to date in its payment of all taxes and contributions in general, Social Security contributions and other charges of this type relating to or arising from the Spanish Business and its activity and from the employment of the mentioned Spanish Employees, accrued up to the date of this Agreement.

12.  ADMINISTRATIVE COMPLIANCE

     All consents, licenses or authorisations necessary for the continued exploitation and operation of the Spanish Business, including the Municipal Opening Licence, are valid and in force, and the Spanish Vendor undertakes to provide all the assistance which might be necessary to enable the transfer of the same to the Spanish Purchaser.

U.S.

13.  EMPLOYEE BENEFIT PLANS

13.1 Identification of Plans

     Except for the arrangements disclosed to RoweCom in the Disclosure Letter (each arrangement so disclosed being the "Employee Benefit Plan") the Company does not now maintain or contribute to, and has not in the current or preceding six (6) calendar years maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, written or oral, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company.

13.2 Delivery of Documents

     The Company shall deliver to RoweCom within three Business Days of the date of this agreement true, correct and complete copies of each Employee Benefit Plan, and with respect to each such Plan true, correct and complete copies of:-

     (a)  any associated trust, custodial, insurance or service agreements;

     (b) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years; and

     (c) the most recently received IRS determination letters and any governmental advisory opinions or rulings.

13.3 Compliance with Terms and Law

     Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance in all material respects with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favourable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended ("Code") and applicable to such Plan. Each Employee Benefit Plan which is intended to qualify under
     Section 401(a) of the Code and each trust or other entity intended to qualify as a "voluntary employee benefit association" within the meaning of
     Section 501(c)(9) of the Code and associated with any Employee Benefit Plan will be expressly identified as such in the letter to RoweCom's US Counsel to be delivered within three Business Days of the date of this agreement and has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination as to each which has resulted or is likely to result in the revocation of such determination.

13.4  Absence of Certain Events and Arrangements

      Except as set forth in the Disclosure Letter:

      (a) there is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or to the best knowledge of the Company any fiduciary or service provider thereof and, to the best knowledge of the Company, there is no basis for any such legal action or proceeding;

      (b) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred within the current or preceding six calendar years by the Company or any affiliate thereof or remains outstanding (other than insurance premiums satisfied in due course);

      (c) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any retirement plan of any affiliate of the Company which is subject to Title IV of ERISA;

      (d) no Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject the Company directly or indirectly to any material liability under
           Section 409 or 502(i) of ERISA or Section 4975 of the Code;

      (e) no communication, report or disclosure has been made which, at the time made, did not accurately reflect the material terms and operations of any Employee Benefit Plan;

      (f) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws, Title I,
           Part 6 of ERISA and Section 4980B of the Code);

      (g) except as otherwise contemplated in this agreement, the Company has not announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan; and

      (h) the Company has not undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may imposed by applicable law.

13.5  Funding of Certain Plans

      With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts required of the Company, under the terms of each such Plan or applicable law, as applied through the

      Completion Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan. The current value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Plan, equalled or exceeded the current value of all benefits liabilities under that Plan.

13.6  Effect of Transactions

      Except as disclosed in the Disclosure Letter, the execution of this agreement and the consummation of the transactions contemplated herein will not result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan to any current or former director, officer, consultant or employee of the Company or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

13.7  Multi-employer & Title IV Plans

      No Employee Benefit Plan is a multi-employer plan or otherwise subject to Title IV of ERISA.

13.8  Definitions

      For purposes of this section in respect of the US Employee Benefit Plans, "multi-employer plan", "party in interest" "current value", "reportable event" and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "affiliate" means any entity which under Section 414 of the Code is treated as a single employer with the Company.

CANADA

14.   CANADIAN PENSION PLAN

14.1 Effective as of the Completion Date, the Canadian Vendor shall assign and transfer to the Canadian Purchaser its rights, obligations and liabilities with respect to the Pension Plan for Employees of Faxon Canada Ltd., including its related funding medium (the "Pension Plan") and the Faxon Group RRSP (the "Group RRSP"). Effective as of the Completion Date, the Canadian Purchaser shall accept such assignment and transfer and shall assume all obligations, liabilities, duties and responsibilities required of it as the successor sponsor of the Pension Plan and the Group RRSP pursuant to the terms thereof and Applicable Laws.

14.2 The Canadian Vendor agrees to file or cause to be filed with the applicable federal and provincial regulatory authorities and the funding agent of the Pension Plan and the Group RRSP, as soon as possible after the Completion Date, such documentation as may be required by Applicable Laws or under the terms of the Pension Plan and the Group RRSP with respect to the assumption of sponsorship of the Pension Plan and the Group RRSP as provided for hereunder.

14.3 The Canadian Purchaser agrees to do all things required of it under Applicable Laws to establish that it is a successor sponsor to the Canadian Vendor under the terms of the Pension Plan and the Group RRSP as provided hereunder. Without limiting the generality of the foregoing, the Canadian Purchaser agrees to file or cause to be filed with the applicable federal and provincial regulatory authorities and with the funding agent of the Pension Plan and the Group RRSP, as soon as practicable following the Completion Date, such documentation as may be required to establish the Canadian Purchaser in such capacity.

14.4 With respect to the administration of the Pension Plan and the Group RRSP from the Completion Date until sponsorship and effective control and direction over the Pension Plan and the Fund has transferred to the Canadian Purchaser, the Canadian Vendor shall direct, or cause to be directed, the funding agent of the Pension Plan and the Group RRSP in accordance with the instructions given to the Canadian Vendor by the Canadian Purchaser in connection herewith and the Canadian Purchaser shall indemnify the Canadian Vendor in respect of any claims, losses and costs that the Canadian Vendor may incur as a result of effecting the directions of the Canadian Purchaser in accordance with this Agreement. Upon the transfer of sponsorship and effective control and direction over the Pension Plan to the Canadian Purchaser, the Canadian Vendor shall not have any obligation or liability with respect to the Pension Plan in connection with events occurring after such transfer of control and sponsorship and upon the transfer of sponsorship and effective control and direction over the Group RRSP to the Canadian Purchaser, the Canadian Vendor shall not have any obligation or liability with respect to the Group RRSP in connection with events occurring after such transfer of control and sponsorship.

14.5 The Canadian Vendor shall be responsible for satisfying any and all governmental reporting and/or disclosure requirements applicable to the Pension Plan and the Group RRSP with respect to plan years ending prior to the Completion Date and the Canadian Purchaser shall be responsible for satisfying any and all governmental reporting and/or disclosure requirements applicable to the Pension Plan and the Group RRSP with respect to plan years ending on or after the Completion Date. The Canadian Vendor shall co-operate with the Canadian Purchaser with respect to such reporting requirements for the plan year in which Completion occurs.

14.6 Prior to and following the Completion Date, the Canadian Vendor agrees to use all reasonable efforts to provide the Canadian Purchaser with such books, records and other relevant data within its control or access relating to benefit matters with respect to the Employees as the Canadian Purchaser shall reasonably request.

14.7 If any federal or provincial regulatory authority refuses to approve or permit the transactions contemplated herein, the Canadian Purchaser shall at its own cost appeal such determination until all rights of appeal are exhausted or the parties agree in writing to abandon such appeals. The Canadian Vendor shall, at its own cost, provide all such information and documentation as the Canadian Purchaser may require to prosecute any such appeal, and shall co-operate with the Canadian Purchaser for the purposes of such appeal.

14.8 If an approval that is required to be obtained from a federal or provincial regulatory authority in respect of the Pension Plan cannot be obtained and all appeals therefrom are exhausted or abandoned without obtaining the requisite approval, or if any approval that is required to be obtained from the funding agent of the Pension Plan and/or the Group RRSP cannot be obtained, there shall be no assumption or assignment of the Pension Plan and/or the Group RRSP, as the case may be, and the Canadian Vendor shall retain sponsorship of the Pension Plan and/or the Group RRSP, as the case may be, without further accrual of benefits under such plan or plans and the Canadian Purchaser shall establish a registered pension plan and/or a group registered retirement savings plan, as the case may be, effective from the Completion Date to provide benefits in respect of the employment of Employees on and after the Completion Date on the same terms and conditions as the Pension Plan and/or the Group RRSP, as the case may be.

15.   CANADIAN HEALTH AND WELFARE BENEFITS

15.1 Effective as of the Completion Date, the Canadian Purchaser shall continue, establish or cause to be established health and welfare plans to provide benefits in respect of Employees and their eligible beneficiaries other than retirement pensions that are substantially equivalent to the benefits and entitlements enjoyed by Employees immediately prior to the Completion Date under the health and welfare benefit plans provided to Employees and former Employees by the Canadian Vendor immediately prior to the Completion Date (the "Canadian Vendor's Benefit Plans").

15.2 The Canadian Purchaser shall assume, effective from the Completion Date, the contracts and policies and all rights and obligations thereunder, relating to the Canadian Vendor's Benefit Plans. For greater certainty, the Canadian Vendor shall not be responsible for any liabilities under such contracts or policies relating to claims incurred on and after the Completion Date.

15.3 If any contract or policy cannot be assigned to, or assumed by, the Canadian Purchaser in whole or in part, the Canadian Vendor shall retain responsibility and liability for all health and welfare benefit claims relating to Employees and former Employees incurred on or prior to the Completion Date in accordance with the terms of such contract or policy, and the Canadian Purchaser shall be responsible for any liabilities arising in respect of claims of Employees for health and welfare benefits incurred on and after the Completion Date and the Canadian Purchaser shall indemnify and save harmless the Canadian Vendor for any liabilities arising in respect of claims incurred after the Completion Date.

15.4 For purposes hereof, the date on which a benefit claim or cost is incurred shall be:

      (a)  in the case of a death claim, the date of death;

      (b) in the case of a long-term disability claim, the date that the injury or, if not an injury, the date of the diagnosis of the illness or injury, rendering the employee eligible for long-term disability benefits;

      (c) in the case of extended health care benefits, including, without limitation, dental and medical treatments, the date of treatment; and

      (d) in the case of a claim for drug benefits, the date the prescription is filled.

15.5 Subject to the consent of the relevant insurers, if the insured coverages cannot be assumed by the Canadian Purchaser, then at the written request of either of the Canadian Purchaser delivered prior to the Completion Date, the Canadian Vendor shall extend continued coverage to Employees under the Canadian Vendor's Benefit Plans after the Completion Date for such period after the Completion Date that ends not later than 90 days following the Completion Date, as the Canadian Purchaser may request, to permit the Canadian Purchaser sufficient time to establish appropriate replacement plans. The Canadian Purchaser shall reimburse the Canadian Vendor for the actual cost of such continued coverage following the Completion Date, upon presentation of an invoice therefor.

15.6 For greater certainty, the parties shall co-operate and take such actions as may be required to ensure the continuation of the benefits provided to Employees and shall take such action as may be required to minimize any tax, tax penalty, loss or other cost that may be imposed in respect thereof.

                                   SCHEDULE 4
                       Seller's Limitations on Liability


1.    TIME LIMIT FOR CLAIMS

1.1 Save in the case of any liability based upon fraud and including without limitation fraudulent concealment by Dawson, Dawson shall not be liable in respect of a claim under the Warranties, the Indemnities or the Tax Deed unless written notice of such claim setting out reasonable details of the relevant claim including details of the matter giving rise to the claim and the amount claimed in respect thereof is served upon Dawson:-

      (a) in the case of a claim under the Warranties (other than the Warranties relating to Tax), by not later than 5.00 p.m. on the day falling 18 months after Completion;

      (b) in the case of a claim under the Warranties relating to Tax or the Indemnities or the Tax Deed in relation to Tax by not later than 5.00 p.m. on the sixth anniversary of the date of this agreement or the day falling 90 days after the expiry of the relevant statutory limitation period whichever is earlier;

      (c) in the case of a claim under the Indemnities in relation to Environmental Matters by not later than 5.00 p.m. on the day falling six years after Completion; and

      (d) in the case of a claim under the Indemnities not referred to in sub-paragraph 1.1(b) or 1.1(c) above, by not later than 5.00 p.m. on the day falling three years after Completion;

      and the liability of Dawson shall further determine (if such claim has not previously been satisfied, settled or withdrawn):-

           (i) where the claim is based upon what at the time of service of the notice is a contingent liability; or

           (ii) RoweCom is taking or has taken action at the request of Dawson pursuant to paragraph 5 of this schedule in connection with such claim,

      if legal proceedings in respect of such claim have not been commenced within nine months of such claim ceasing to be contingent or RoweCom ceasing to take such action (as the case may be) or with regard to any other claim if legal proceedings in respect of such a claim have not been commenced within nine months of the service of such notice served on Dawson in accordance with this paragraph 1.1 of this schedule 4. For the purposes of this paragraph 1.1, proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon Dawson.

2.    MONETARY LIMIT ON CLAIMS

2.1 Save in the case of any liability based upon fraud and including without limitation fraudulent concealment by Dawson, Dawson shall not be liable in respect of a claim under:

      (a) the Indemnities or the Tax Deed unless and until the aggregate amount of all such substantiated claims against Dawson exceeds (Pounds)100,000, and any claims under the Indemnities or the Tax Deed shall be counted towards the (Pounds)500,000 total referred to in paragraph 2.1(b) below; or

      (b) under the Warranties unless and until the aggregate amount of all such substantiated claims against Dawson exceeds (Pounds)500,000,

      in which event Dawson's liability shall be for the total amount of such substantiated claims and shall not be limited to the excess provided that (save in the case of fraud or fraudulent concealment) the aggregate liability of Dawson in respect of all claims under the Warranties, the Indemnities, the Tax Deed and/or any provision of this agreement or any document entered into pursuant to this agreement shall not in any circumstances exceed (Pounds)30,000,000. In this paragraph 2 "substantiated" means a claim for which Dawson is liable (whether on its own, as a contributory or otherwise), and which is admitted, settled without admission of liability, or proved or determined in a court of competent jurisdiction.

2.2 Save in the case of fraud or fraudulent concealment by Dawson, Dawson shall not be liable in respect of a claim under the Warranties, the Tax Deed or the Indemnities, where the aggregate liability of Dawson would in respect of any one claim (but for this paragraph) have been less than (Pounds)6,500 (and any claim shall be ignored for the purposes of paragraph 2.1) provided that for the purposes of this paragraph 2.2 where a claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission would separately constitute a breach of or give rise to a claim for breach of any of the Warranties and/or the Indemnities and/or the Tax Deed such claim shall be treated as a separate claim in respect of each such event, circumstance, act or omission.

3.    DISCLOSURE

3.1 Dawson shall not be liable in respect of a claim under the Warranties to the extent that the same or circumstances giving rise thereto are fairly disclosed in the Disclosure Letters or are expressly provided for or noted in the Accounts. Except for the general disclosures contained in section B of the Disclosure Letter no letter, document or other communication shall be deemed to be disclosed except and to the extent that the same is referred to in, and a copy attached to, the Disclosure Letters. For the avoidance of doubt, the reference to "no letter, document or other communication... except and to the extent that the same is referred to in
      ..... the Disclosure Letters" shall not mean that there is disclosed the underlying economic, market, commercial or other circumstances relating to any such letter, document or other communication or the conduct of the parties to any agreement included in any such letter, document or other communication unless such circumstances or conduct is evident on the face of such letter, document or communication or in letters, documents or communications taken together.

3.2 No matter may be included in or referred to in the Supplemental Disclosure Letter or any document attached thereto unless it relates solely to one or more events occurring between the date of this agreement and Completion.

4.    NO LIABILITY FOR CERTAIN EVENTS

4.1 Dawson shall not be liable in respect of a claim under the Warranties or the Indemnities to the extent that:-

      (a) the claim or the events giving rise to the claim would not have arisen but for an act, omission, arrangement or transaction carried out at the request of or with the informed consent of RoweCom or RoweCom Group at or prior to Completion or in accordance with the express terms of this agreement or any other agreement to be entered into pursuant to this agreement including, without limitation, any liability under the US Workers Adjustment Retraining Notification Act or state law equivalent; or

      (b) the claim occurs as a result of any change in law or regulation or in its interpretation or administration by the English courts, or by any other fiscal, monetary or regulatory authority (whether or not having the force of law) after Completion; or

      (c) the loss or damage giving rise to the claim is recovered by the RoweCom Group or the Group under any policy of insurance; or

      (d) the claim arises or is increased as a result of any change in the accounting policies adopted by any Group Company after the date of this agreement save as required to conform with those of RoweCom to the extent that RoweCom's accounting policies and principles are generally accepted or to comply with accounting policies and principles generally accepted in the applicable jurisdiction; or

      (e) specific allowance, provision or reserve in respect of such matter shall have been made in the Completion Accounts or it has been specifically included in calculating creditors or specifically deducted in calculating debtors in the Completion Accounts and (in the case of creditors or debtors) is identified in the records of the Group; or

      (f) the claim relates to any liability which is contingent only unless and until such contingent liability becomes an actual liability; or

      (g) the claim arises because a customer, employee or publisher of the Group first notifies the Group or RoweCom or the Dawson Group or otherwise decides after the Announcement Date that it will cease its business dealings or other relationships with the Group or change any terms on which it does business with the Group or will decrease the level of business with the Group; or

      (h) the claim relates to sales tax in relation to the Group's US operations as a result of a change in policy by RoweCom in the way it accounts for such sales tax unless that change is:

           (i)  legally required; or

           (ii) such that the resulting policy is then consistent with the standard in the industry; or

           (iii) such change is necessitated by order of any applicable fiscal authority.

      (i) Dawson may at its expense request any Group Company's auditors to quantify any of the following amounts and such amounts shall be dealt with as described in (ii) below:

           (i) the amount of any overprovision for or overstatement of taxation, bad or doubtful debts or contingent or other liabilities contained in the Completion Accounts, to the extent that such overprovision or overstatement is then certain;

           (ii) the amounts in question, to the extent then agreed or finally determined for the purpose of this clause, shall be set off against any payments then or thereafter due from Dawson;

      (j) Dawson shall not be liable for a claim under the Warranties to the extent that the claim arises or is increased by any deliberate act or omission after Completion by any member of the RoweCom Group which was done or not done intentionally to give rise to or increase the amount payable under the Warranties.

5.    THIRD PARTIES

5.1   This paragraph 5 shall apply in circumstances where:-

      (a) any claim is made against the RoweCom Group which should reasonably be expected to give rise to a claim by RoweCom against Dawson under the Warranties and/or the Indemnities; or

      (b) the RoweCom Group should reasonably be expected to be able to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which RoweCom has or should be reasonably expected to have a claim against Dawson under the Warranties and/or the Indemnities; or

      (c) Dawson has paid to RoweCom an amount in respect of a claim under the Warranties and/or the Indemnities and subsequent to the making of such payment RoweCom recovers from some other person a sum which is referable to that payment.

5.2   RoweCom shall:-

      (a) in the case of paragraphs 5.1(a) and 5.1(b) prior to taking any action (other than the giving of notice pursuant to paragraph 1 of this schedule) against Dawson under the Warranties and/or the Indemnities (and subject to RoweCom being indemnified and secured to its reasonable satisfaction against all claims, liabilities, costs and expenses which it may incur by reason of such action) take all such action and give such information and assistance as Dawson may reasonably request in writing including, subject to paragraph 5.2(c), the institution of proceedings and the instruction of professional advisers approved in writing by Dawson to act on behalf of RoweCom or the relevant Purchaser or Group Company to avoid, dispute, resist, compromise, defend, settle, mitigate, pursue or appeal against any such claim against RoweCom or the relevant Purchaser or Group Company as is referred to in paragraph 5.1(a) or to make such recovery by RoweCom or the relevant Purchaser or Group Company as is referred to in paragraph 5.1(b) , as the case may be; and

      (b) subject to RoweCom being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action, not agree, settle or compromise or make any admission of any liability or claim to which such action is referable without the prior written consent of Dawson which consent shall not be unreasonably withheld or delayed; and

      (c) Dawson shall (subject to RoweCom being secured and indemnified to its reasonable satisfaction against all claims, liabilities, costs and expenses) have the right at its expense of investigating (for the purposes of conducting a claim in accordance with this paragraph 5.2(c)), pursuing, resisting and settling and otherwise conducting in the name of the Purchasers or (as the case may be) the Company or any Group Company any claim, action or demand or other matter likely to give rise to any of these against or by any third party which has given rise or is likely to give rise to a claim under the Warranties, the Indemnities and/or the Tax Deed and to have any claim conducted by professional advisers nominated and instructed by it for this purpose; and

      (d) in the case of paragraph 5.1(d) above only, repay to Dawson an amount equal to the amount recovered upon receipt or, if lower, the amount paid by Dawson to RoweCom less, in either case, any amount payable by RoweCom in respect of Taxation on the amount recovered.

6.    MITIGATION

      RoweCom will take or procure the taking of all such reasonable steps as are required by law in order to mitigate any claim under the Warranties, subject to RoweCom being indemnified and secured to its reasonable satisfaction against all reasonable costs and expenses incurred in connection therewith.

7.    OPPORTUNITY TO REMEDY

      A breach of any Warranty and/or Indemnity which is capable of remedy shall not entitle RoweCom to compensation under the Warranties and/or the Indemnities unless Dawson is given written notice of such breach in accordance with paragraph 1 above and such breach is not remedied within 30 days after the date on which such notice is served on Dawson.

8.    TAX

8.1 Where a claim under the Warranties, the Indemnities or the Tax Deed relates to a liability for Tax no payment shall be due from Dawson until such time as the Tax in question becomes legally due and payable.

8.2 In calculating the liability of Dawson for any breach of the Warranties or under the Indemnities there shall be taken into account the amount by which the taxation for which any member of the Group is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.

9.    GENERAL

9.1 Dawson shall not be liable in respect of a claim under any Warranty if and to the extent that the loss is or has been recovered under any other Warranty.

9.2 Dawson shall not be liable under the Warranties to the extent that RoweCom has made a recovery for the same matter under the Tax Deed and/or the Indemnities.

9.3 Dawson shall not be liable under any of the Indemnities if and to the extent that the loss is or had been recovered under any of the Warranties or the Tax Deed.

9.4 RoweCom shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of any individual breach of the Warranties and/or Indemnities and/or claim under the Tax Deed, but solely to the extent of any recovery thereunder.

9.5 Dawson shall not be liable for breach of any of the Warranties or under the Indemnities or the Tax Deed to the extent that the subject of the claim has been made good or is otherwise compensated for without cost to RoweCom or to any member of the Group.

9.6 The provisions of this schedule 4 will not be discharged or cease to have effect or be limited in any way in consequence of any rescission or termination by RoweCom of this agreement or in consequence of any other provision of this agreement or any document referred to in this agreement.

9.7 Without prejudice to clause 3 (Conditions) and clause 4 no party shall have any right to rescind this agreement.

9.8 Any payment made by Dawson in respect of any claim under the Warranties, the Indemnities or the Tax Deed shall be deemed to be a reduction in the consideration received by Dawson.

                                   SCHEDULE 5
                           Action Pending Completion

Dawson shall ensure that each member of the Group shall:-

1. in the case of the Company and the Subsidiaries, not create, allot, issue, acquire, reduce, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things, or acquire or agree to acquire an interest in an undertaking (as defined by section 259 of the Companies Act 1985);

2. not discontinue or cease to operate all or a material part of the Business;

3. not acquire or dispose of, or agree to acquire or dispose of, any Asset except in the usual course of its trade or assume or incur, or agree to assume or incur, a material liability, obligation or expense (actual or contingent) except in the usual course of its trade and on normal arm's length terms;

4. in the case of the Company and the Subsidiaries, not declare, pay or make a dividend or distribution except for a dividend of the stock of Electronic Online Services International, Inc. and Quality Books, Inc.;

5. in the case of the Company and the Subsidiaries, not pass a shareholders' resolution (except for any approval required in connection with the transactions contemplated by this agreement);

6. not create, or agree to create, an Encumbrance over the US Shares, the Business or any Asset;

7. in the case of the Company and the Subsidiaries continue each Policy (as defined in paragraph 10.1 of schedule 3) and not do or omit to do anything which would make a Policy void or voidable or might result in an increase in the premium payable under a Policy or prejudice the ability to effect equivalent insurance in the future;

8.    in relation to each of the Properties:-

8.1 not apply for a Permit or implement a Permit already obtained but not implemented;

8.2   not change its existing use;

8.3   not terminate, or give a notice to terminate, a lease, tenancy or licence;

8.4 not apply for consent to do something requiring consent under a lease, tenancy or licence;

8.5 not grant or refuse an application by a tenant, licensee or occupier to do something requiring its consent under a lease, tenancy or licence;

8.6   not agree a new rent or fee payable under a lease, tenancy or licence;

9. not enter into a long-term, onerous or unusual agreement, arrangement or obligation (including an agreement, arrangement or obligation of the type referred to in paragraph 11.6 of schedule 3);

10. not amend materially or terminate a material agreement, arrangement or obligation to which it is a party relating to the Business;

11. save as required by law or regulation or as contemplated in this agreement not amend materially the terms of employment or engagement of any Assumed Employee or a director, other officer or employee of any Group Company (except in the usual course of its business) or amend or discontinue (wholly or partly) the applicability of the terms and conditions of any collective employment agreement (accord d'enterprise) in force within the Dawson Group, including any profit sharing plan (accord de participation) or provide, or agree to provide, a gratuitous payment or benefit to any Assumed Employee or a director, officer or employee of any Group Company (or any of their dependants) or (except in the usual course of business) employ, engage, or terminate the employment or engagement or start the process for terminating the employment or engagement of any Assumed Employee or a director, other officer or employee of any Group Company except in circumstances justifying summary dismissal, or start negotiations with any trade unions or works' representatives or body with a view to changing the benefits of the Assumed Employees;

12. in the case of the Company and the Subsidiaries, not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person's obligation;

13. save as contemplated in this agreement, not amend materially or discontinue (wholly or partly) a Disclosed Scheme (as defined in paragraph 21 of schedule 3) or plan, propose or intend to amend, discontinue (wholly or partly), or exercise a discretion in relation to a Disclosed Scheme;

14. in the case of the Company and the Subsidiaries, not start litigation or arbitration proceedings;

15. in the case of the Company and the Subsidiaries, except in the usual course of its trade, not compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings;

16. conduct the Business in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction;

17. not enter into an agreement, arrangement or obligation (legally enforceable or not) in which Dawson, another Group Company, a director or former director of a Group Company or a person connected with any of them is interested;

18. not make a payment out of a bank account except where the payment is in the usual course of its trade (including for the avoidance of doubt any management charges payable to any members of the Dawson Group which are specified in writing in the Disclosure Letters and expressly agreed to in writing by RoweCom) other than payments to be made pursuant to the terms of this agreement; and

19. keep proper records and make therein true and complete entries of all its dealings and transactions as required by law;

20.   co-operate with RoweCom to:-

20.1 ensure the efficient continuation of management of the Business after Completion; and

20.2 prepare for the introduction of RoweCom's normal working procedures in readiness for Completion.

                                   SCHEDULE 6
                                 The Properties

Canada
------

Tenure                             Leasehold owned by Faxon Canada Limited

Description                        1155 Ducharme, Quebec

Mortgages or Charges               None

Permitted uses/existing use        Commercial Use

Tenure                             Freehold owned by Faxon Canada Limited

Description                        1540 North Routledge Park
                                   London
                                   Ontario
                                   Canada  NBA 5M9

Mortgages or Charges               None

Permitted uses/existing use        Commercial Use


France
------

Tenure                             Freehold owned by Dawson France SA

Description                        Rue de la Prairie
                                   Villebon sur Yvette
                                   91871 Palaiseau Cedex
                                   Paris

Mortgages or Charges               None

Permitted uses/existing use        Commercial purposes/uses

Spain
-----

Tenure                             Leasehold owned by Dawson Espana
                                   Agencia de Ediciones, SL


Description                        Parque Europolis
                                   Calle I
                                   Numbers 6-8,
                                   28230
                                   Las Rozas
                                   Madrid
                                   Spain

Mortgages or Charges               None

Permitted uses/existing use        N/A



USA
---

Tenure                             Freehold owned by The Faxon Company Inc

Description                        15 Southwest Park
                                   Westwood
                                   Massachusetts 02090
                                   USA

Mortgages or Charges

Permitted uses/existing use

Tenure                             Leasehold owned by The Faxon Company Inc

Description                        4425 Brookfield Corporate Drive
                                   Suite 200
                                   Chantilly
                                   VA 20151

Mortgages or Charges

Permitted uses/existing use

Tenure                             Leasehold owned by The Faxon Company Inc

Description                        122 East 42/nd/ Street
                                   New York
                                   NY 10168
Mortgages or Charges

Permitted uses/existing use

Tenure                             Equitable title owned by McGregor
                                   Subscription Service Inc

Description                        1001-1005
                                   W. Pines Road
                                   Oregon
                                   IL 61061

Mortgages or Charges
Permitted uses/existing use

                                   SCHEDULE 7
                                    Pensions


1.   INTERPRETATION

     In this schedule the following words and expressions shall unless the context otherwise requires have the following meanings:-

     "Actuarial Assumptions" means the actuarial methods and assumptions set out in the Actuary's Letter;

     "Actuary's Letter" means the form of letter appended to this schedule;

     "Actuary" means a person who is a Fellow of the Institute of Actuaries or a Fellow of the Faculty of Actuaries in Scotland;

     "Adjusted Shortfall" has the meaning set out in the Actuary's Letter;

     "Adjusted Transfer Amount" means the Transfer Amount adjusted by the Timing Adjustment from and excluding the Membership Transfer Date to and excluding the Payment Date;

     "Dawson's Actuary" means Jane Collard of William M Mercer or such other Actuary as may be appointed by Dawson for the purposes of this schedule and notified to RoweCom;

     "Dawson Fund" means the William Dawson Group Pension Fund and where the context so requires the trustees of that scheme;

     "Dawson Money Purchase Scheme" means the William Dawson Group Money Purchase Scheme and where the context so requires the trustees of that scheme;

     "Dawson's Scheme" means the Surridge Dawson Pearson Fund or such other retirement benefits scheme nominated by Dawson and notified to RoweCom before the Membership Transfer Date and which meets the further requirements of paragraph 3 and where the context so requires the trustees of that scheme;

     "Member Employees" means the UK Employees who immediately prior to the Completion Date are members of the Dawson Fund and are accruing benefits under the Fund. A UK Employee shall continue to be a Member Employee until the day before the Membership Transfer Date unless such employee ceases to accrue pension benefits under the Dawson Fund before the Membership Transfer Date whether by termination of employment, by opting out of the Dawson Fund or otherwise, in which event he shall cease to be a Member Employee;

     "Membership Transfer Date" mean 6 April 2000 or such other date as is agreed in writing between RoweCom and Dawson;

     "Money Purchase Employees" means the UK Employees who immediately prior to the Completion Date are members of the Dawson Money Purchase Scheme and are accruing benefits under the Dawson Money Purchase Scheme. A UK Employee shall continue to be a Member Employee until the day before the Membership Transfer Date unless such employee ceases to accrue pension benefits under the Dawson Money Purchase Scheme before the Membership Transfer Date whether by termination of employment, by opting out of the Dawson Money Purchase Scheme or otherwise, in which event he shall cease to be a Member Employee;

     "Payment Date" means the first working day which falls following the expiry of one month following satisfaction of the last to be satisfied of the Transfer Conditions;

     "Pension Liabilities" means an amount calculated in accordance with the Actuarial Assumptions by RoweCom's Actuary and verified by Dawson's Actuary as being equal to:-

     the share of the assets held by the Dawson Fund which is attributable to the Transferring Members calculated by RoweCom's Actuary and verified by Dawson's Actuary as at the Membership Transfer Date.

     For this purpose:-

     (a) there shall be included the value of accrued rights to guaranteed minimum pensions and Section 9(2B) Rights (but any obligation to equalise guaranteed minimum pensions for men and women shall be ignored);

     (b)  there shall be excluded:-

          (i) the value of lump sum benefits payable on death in service other than the return of members' contributions; and

          (ii) pursuant to paragraph 7 the value of any money purchase benefits as defined in section 181(1) of the 1993 Act arising from the payment of additional voluntary contributions by Transferring Members or from transfer credits under the Dawson Fund;

     "Pensionable Salary" has the meaning set out in the trust deed and rules of the Dawson Fund (or the Dawson Money Purchase Scheme, as appropriate) as at the date hereof;

     "Relevant Benefits" has the meaning set out in section 612 of the TA;

     "RoweCom" means RoweCom and the Purchaser of the UK Business;

     "Section 9(2B) Rights" has the meaning set out in the Contracting-Out (Transfer and Transfer Payment) Regulations 1996;

     "RoweCom's Actuary" means Martin Miles of PricewaterhouseCoopers or such other Actuary as may be appointed by RoweCom for the purposes of this schedule and notified to Dawson;

     "Timing Adjustment" means in respect of any period and any principal sum an amount of interest calculated as the gross rate of return (income and capital appreciation or depreciation) obtained on a notional portfolio of investments split as to 80 per cent. in the FT-SE Actuaries All Share Total Return Index and as to 20 per cent. in the FT-Actuaries Fixed Interest Index for UK Gilts Over 15 Years with gross dividend and other gross income assumed to be re-invested on the last day of each month with no allowance for expenses PROVIDED THAT if either or both of the said indices shall cease to exist during any period relevant to this schedule then Dawson's Actuary and RoweCom's Actuary shall agree on replacement indices;

     "Transfer Amount" means an amount determined by RoweCom's Actuary and verified by Dawson's Actuary in accordance with paragraph 5 (or determined in accordance with paragraph 9) as being the Pension Liabilities with an adjustment for any unpaid contributions due under clause 3.2;

     "Transfer Conditions" means those conditions set out in paragraph 6.4;

     "Transfer Forms" means the written consents and discharges referred to in the definition of "Transferring Members";

     "Transferring Members" means:

     (a) those employees of Dawson who become members of Dawson's Scheme with effect from the Membership Transfer Date pursuant to the offer of membership referred to in paragraph 4(a); and who before the Membership Transfer Date request or consent in writing in such form as RoweCom and Dawson agree (and within the period specified in the offer letter) to a payment or transfer of assets being made from the Dawson Fund to Dawson's Scheme in respect of their accrued benefits so as to acquire transfer credits under Dawson's Scheme and who in respect of such payment or transfer have signed a discharge in the form reasonably required by the Dawson Fund for any liability to provide any further benefits to or in respect of them under the Dawson Fund; and

     (b) those members of the Dawson Fund as at the Membership Transfer Date who:

          (i) ceased to be active members of the Dawson Fund before the Completion Date;

          (ii) ceased to be active members of the Dawson Fund during the Transitional Period and who immediately before ceasing to be active members were employed by Dawson; or

          (iii) were offered membership of Dawson's Scheme under paragraph 4(a) but who declined such offer and in respect of whom it is intended that a transfer will be made to Dawson's Scheme in accordance with the provisions of Regulation 12(3) of the Occupational

          Pension Schemes (Preservation of Benefit) Regulations 1991 where a transfer is being made without a beneficiary's consent.

     "Transitional Period" means the period commencing on the Completion Date and ending on the day immediately before the Membership Transfer Date (both days inclusive);

     "1995 Act" means the Pensions Act 1995; and

     "1993 Act" means the Pension Schemes Act 1993.

     "Guaranteed minimum pension" and "contracted-out" have the meanings given to them in the 1993 Act.

     References in this schedule to paragraphs and appendices are to paragraphs in and appendices to this schedule.

     Headings in this schedule are for ease of reference only and shall not affect the interpretation of this schedule.

2.   SUBSTITUTION OF PRINCIPAL EMPLOYER AND CHANGE OF FUND NAME

2.1 RoweCom and Dawson undertake (subject to paragraph 2.2 below and provided that the law so admits) as soon as practicable to enter into a deed in a form to be agreed between them and the Dawson Fund (Dawson to use its reasonable endeavours to procure that the Dawson Fund agrees and enters into such deed) so as to effect the substitution of RoweCom for Dawson as principal employer of the Dawson Fund with effect from the Membership Transfer Date;

2.2 RoweCom and Dawson agree to use their reasonable endeavours to obtain the agreement of the Inland Revenue to the substitution of Rowecom for Dawson referred to in paragraph 2.1 above as principal employer of the Dawson Fund as soon as practicable after Completion

2.3 RoweCom undertake to Dawson that by such deed the name of the Dawson Fund shall be changed with effect from the same date to remove all reference to the name William Dawson or any part thereof.

3.   THE DAWSON FUND

3.1  Dawson undertakes to RoweCom that:-

     (a) it will use its reasonable endeavours to procure that RoweCom may participate as a participating employer in the Dawson Fund in respect of the Member Employees until the Membership Transfer Date subject to the approval of the Board of Inland Revenue (which approval RoweCom and Dawson shall use their respective reasonable endeavours to obtain);

     (b)  until the Membership Transfer Date it will:-

          (i) use its reasonable endeavours to ensure that the Dawson Fund is and remains an exempt approved scheme under chapter I of part XIV of the TA;

          (ii) take no voluntary action without the consent of RoweCom (such consent not to be unreasonably withheld or delayed) which would cause the Dawson Fund to terminate or be wound up in relation to the Member Employees;

          (iii) not exercise any discretion or power under the Dawson Fund which would adversely affect the Relevant Benefits of the Member Employees under the Dawson Fund without the prior written consent of RoweCom (such consent not to be unreasonably withheld or delayed);

          save, in the cases referred to in paragraphs 2.1(b)(ii) or (iii) above, where RoweCom is in material default in discharging its obligations as a participating employer under the Dawson Fund;

     (c) it will provide to RoweCom such information as RoweCom reasonably requests so that the provisions of paragraph 3.2 are observed (including without limitation membership details relating to the Member Employees).

3.2  RoweCom undertakes that it will in respect of the Transitional Period:-

     (a) pay to the Dawson Fund within 19 days of the end of each calendar month the contributions due and payable in respect of such month to the Dawson Fund by and in respect of the Member Employees at the following rates:-

          5.2% of Pensionable Salary (employer contributions);

          5% of Pensionable Salary (member contributions);

     (b) where for whatever reason RoweCom continues to participate in the Dawson Fund after the Membership Transfer Date but does not become the principal employer of the Dawson Fund, RoweCom will continue to contribute to the Dawson Fund so long as RoweCom remains a participating employer in the Dawson Fund (for the avoidance of doubt, RoweCom may terminate its participation in the Dawson Fund at any time) at the contribution rate set out in paragraph 3.2(a) of this schedule or such other rate as applies to participating employers under the Dawson Fund from time to time;

     (c)  interest shall be payable on each payment due under paragraphs 3(a),
          (b) and (i) following the date after each payment becomes due up to and including the date when each payment is actually paid (in each case 3% per annum (compounded monthly) above the base rate from time to time with Barclays Bank plc);

     (d) comply during the Transitional Period in all other respects with the provisions of the Dawson Fund as they relate to a participating employer;

     (e) not do or omit to do any act or thing whereby the approval of the Dawson Fund as an exempt approved scheme or its status as a contracted-out scheme would or might be prejudiced;

     (f) not exercise any right, power or discretion conferred on RoweCom by the Dawson Fund except with the prior written approval of Dawson on such terms (whether as to payment of additional contributions or otherwise) as Dawson may agree;

     (g) on demand provide or procure to be provided such information as is reasonably required by the Dawson Fund for the administration of the Dawson Fund or the calculation of the Transfer Amount;

     (h) not cause the Pensionable Salary of any Member Employee calculated at the Membership Transfer Date to exceed by more than 6 per cent. the Pensionable Salary of that Member Employee calculated as at the Completion Date nor to exercise any power or discretion to increase benefits or allow the payment of an early retirement pension under the Dawson Fund of any Member Employee except on such terms (whether as to payment of additional contributions or otherwise) as Dawson may agree;

     (i) pay to Dawson an amount in respect of administrative expenses of the Dawson Fund and costs of providing death in service benefits attributable to Member Employees on the basis set out in the Actuary's Letter, such payments to be made within the timescale set out in paragraph 3.2(a) above.

3.3 RoweCom and Dawson shall use their respective reasonable endeavors to procure that such of the Member Employees as are in contracted-out employment by reference to the Dawson Fund at Completion shall continue to be in contracted-out employment by reference to the Dawson Fund during the Transitional Period.

3.4 RoweCom agrees that Dawson may in its discretion and in its own interests exercise any powers and give any consents on behalf of RoweCom or any member of the RoweCom Group where those powers or consents arise under the 1995 Act, and without prejudice to the foregoing generality, appoints Dawson to be its representative for the purposes of making proposals with regard to the selection of trustees pursuant to section 17 of the 1995 Act, consulting with the trustees regarding any statement of investment principles pursuant to section 35 of the 1995 Act, and agreeing any schedule of contributions pursuant to section 58 of the 1995 Act.

3.5 RoweCom shall within one month after Completion enter into such deed or agreement as may be necessary in accordance with the rules of the Dawson Fund (as at the date hereof) for it to participate in the Dawson Fund as a participating Employer during the Transitional Period (such agreement to be provided by Dawson or the Dawson Fund). RoweCom shall issue all notices and make all the necessary elections and take any other steps necessary to procure that such of the Member Employees as are in contracted-out employment under the 1993 Act by reference to the Dawson Fund shall continue to be in such contracted-out employment and RoweCom shall issue all notices and make all necessary elections and take any other steps necessary to achieve this.

4.   DAWSON'S SCHEME

     Dawson undertakes with RoweCom that it will use its reasonable endeavours to procure that:-

     (a) on or before the Membership Transfer Date all members of the Dawson Fund who remain employees of Dawson will be invited in writing to become members of Dawson's Scheme with effect from the Membership Transfer Date;

     (b) the forms of invitation referred to in 4(a) will be submitted to RoweCom in advance of their issue and will not be issued until RoweCom has approved them, such approval not to be unreasonably withheld or delayed;

     (c) Dawson's Scheme will at the Payment Date, be fully approved or capable of approval by the Board of Inland Revenue as an exempt approved scheme under chapter I of part XIV of the 1988 Act and will be contracted-out of the state earnings related pension scheme on a salary-related basis under the 1993 Act, and be a scheme to which the Dawson Fund can make a transfer payment without prejudicing either the approval of the Dawson Fund as an exempt approved scheme or the contracted-out status of the Dawson Fund.

5.   CALCULATION OF THE PENSION LIABILITIES

5.1 Within two months following the Membership Transfer Date RoweCom shall procure that RoweCom's Actuary receives the information under its control required to calculate the Pension Liabilities and the Transfer Amount and Dawson shall procure that RoweCom's Actuary receives all the other information required to calculate the Pension Liabilities and the Transfer Amount.

5.2 RoweCom shall procure that within two months of the receipt of full complete and accurate information by RoweCom's Actuary RoweCom's Actuary calculates the Pension Liabilities and the Transfer Amount and submits his results in writing to Dawson's Actuary for verification by Dawson's Actuary together with all such information as Dawson's Actuary may reasonably require for the purpose of verifying RoweCom's Actuary's calculations. Those calculations shall be deemed to be verified by Dawson's Actuary within one month of the later of the date of receipt by Dawson's Actuary of details of such calculations or of the further information received by him from RoweCom or RoweCom's Actuary at his request unless Dawson's Actuary shall within that time notify RoweCom's Actuary to the contrary.

6.   PAYMENT FROM THE DAWSON FUND

6.1 Subject to paragraph 6.3, Dawson and RoweCom shall use their respective reasonable endeavours to procure that on or before the Payment Date the Dawson Fund pays the Adjusted Transfer Amount to Dawson's Scheme. Payment of the Adjusted Transfer Amount is to be satisfied by the transfer of such assets as may be agreed between the Dawson Fund and Dawson's Scheme and failing any such agreement the Adjusted Transfer

     Amount shall be paid in cash (subject to deduction of such realisation expenses as shall be attributable to the sale of the assets in question by the Dawson Fund).

6.2 Dawson undertakes to take no action or assist whether directly or indirectly any person in any manner which would result in the Dawson Fund having to pay a larger amount than the Adjusted Transfer Amount to Dawson's Scheme. Dawson agrees that this undertaking extends to Dawson and all other members of the Dawson Group and applies both during and after the Transitional Period.

6.3 RoweCom shall be under no obligation in respect of the payment by the Dawson Fund of the Adjusted Transfer Amount (whether under this paragraph 5 or otherwise) unless and until the Transfer Conditions are satisfied.

6.4  The Transfer Conditions are as follows:-

     (a) Dawson's Scheme is approved by the Board of Inland Revenue as an exempt approved scheme under chapter I of part XIV of the 1988 Act or the Board of Inland Revenue has given written approval to the transfer of assets from the Dawson Fund to Dawson's Scheme in respect of the Transferring Members and that approval still subsists;

     (b) Dawson's Scheme is a scheme capable of accepting from the Dawson Fund the liability for the provision of guaranteed minimum pensions and
          Section 9(2B) Rights for and in respect of the Transferring Members;

     (c) the Dawson Fund has received the Transfer Forms completed and signed by the Transferring Members;

     (d) the calculations referred to in paragraph 5 have become final and binding whether by agreement under paragraph 5 or following determination of any dispute under paragraph 12;

     (e) Dawson has complied with its obligations under this schedule in all material respects;

     (f) the Dawson Fund has received the following written statements and undertakings from or on behalf of Dawson's Scheme after the conditions in paragraph 6.4(a) to (d) above have been satisfied (together with such documentary evidence as RoweCom for itself or the Dawson Fund may reasonably request):-

          (i) that such of the Transferring Members who were offered membership of Dawson's Scheme pursuant to paragraph 4 of this schedule as at the and who have become members of the have been admitted to membership of Dawson's Scheme from the Membership Transfer Date and that insofar as any part of the Adjusted Transfer Amount represents amounts in respect of accrued rights to guaranteed minimum pensions and/or Section 9(2B) Rights the employments of the Transferring Members are contracted-out by reference to Dawson's Scheme;

          (ii) that Dawson's Scheme is willing to accept the transfer from the Dawson Fund of the Adjusted Transfer Amount and to give a receipt in such form as the Dawson Fund may reasonably request;

          and that those statements and undertakings remain true and effective in all material respects.

6.5 If during the Transitional Period or at any time prior to the Payment Date Dawson has a receiver or an administrative receiver appointed over its assets and/or undertaking or goes into liquidation Dawson agrees that RoweCom and Dawson will co-operate to ensure that each Transferring Member shall be given the opportunity to revoke any instruction given by him to the Dawson Fund on a Transfer Form (or otherwise) as regards the transfer of a sum representing his past service rights under the Dawson Fund to Dawson's Scheme.

6.6 If the Dawson Fund pays to the Dawson Scheme any amount less than that due under this Schedule and as a result RoweCom pays lesser contributions to the Dawson Fund from time to time than it would otherwise have done, RoweCom shall from time to time pay Dawson amounts equal to such savings in contributions (at such times as the higher contributions would have been paid).

7.   ADDITIONAL VOLUNTARY CONTRIBUTIONS AND MONEY PURCHASE TRANSFER CREDITS

     Any benefits in the Dawson Fund in money purchase form attributable to transfer payments received by the Dawson Fund in respect of Transferring Members or any voluntary contributions made by the Transferring Members in respect of the Dawson Fund in money purchase form and the investments or monies representing such contributions or transfer payments and any income derived therefrom shall be disregarded for the purposes of calculating the Transfer Amount and the Adjusted Transfer Amount. Dawson will, nevertheless, use reasonable endeavours to procure that on or before the Payment Date Dawson's Fund pays, transfers or procures the payment or transfer to Dawson's Scheme of the amount of any such money purchase benefits attributable to transfer payments or voluntary contributions of the Transferring Members in respect of their membership of the Dawson Fund (including any such contributions payable in the Transitional Period) together with accumulated interest or bonuses.

8.   ROWECOM'S OBLIGATIONS

     RoweCom undertakes to Dawson (providing it becomes principal employer of the Fund):-

     (a) that on and after becoming principal employer of the Dawson Fund it shall use its reasonable endeavours to procure that the trustee board of the Dawson Fund shall remain as constituted at Completion until such time as the Transfer Amount has been paid from the Dawson Fund to Dawson's Scheme;

     (b) that should it become necessary, for any reason, for RoweCom to become the principal employer of the Dawson Fund prior to the date provided for under this

          Schedule, it shall fulfil the obligations of principal employer under the Dawson Fund in accordance with the provisions of this Schedule;

     (c) that it will procure that on Dawson's cessation of participation in the Dawson Fund the actuary appointed pursuant to Section 47(1)(b) 1995 Act will issue a written determination to Dawson that no debt is treated as becoming due from Dawson under Section 75(1) of the 1995 Act (if in the opinion of the actuary no such debt does become due);

     (d) to provide for each Member Employee for a period of one year after the Membership Transfer Date pension and life assurance benefits under the Dawson Fund (or such other retirement benefits arrangement as RoweCom may decide) on the basis that prevails under the Dawson Fund at the Completion Date.

9.   CESSATION OF PARTICIPATION

     If for any reason it proves impossible to make a transfer payment from the Dawson Fund to the Dawson Scheme within one year of the Membership Transfer Date, paragraphs 5, 6, 7, 8 and 10 of this schedule shall cease to apply and instead RoweCom and Dawson shall as soon as practicable (provided that the law so admits) enter into a deed of substitution to replace RoweCom by Dawson as principal employer of the Fund (upon which substitution being effected RoweCom shall cease to participate in the Fund).

10.  SHORTFALL

     RoweCom's Actuary shall, as soon as practicable after the Membership Transfer Date, calculate whether or not the Dawson Fund is in Shortfall as at the Membership Transfer Date. Dawson's Actuary shall procure that RoweCom's Actuary receives all reasonable information requested by RoweCom's Actuary to perform such calculation as soon as practicable.

     If RoweCom's Actuary determines that the Dawson Fund is in Shortfall as at the Membership Transfer Date, Dawson shall as soon as practicable pay an amount equal to the Shortfall to RoweCom (upon which RoweCom shall pay such amount into the Dawson Fund).

11.  COSTS

     RoweCom shall bear the professional costs of RoweCom's Actuary and Dawson shall bear the professional costs of Dawson's Actuary in connection with the implementation of the provisions of this schedule subject to paragraph 12.

12.  DISPUTES

     Any dispute of an actuarial nature between RoweCom's Actuary and Dawson's Actuary concerning the calculation of the Pension Liabilities or the Transfer Amount or the Adjusted Transfer Amount or any matter to be agreed by them under the provisions of this schedule may, in the absence of an agreement between them, at the option of either RoweCom or

     Dawson be referred to an independent actuary agreed by RoweCom and Dawson within 14 days of such reference being raised or, failing such agreement, appointed by the President for the time being of the Institute of Actuaries at the instance of the party first applying to him. Such independent actuary shall determine any matter referred to him in accordance with the terms of this schedule and shall act as an expert and not as an arbitrator. His decision shall be final and binding upon the parties in the absence of manifest error and his professional costs shall be borne equally by RoweCom and Dawson unless he shall otherwise direct.

13.  ARTICLE 141 INDEMNITY

     Dawson agrees to indemnify RoweCom against any costs or expenses RoweCom may at any time reasonably incur in relation to claims brought at any time for access to retrospective membership (prior to the admission of part time employees to membership of the Dawson Fund in 1990) of the Dawson Fund under Article 141 (formerly Article 119) of the Treaty of Rome as a result of:

     (a) participating in or becoming the principal employer of the Dawson Fund; or

(b)  the Dawson Fund's making a transfer payment to the Dawson Scheme.

14.  DAWSON MONEY PURCHASE SCHEME

14.1 Dawson undertakes to RoweCom that:-

     (a) it will use its reasonable endeavours to procure that RoweCom may participate as a participating employer in the Dawson Money Purchase Scheme in respect of the Money Purchase Employees until the Membership Transfer Date subject to the approval of the Board of Inland Revenue (which approval RoweCom and Dawson shall use their respective reasonable endeavours to obtain);

     (b)  until the Membership Transfer Date it will:-

          (i) use its reasonable endeavours to ensure that the Dawson Money Purchase Scheme is and remains an exempt approved scheme under chapter I of part XIV of the TA;

          (ii) take no voluntary action without the consent of RoweCom (such consent not to be unreasonably withheld or delayed) which would cause the Dawson Money Purchase Scheme to terminate or be wound up in relation to the Money Purchase Employees;

          (iii) not exercise any discretion or power under the Dawson Money Purchase Scheme which would adversely affect the Relevant Benefits of the Money Purchase Employees under the Dawson Money Purchase Scheme without the prior written consent of RoweCom (such consent not to be unreasonably withheld or delayed);

          save, in the cases referred to in paragraphs 14.1(b)(ii) or (iii) above, where RoweCom is in material default in discharging its obligations as a participating employer under the Dawson Money Purchase Scheme;

     (c) it will provide to RoweCom such information as RoweCom reasonably requests so that the provisions of paragraph 14.2 are observed (including without limitation membership details relating to the Money Purchase Employees).

14.2 RoweCom undertakes that it will in respect of the Transitional Period:-

     (a) pay to the Dawson Money Purchase Scheme within 10 days of the end of each calendar month the contributions due and payable in respect of such month to the Dawson Money Purchase Scheme by and in respect of the Money Purchase Employees at the following rates:-

          3% of Pensionable Salary (employer contributions);

          2% of Pensionable Salary (member contributions);

     (b) interest shall be payable on each payment due under paragraphs 14.2(a) and (g) following the date after each payment becomes due up to and including the date when each payment is actually paid (in each case 3% per annum (compounded monthly) above the base rate from time to time with Barclays Bank plc);

     (c) comply during the Transitional Period in all other respects with the provisions of the Dawson Money Purchase Scheme as they relate to a participating employer;

     (d) not do or omit to do any act or thing whereby the approval of the Dawson Money Purchase Scheme as an exempt approved scheme or its status as a contracted-out scheme would or might be prejudiced;

     (e) not exercise any right, power or discretion conferred on RoweCom by the Dawson Money Purchase Scheme except with the prior written approval of Dawson on such terms (whether as to payment of additional contributions or otherwise) as Dawson may agree;

     (f) on demand provide or procure to be provided such information as is reasonably required by the Dawson Money Purchase Scheme for the administration of the Dawson Money Purchase Scheme or the calculation of the Transfer Amount;

     (g) pay to Dawson an amount in respect of administrative expenses of the Dawson Money Purchase Scheme and costs of providing death in service benefits attributable to Money Purchase Employees on the basis set out in the Actuary's Letter, such payments to be made within the timescale set out in paragraph 14.2(a) above.

14.3 RoweCom and Dawson shall use their respective reasonable endeavors to procure that such of the Money Purchase Employees as are in contracted-out employment by reference to the Dawson Money Purchase Scheme at Completion shall continue to be in contracted-out employment by reference to the Dawson Money Purchase Scheme during the Transitional Period.

14.4 RoweCom agrees that Dawson may in its discretion and in its own interests exercise any powers and give any consents on behalf of RoweCom or any member of the RoweCom Group where those powers or consents arise under the 1995 Act, and without prejudice to the foregoing generality, appoints Dawson to be its representative for the purposes of making proposals with regard to the selection of trustees pursuant to section 17 of the 1995 Act, consulting with the trustees regarding any statement of investment principles pursuant to section 35 of the 1995 Act, and agreeing any schedule of contributions pursuant to section 58 of the 1995 Act.

14.5 RoweCom shall within one month after Completion enter into such deed or agreement as may be necessary in accordance with the rules of the Dawson Money Purchase Scheme (as at the date hereof) for it to participate in the Dawson Money Purchase Scheme a participating Employer during the Transitional Period (such agreement to be provided by Dawson or the Dawson Money Purchase Scheme). RoweCom shall issue all notices and make all the necessary elections and take any other steps necessary to procure that such of the Money Purchase Employees as are in contracted-out employment under the 1993 Act by reference to the Dawson Money Purchase Scheme shall continue to be in such contracted-out employment and RoweCom shall issue all notices and make all necessary elections and take any other steps necessary to achieve this.

APPENDIX - ACTUARY'S LETTER

"Pension Liabilities" will be calculated with an effective date of Membership Transfer Date as:

A/B times C where

A is defined as the sum across each Transferring Members of the liability calculated on the method and basis required by the Occupational Pension Scheme (Minimum Funding Requirement and Actuarial Valuation Regulations 1996) except that:


1. for members in Dawson's employment on Membership Transfer Date, the assumption for the rate of statutory revaluation for deferred benefits (including revaluation of Guaranteed Minimum Pensions) shall be 2% per annum higher than in the basis referred to above (for the avoidance of doubt, this means that all deferred benefits for such members are assumed to be revalued at 6% per annum) as a proxy for the fact that there is no salary escalation in the basis referred to above; and

2. that for all members mortality after retirement shall be based on actuarial mortality tables, PA80 (C=2010); and

3. that benefits shall be assumed to be paid from age 60 for those members who have not yet retired; and

4. pensions accrued after 6 April 1997 other than Guaranteed Minimum Pensions shall be assumed to increase at 4% per annum in payment.

B is defined as the sum across each member of the Dawson Fund of the liability calculated on the method and basis required by the Occupational Pension Scheme (Minimum Funding Requirement and Actuarial Valuation Regulations 1996) except that


1. for members in RoweCom's or Dawson's employment on Membership Transfer Date, the assumption for the rate of statutory revaluation for deferred benefits (including revaluation of Guaranteed Minimum Pensions) shall be 2% per annum higher than in the basis referred to above (for the avoidance of doubt, this means that all deferred benefits for such members are assumed to be revalued at 6% per annum) as a proxy for the fact that there is no salary escalation in the basis referred to above; and

2. that for all members mortality after retirement shall be based on actuarial mortality tables, PA80(C=2010); and

3. that benefits shall be assumed to be paid from age 60 for those members who have not yet retired; and

4. pensions accrued after 6 April 1997 other than Guaranteed Minimum Pensions shall be assumed to increase at 4% per annum in payment.

C is defined as the market value of the assets of the Dawson Fund at Membership Transfer Date.

"Shortfall" will be defined as X minus Y, if X is greater than Y or nil otherwise where X and Y are defined below:

(X) the sum across each member of the Dawson Fund who are not Transferring Members at Membership Transfer Date of the liability calculated on the method and basis required by the Occupational Pension Scheme (Minimum Funding Requirement and Actuarial Valuation Regulations 1996) except that:

1. for members in RoweCom's employment on Membership Transfer Date, the assumption for the rate of statutory revaluation for deferred benefits (including revaluation of Guaranteed Minimum Pensions) shall be 2% per annum higher than in the basis referred to above (for the avoidance of doubt, this means that all deferred benefits for such members are assumed to be revalued at 6% per annum) as a proxy for the fact that there is no salary escalation in the basis referred to above; and

2. that for all members mortality after retirement shall be based on actuarial mortality tables, PA80(C=2010); and

3. that benefits shall be assumed to be paid from age 60 for those members who have not yet retired; and

4. pensions accrued after 6 April 1997 other than Guaranteed Minimum Pensions shall be assumed to increase at 4% per annum in payment.

(Y)  the market value of the assets of the Dawson Fund less the Transfer Amount.

For the avoidance of doubt, appropriate asset adjustment factors shall be applied to (A), (B) and (X) to convert the calculated amount to a market value at the Membership Transfer Date.

"Adjusted Shortfall" is defined as the Shortfall at the Membership Transfer Date adjusted by the Timing Adjustment to the Second Payment Date.

                                  SCHEDULE 8
                         Proforma Completion Accounts

The Completion Accounts will be set out as follows on a country-by-country basis:

     Asset Businesses                        (Pounds)      (Pounds)

     Add:  Trade debtors
           Other debtors
           Prepayments
           Stocks
           Advance Publisher Payments

     Less: Publisher creditors
           Expense creditors
           Accruals
           Customer advances
           Deferred income
           Finance lease liabilities

                                            ___________   ___________
     Net working capital

     The Company and its subsidiaries

     Add:  Cash in hand and at bank
           Trade debtors
           Other debtors
           Prepayments
           Stocks
           Advance Publisher Payments

     Less: Publisher creditors
           Expense creditors
           Accruals
           Customer advances
           Deferred income
           Tax liabilities

                                            ___________   ___________
     Net working capital

                                  SCHEDULE 9
Accounting Policies and Procedures for the Completion Accounts and/or the First
                               Quarter Accounts


1.   GENERAL REQUIREMENTS

     The Completion Accounts will:

     (a) consist of an aggregation at the Completion Date of the balance sheets of the Company, its subsidiaries and the assets and liabilities which are being transferred pursuant to this agreement or are those of any member of the Group and will consist only of those items in paragraph 2 acquired relating to the Asset Businesses excluding any intercompany balances between the Company, its subsidiaries and the Asset Businesses;

     (b) be prepared as if the Completion Date was the financial year end of the Group;

     (c) be produced in sterling and will include overseas assets and liabilities translated at the closing mid market exchange rate quoted in The London Financial Times for the Completion Date;

     (d) not re-appraise the value of any of the assets or create any additional liabilities of the Group as a result of the change in ownership of the Group other than normal adjustments for post-balance sheet events which are capable of being adjusted for under normal UK accounting standards and practices; and

     (e)  be prepared in accordance with the requirements of paragraph 3.

2.   BASIS OF ACCOUNTING

2.1  The Completion Accounts shall:-

     (a) be prepared in accordance with the specific instructions set out in paragraph 2.2 below ("Specific Instructions") irrespective of whether or not the Specific Instructions are in accordance with Accounting Standards or in accordance with the accounting principles, bases, policies, methods or practices stated in or where not expressly stated, applied in the preparation of the Accounts;

     (b) to the extent a matter is not covered by the Specific Instructions, be prepared in accordance with the accounting principles, bases, policies, methods and practices applied in the Accounts;

     (c) to the extent that a matter is not covered by the Specific Instructions or by the accounting principles, bases, policies, methods and practices stated in the Accounts, be prepared in accordance with the requirements of the Companies Act 1985 and with all Accounting Standards applicable to a United Kingdom company to the extent that they are relevant in establishing the amount of net assets; and

     (d)  to the extent that a matter is not covered by paragraphs (a), (b) or
          (c) above, be prepared in accordance with generally accepted accounting practice applicable to a United Kingdom company and group.

2.2  Specific Instructions

     The Asset Businesses

     (a)  Revenue recognition

          The Completion Accounts will continue the Dawson's policy of recognising all revenue and gross profits on contracts at the time an order is placed with a publisher supported by an order previously received from a customer.

     (b)  Bank balances and borrowings

          No amount shall be included for bank balances or borrowings that are not transferred as part of this agreement.

     (c)  Trade Debtors

          Trade debtors will represent the outstanding balances from customers at the Completion Date. Customers in receivership or a form of liquidation or where there is a significant dispute, or they have notified in writing that they are refusing to pay or where there is a history of debt write-off anything over 12 months or where credit notes have been issued subsequent to the Completion Date shall be valued at NIL.

          Where an order has been placed with a publisher prior to the Completion Date supported by an order previously received from a customer, the Completion Accounts will include as a trade debtor the value to be invoiced to the customer less any amounts paid on account of those orders together with the related liability to publishers.

          No liability will be included in the Completion Accounts for customer credit balances in excess of two years at the Completion Date.

     (d)  Other Debtors

          Included and calculated in accordance with UK GAAP if realisable within 12 months.

     (e)  Prepayments

          Prepayments will be the relevant element of expenses paid before the Completion Date but which give a service or benefit for a defined period, which includes a period falling after the Completion Date.

          Advance Publisher Payments means any advance payments made by any member of the Dawson Group or any member of the Group prior to Completion to publishers.

          All amounts due from publishers relating to cancelled titles or any other reasons resulting in credit notes being issued to customers shall be included in trade debtors, subject to the other provisions of this paragraph.

          No software costs shall be included within prepayments.

     (f)  Publisher Creditors

          Publisher creditors are amounts owed to publishers in respect of orders placed with publishers to the extent not paid for and accruals for subsequent billings and increased prices.

     (g)  Expense Creditors

          Expense creditors shall include liabilities for which the Group has received an invoice from a Vendor for services performed or goods received prior to Completion.

     (h)  Customer advances

          The Completion Accounts will include, as a liability, provision for any monies received from customers before the Completion Date which do not relate to an order that has been transmitted to a publisher before the Completion Date.

     (i)  Deferred income

          If a customer has been invoiced for any lines for which an order has not been transmitted to a publisher then the sales invoiced value of those lines will be shown in the Completion Accounts as deferred income within liabilities.

     (j)  Accruals

          Provision shall be made for payments for staff for any work prior to the transfer date but not paid by the transfer date e.g. basic hours paid in arrears, overtime, lieu payments, pension payments, social security taxes, national insurance benefits, terminations decided on pre-Completion or by Dawson, bonuses relating to Completion or pre-Completion periods.

          Provision shall be made for "discounts" to be given to subscription customers for advance payment relating to the period prior to the Completion Date. This will be calculated by calculating the proportion of the discount to be given, that relates to the period from the date of receipt of the advance payment to the Completion Date, compared to the period from the date of receipt of the advance payment to the normal due date for payment if no advance payment had been received from the customer.

          Provision shall be made for sick pay and holiday pay liabilities (where holiday pay liabilities shall be calculated in accordance with normal accounting practice historically adopted by each individual member of the Group) and 9/12 of "13/th/ month" payments or annual bonuses, calculated by reference to calendar years.

          No amounts shall be accrued relating to ongoing services to be provided to customers, except in respect of services performed before the Completion Date.

     (k)  Finance lease liabilities

          These will be calculated on each individual finance lease contract assumed on the basis of the sum of digits methodology for spreading interest charge over the life of the lease. Otherwise in accordance with UK GAAP.

     (l)  Taxation

          Full provision shall be made for employment related taxes and VAT, and any items that relate both to pre-completion and post-completion periods shall be apportioned pro rata as to time.

          No amount shall be included relating to corporation tax, income tax, PAYE, VAT or other employment related/operational taxes and other taxes or duties relating to the Asset Businesses.

     (m)  The Company and its Subsidiaries

          In addition to all the above the Completion Accounts of the Company and its Subsidiaries (be they credit or debit balances) will also be included.

     (n)    Bank Borrowings

          The cash book balances of all bank accounts of the Company and the Subsidiaries (be they credit or debit balances) will be included.

     (o)  Tax liabilities

          The Completion Accounts will include provision for federal, state, city and local taxes and employment taxes relating solely to pre-Completion periods or apportioned by time in relation partly to pre-Completion periods. No general or deferred tax balances shall be included.

                                  SCHEDULE 10
                                  Completion


1. Subject to the terms and conditions of this agreement, at Completion Dawson shall:-

1.1 In respect of the Businesses (to the extent applicable in each jurisdiction):-

     (a)  make available to RoweCom at the Properties:-

          (i) the Books and Records and that part of the Business Information which is in writing; and

          (ii) the Loose Plant and all other Assets hereby agreed to be sold title to which can be transferred by delivery,

          with the intent that title in the Assets referred to in this clause
          (a) shall pass by and upon such delivery;

     (b)  deliver to RoweCom:-

          (i) the Intellectual Property Assignments duly executed by Dawson or a member of the Dawson Group;

          (ii) duly executed assignments and/or novations and consents thereto of such of the Contracts in the agreed terms as RoweCom shall require;

          (iii) release, under seal or certificate of non-crystallisation (or as otherwise applicable to the relevant jurisdiction) of charge of any Encumbrance to which any of the Assets, US Shares or Asset Businesses are subject duly executed by those entitled to the benefit thereof provided that for the purposes of this clause
                (b)(iii) only, the expression "Assets" shall not include the Properties (in respect of which the provisions of schedule 6 apply);

          (iv) a copy of the minutes of a meeting of the directors of Dawson in the agreed terms authorising the execution by Dawson of this agreement and all other documents specified herein;

          (v) all vehicle registration documents issued by the Department of Transport in respect of any motor vehicles relating to the UK Business comprised in the Loose Plant together with all current test certificates and all current road fund licences;

          (vi)  any Supplemental Disclosure Letter; and

1.2  in respect of the Group generally:-

     (a)  the Tax Deed duly executed by Dawson;

          (i)   any service contracts for key employees; and

          (ii) a copy of the ordinary resolution approving the sale and purchase of the Business in accordance with this agreement,

1.3  in respect of the Canadian Business:

     (a) have delivered to RoweCom evidence satisfactory to RoweCom that all taxes to be paid by Dawson or any member of the Dawson Group in respect of the Business under the Retail Sales Tax Act (Ontario) and similar legislation in the Province of Quebec have been paid;

     (b) Dawson shall, as soon as possible and in any event not later than five Business Days after the execution of this agreement, deliver to the RoweCom's Canadian Legal Counsel the following in relation to the Canadian Real Property to the extent that the same is in the possession or control of Dawson or any member of the Dawson Group:

          (i)   the title deeds relating to the Canadian Real Property; and

          (ii) all surveys, site plans, approved plans pursuant to which binding permits were issued to allow development of the Canadian Real Property, architectural and engineering specifications, operating plans and drawings of any buildings or other structures located on the Canadian Real Property;

     (c) The parties shall waive compliance with the provisions of the Bulk Sales Act (Ontario) or any other applicable bulk sales legislation in respect of the purchase and sale of the Purchased Assets related to the Canadian Business;

     (d) Dawson and RoweCom shall provide evidence of registration for goods and services tax purposes of each of Faxon Canada Limited and the Canadian Purchaser, together with a joint election of such parties. RoweCom shall be responsible for all goods and services tax and provincial sales tax payable in Canada with respect to this transaction.

1.4  in respect of the French Business:-

     (a)  deliver or procure the delivery to RoweCom:-

          (i)   the French Business Agreement duly executed by Dawson France
                S.A.;

          (ii) the French Escrow Agreement or the French Bank Guarantee duly executed by Dawson France S.A.;

          (iii) the French Real Property Option duly executed by Dawson France S.A.;

          (iv) a certified copy of the minutes of the meeting of the board of directors and of Dawson France S.A. approving the sale and purchase of the French Business and the French Real Property to RoweCom Group, and authorising the execution of the French Business Agreement, the French Escrow Agreement (or the French Bank Guarantee) and the French Property Option and any other agreement necessary or required to perform the sale and purchase contemplated under this agreement and acknowledging the resignation of Messrs. Delestaing and Coureaud as directors of the French Vendor;

          (v) a certified copy of the minutes of the meeting of the workers' committee (comite d'entreprise) of Dawson France S.A. rendering its final advice on the sale of the French Business to RoweCom Group;

          (vi) pursuant to articles L.412-18 or L.425-1 or L.436-1 of the French Employment Code, as the case may be, a certified copy of the letter(s) of the relevant French Employment inspector authorising the transfer of the protected French Employees to the Purchaser of the French Business;

          (vii) pursuant to article 15 of the French Business Transfer Law, the Books of the French Business for the last three years, together with their inventory, duly dated and countersigned by Dawson France S.A.;

          (viii) the contract of employment of any French Assumed Employee; and

          (ix) a certified copy of the resignation letters of Messrs. Coureaud and Delestaing from their position as members of the board of directors of the French Vendor with effect from the Completion Date at the latest.

1.5  in respect of the Spanish Business:-

     (a)  deliver or have delivered to RoweCom evidence satisfactory to RoweCom:

          (i) that all taxes and Social Security contributions to be paid by Dawson or any member of the Dawson Group in respect of the Spanish Business have been paid;

          (ii) duly formalised written authorisation, as required by the Spanish Tax Authorities, to the Spanish Purchaser to file for a Tax Certificate regarding the Spanish Business pursuant to
                 Article 13.4 of the Reglamento General de Recaudacion (approved by Royal Decree 1684/990, of December 20 1991) to certify the Spanish Business has no pending tax liabilities;

          (iii) all vehicle registration documents issued by the General Directorate of Transport in respect of any motor vehicles relating to the Spanish Business together with all current test certificates and all current insurances and other permits relating thereto;

          (iv) Dawson shall, as soon as possible and in any event not later than five Business Days after the execution of this agreement, deliver to the RoweCom's Spanish Legal Counsel the following in relation to the

                 Intellectual Property to the extent that the same is in the possession or control of Dawson or any member of the Dawson Group;

          (v) that the consent of the lessor has been obtained for the transfer of the Spanish Real Property to the Spanish Lessor.

          (vi) the title deed relating to the Spanish Intellectual Property; and the title of cancellation of the mortgage with respect thereto; and

     (b)  deliver to RoweCom:

          (i) A copy of the letter(s) addressed to the Spanish Employees informing of their transfer to the Spanish Purchaser of the Spanish Business; and

          (ii) Books of the Spanish Business for the last four years, together with their inventory, duly dated and countersigned by Dawson Espana Agencia de Ediciones S.L.

1.6  in respect of the US Shares:-

     (a) deliver or procure the delivery to RoweCom of signed, written resignations of all respective officers and directors of the Company and its Subsidiaries;

2. Dawson shall use reasonable efforts to deliver to Rowecom's U.S. Legal Counsel the following documents in connection with the following properties, prior to Completion, but in any event within sixty (60) days after the signing of this agreement:

     (a)  15 Southwest Park, Westwood, Massachusetts ("Westwood, MA Property")

          (i)    All existing surveys of the Westwood, MA Property;

          (ii)   The existing title insurance policy for the Westwood, MA
                 Property;

          (iii) Any existing Phase I environmental report in connection with the Westwood, MA Property;

          (iv) Copies of any leases affecting the Westwood, MA Property (if available);

          (v) Copies of any service contracts, warranties or guarantees affecting the Westwood, MA Property (if available); and

          (vi) Copies of any structural or engineering reports prepared in connection with the Westwood, MA Property (if available).

     (b)  1001   West Pines, Oregon, Illinois ("Oregon, Ill Property")

          (i)    All existing surveys of the Oregon, Ill Property;

          (ii) Any existing Phase I environmental report in connection with the Oregon, Ill Property;

          (iii) Copies of any leases affecting the Oregon, Ill Property (if available);

          (iv) Copies of any service contracts, warranties or guarantees affecting the Oregon, Ill Property (if available); and

          (v) Copies of any structural or engineering reports prepared in connection with the Oregon, Ill Property (if available).

3. To the extent not previously delivered and included in the Disclosure Letter, Dawson shall, as soon as practicable, but in no event later than five (5) days after the execution of this agreement, deliver to Rowecom's U.S. Legal Counsel the following documents in connection with the following properties;

     (a)  4425 Brookfield, Chantilly, Virginia ("Chantilly, VA Property");

          (i) Copy of the lease between F.W. Faxon Company ("Faxon") and its landlord at the Chantilly, VA Property.

     (b)  5838 Edison Place, Carlsbad, California ("Carlsbad, CA Property"); and

          (i) Copy of the lease between Electronic Online Systems International, Inc. ("EOS") and EOS' landlord.

4. Dawson shall execute and/or deliver at Completion (or cause to be executed and delivered) with respect to the Carlsbad, CA Property a sublease, in a form reasonably acceptable to Rowecom and Dawson, from EOS to Dawson Information Quest, Inc. ("DIQ").

5.   At Completion:

     (a) The Spanish Purchaser and the Spanish Vendor shall execute and deliver (or procure the execution and delivery of):

          (i)    the duly notarised Spanish Business Agreement;

          (ii) any other private or public document which may be necessary for the valid transfer and, if applicable, registration of the Assets of the Spanish Business in favour of the Spanish Purchaser.

     (b) RoweCom and Dawson shall execute and deliver (or procure the execution and delivery of):-

          (i)    the duly executed IQ Software Licence;
          (ii)   the duly executed Folkestone Lease;
          (iii)  the duly executed Oregon Lease;

          (iv) the Guarantee by RoweCom in the agreed terms of the obligations of Laverton Holding B.V. under a Licence of the non-US intellectual property rights in the IQ Software;
          (v) the duly executed lease for the US Property 5838 Edison Place, Carlsbad, California 92008.

     (c) RoweCom shall produce the duly executed performance guarantees referred to in clause 11.1.

     (d) RoweCom shall, subject to the provisions of clause 5.2, issue and allot the First Tranche shares to Dawson (or as it may otherwise direct).

                                  SCHEDULE 11
                             Agreed Terms Documents

List of Assumed Employees identifying the French Employees

List of legally protected French Employees

List of Contracts

List of Excluded Assets

Fixed Asset Register

List of registered Intellectual Property

Intellectual Property Assignments

Assignments and/or novations and consents relating to the Contracts

Dawson's Board Minutes

RoweCom's Board Minutes

Notification of Change of Ownership of Business

Letter(s) to Employees

Press Release

Accounts

Management Accounts

Lease of Folkestone UK

IQ Software Licence

Evidence from RoweCom's bankers of its working capital facility

Lease of Oregon

List of Trade Names

Tax Deed

Directors' Resignations for all US Companies

Losses

Shared Services Letter

RoweCom Guarantee

French Lease

                                  SCHEDULE 12

Schedule 12

                                                                                       Consideration
                                                           Purchase Price                  Paid by
                                                         Allocated to Seller          RoweCom Canada ULC
                                                      -------------------------    ------------------------
Faxon Canada Limited


Land & Buildings                                                        430,000                     430,000
Furniture                                                               180,000                     180,000
DP Equipment                                                            690,000                     690,000
Vehicles                                                                      0                           0
Intangibles                                                           2,070,000
                                                      -------------------------

Total                                                                 3,370,000


Dawson France S.A.

Land & Buildings                                                      1,600,000
Furniture                                                               125,000
DP Equipment                                                            100,000
Vehicles                                                                 10,000
Trademark, Patent, Clientele, & Goodwill                                125,000
Customer Lists, Contracts with Customers                              3,040,000
                                                      -------------------------

Total                                                                 5,000,000


Dawson Espana Agencia
de Ediciones

Land & Buildings                                                              0
Furniture                                                                16,000
DP Equipment                                                                  0
Vehicles                                                                      0
Intangibles                                                             979,000
                                                      -------------------------

Total                                                                   995,000



Dawson UK Limited


                                                           Consideration            Consideration
                                                              Paid by                 Paid by
                                                         RoweCom France SARL      RoweCom Espana SL
                                                       ----------------------    --------------------
Faxon Canada Limited


Land & Buildings
Furniture
DP Equipment
Vehicles
Intangibles


Total



Dawson France S.A.

Land & Buildings                                                    1,600,000
Furniture                                                             125,000
DP Equipment                                                          100,000
Vehicles                                                               10,000
Trademark, Patent, Clientele, & Goodwill                              125,000
Customer Lists, Contracts with Customers


Total



Dawson Espana Agencia
de Ediciones

Land & Buildings                                                                                    0
Furniture                                                                                      16,000
DP Equipment                                                                                        0
Vehicles                                                                                            0
Intangibles


Total



Dawson UK Limited

                           SUPPLEMENT TO SCHEDULE 12

                                  RoweCom, Inc
                               Dawson Transaction
                               Cash Flows Summary
                                 (in UK Pounds)

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                            Price Paid         Adjustment           Earnout
---------------------------------------------------------------------------------------------------------------------------------
                                                            At Closing        Sec. 2.4(b),         Sec. 2.4             Total
                                                            ------------      ------------        ------------          -----
                                                                                  (c)                  (d)
                                                                                  ---                  ---
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
RoweCom Global Holdings, Ltd.
(BVI)
---------------------------------------------------------------------------------------------------------------------------------
     To Dawson UK,
     Ltd.                                                      3,875,000                             3,160,000          7,035,000
---------------------------------------------------------------------------------------------------------------------------------
     To Faxon Canada Limited                                   1,500,000                               570,000          2,070,000
---------------------------------------------------------------------------------------------------------------------------------
     To Dawson Holdings, PLC                                     750,000                                                  750,000
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                0
---------------------------------------------------------------------------------------------------------------------------------
RoweCom UK,                                                                                                                     0
Ltd.
---------------------------------------------------------------------------------------------------------------------------------
     To Dawson
     France SA                                                 3,040,000                                                3,040,000
---------------------------------------------------------------------------------------------------------------------------------
     To Dawson Espana Agencia de
     Ediciones                                                   709,000                               270,000            979,000
---------------------------------------------------------------------------------------------------------------------------------
     To Dawson UK,
     Ltd.                                                        600,000                                                  600,000
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                0
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                0
---------------------------------------------------------------------------------------------------------------------------------
RoweCom France SARL                                                                                                             0
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
     To Dawson                                                 1,960,000                                                1,960,000
     France SA
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                0
---------------------------------------------------------------------------------------------------------------------------------
Rowe Communication Espana, S.L.                                                                                                 0
---------------------------------------------------------------------------------------------------------------------------------
     To Dawson Espana Agencia de
     Ediciones                                                    16,000                                                   16,000
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                0
---------------------------------------------------------------------------------------------------------------------------------
RoweCom ULC (Canada)                                                                                                            0
---------------------------------------------------------------------------------------------------------------------------------
     To Faxon Canada Limited                                   1,300,000                                                1,300,000

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                0
---------------------------------------------------------------------------------------------------------------------------------
RoweCom, Inc.                                                                                                                   0
(US)
---------------------------------------------------------------------------------------------------------------------------------
     To Dawson UK,
     Ltd.                                                     14,000,000           1,500,000                           15,500,000
---------------------------------------------------------------------------------------------------------------------------------
     To Dawson Holdings, PLC
     (IQ)                                                        750,000                                                  750,000
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Total                                                         28,500,000           1,500,000         4,000,000         34,000,000
                                                             ===========         ===========        ==========        ===========
---------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13
                              Confirmation Letter


RoweCom Inc.



                                                                          . 1999

Dear Sirs

Purchase of the Subscriptions Business of the Dawson Group
----------------------------------------------------------

We refer to the Purchase and Sale Agreement dated 1999 between RoweCom Inc. and Dawson Holdings plc (the "Purchase Agreement"). Words and expressions defined in the Purchase Agreement have the same meanings in this letter. For the purposes of this letter "material" has the same meaning as in clause 4.2 of the Purchase Agreement.

We hereby confirm to you that:-


1. Dawson has complied in all material respects with those of its obligations under the Purchase Agreement which it is obliged to perform prior to Completion; and

2. None of the Warranties was untrue or inaccurate in any material respect at or prior to the date of Completion by reference to the facts or circumstances then subsisting.

Yours faithfully,



________________________________________
[Director] (without personal liability)
duly authorised, for and on behalf of
Dawson Holdings plc

                                  SCHEDULE 14

                            Permitted Encumbrances

"Permitted Encumbrances" means in respect of the Canadian and US Real Property:


1. all reservations, limitations, provisos and conditions expressed in any original grants from the Crown, as may be varied by statute;

2. liens and inchoate liens for realty taxes, charges, rates and assessments and charges for utilities, in each case not yet due or in arrears;

3. undetermined or inchoate liens and charges incidental to current construction or current operations that have not been filed or registered in accordance with applicable law or that relate to obligations neither due nor delinquent or that have by operation of law expired or been extinguished;

4. any title defects, irregularities, easements or encroachments that might be disclosed by an up-to-date plan of survey or inspection of the Canadian Real Property and US Real Property;

5. the provisions of registered governing municipal by-laws, including (without limitation) those relating to zoning;

6. any easements, leases, restrictions, charges or other interests or instrument not disclosed by registered title;

7. any minor title defects, restrictive covenants that in the aggregate do not materially affect the use, operation or marketability of the Canadian Real Property and US Real Property;

8. any rights of expropriation, access or use, or any other similar rights conferred or reserved by or in any statute of Canada or Ontario;

9. any registered restrictions or covenants that run with the Canadian Real Property and US Real Property, including private deed restriction restrictions and public or private rights-of-way, provided that they are presently being complied with and do not materially interfere with the present use of the Canadian Real Property and US Real Property;

10. any registered or unregistered regional, county, municipal, governmental or other agreements, or agreements with publicly or privately regulated utilities, provided that they are presently being complied with and do not materially interfere with the present use of the Canadian Real Property and US Real Property;

11. any easements for supply of domestic utility or telephone services to the property or adjacent properties, provided that they do not materially interfere with the present use of the Canadian Real Property and US Real Property;

12. any easements or agreements for drainage, storm or sanitary services, public utility lines, cable television lines, communication lines and works, or other services or works provided that they do not materially affect the present use of the Canadian Real Property and US Real Property; and

13. Any registered or unregistered easements or other rights in favour of Dawson.

                                  SCHEDULE 15
                        Registration of RoweCom Shares


1.   Filing of Registration Statement

     As promptly as is practicable after RoweCom is eligible to register the RoweCom Shares for resale by Dawson on SEC Form S-3 (or any successor "short-form" registration statement, including proposed SEC Form B), RoweCom will file a registration statement with the SEC for this purpose.

     If RoweCom is not eligible to file a registration statement on Form S-3 by March 9, 2000 (other than by reason of a failure to comply with applicable securities laws filing requirements, which failure is caused by RoweCom's inability to file any required financial statement or other information with respect to the pre-Completion operations of the Group), then as promptly as practicable (but in any event within 30 days) following such date, RoweCom will instead file a registration statement on SEC Form S-1 or other available form of registration statement for purposes of registering the RoweCom Shares for resale by Dawson.

     Regardless of form, the registration statement filed by RoweCom pursuant to this Schedule 15 is referred to herein as the "Registration Statement".

2.   Effectiveness of Registration Statement

     Following filing of the Registration Statement, RoweCom will use its best reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and to remain effective until the earlier of (i) such time at which Dawson is eligible under SEC Rule 144 to sell all remaining RoweCom Shares held by it within a 95-day period, or (ii) the second anniversary of Completion.

3.   Delay in Filing; Suspension of Sales

     Notwithstanding the foregoing or any other provision of this Schedule 15, RoweCom for not more than 90 days may delay filing the Registration Statement if RoweCom determines in good faith that such registration might
     (i) interfere with or affect the negotiation or completion of any transaction that is being contemplated by RoweCom (regardless of whether a final decision has been made to undertake such transaction) at the time the right to delay is exercised, or (ii) involve initial or continuing disclosure obligations that might not be in the best interest of RoweCom's stockholders.

     If at any time or from time to time after the Registration Statement becomes effective, RoweCom advises Dawson that RoweCom considers it appropriate for the Registration Statement to be amended (including amendments to be made by filing with the SEC any document(s) that will be incorporated into the Registration Statement), Dawson will not sell any RoweCom Shares until RoweCom advises Dawson that the Registration Statement has been so amended; provided, that RoweCom may not exercise this sale-suspension right more than once in any six-month period.

     RoweCom will use its best reasonable efforts to cause any such amendment to be made as promptly as practicable (but in any event will make such amendment within 60 days), after the date on which it advises Dawson of the need to amend the Registration Statement.

     If Dawson breaches its obligations under this Section 3, then notwithstanding any other provision of this Schedule 15, and in addition to any other remedies that RoweCom might have in respect of such breach, RoweCom will not be required to indemnify or contribute to Dawson, and Dawson will indemnify or (as applicable) contribute to RoweCom in respect of any Damages (as defined below) arising out of or based on any untrue statement (or alleged untrue statement) of any material fact contained in the Registration Statement, any preliminary or final prospectus contained therein, any amendment or supplement thereto, or any document incorporated by reference therein, or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or amendment or supplement thereto, in light of the circumstances in which they were made), not misleading; but in the case of indemnification or contribution by Dawson, only to the extent that RoweCom's Damages arise out of or are based on such breach by Dawson.

4.   Registration Expenses

     RoweCom will pay all costs and expenses of effecting any registration pursuant to this Schedule 15, including all registration and filing fees (including NASD and stock exchange filings), costs of complying with federal and state securities laws, printing expenses, the fees and disbursements of its own counsel and accountants, and up to $10,000 of the reasonable fees and expenses of one counsel for Dawson.

5.   Current Public Information

     RoweCom will use its best reasonable efforts to make and keep publicly available such current public information as is necessary to enable Dawson to resell the RoweCom Shares pursuant to SEC Rule 144.

6.   Delegending of Certificates

     Upon receipt of a certificate certifying (i) that Dawson has held the RoweCom Shares for such period after which the exemption from registration pursuant to which SEC Rule 144(k) may be available (currently two years), and (ii) that Dawson has not been an affiliate (as defined in SEC Rule 144) of RoweCom for such period after which such exemption may be available (currently three months), RoweCom will remove from the stock certificates representing the RoweCom Shares any restrictive legend relating to the registration provisions of the Securities Act. RoweCom will also remove any such restrictive legend upon sale of the RoweCom Shares pursuant to the Registration Statement or pursuant to Rule 144.

7.   Indemnification by RoweCom

     Subject to the provisions of the final paragraph of Section 3 above, RoweCom will indemnify Dawson and its officers, directors, employees, and agents, and each person, if any, who controls (within the meaning of the Securities Act) any of the foregoing, and their respective successors and assigns, against any and all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and expenses, including court costs and the reasonable fees and expenses of legal counsel (collectively, "Damages") arising out of or based upon any untrue statement (or alleged untrue statement) of any material fact contained in the Registration Statement, any preliminary or final prospectus contained therein, any amendment or supplement thereto, or any document incorporated by reference therein, or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or amendment or supplement thereto, in light of the circumstances in which they were made), not misleading, or any violation by RoweCom, in connection with the Registration Statement, of the Securities Act or any rule or regulation promulgated thereunder; provided, however, that RoweCom will not be liable to the extent that any such Damages arise out of or are based on any untrue statement or omission made in reliance upon and in conformity with information with respect to Dawson furnished to RoweCom by Dawson in writing expressly for use in the Registration Statement.

8.   Indemnification by Dawson

     Without prejudice to the provisions of the final paragraph of Section 3 above, Dawson will indemnify RoweCom and its officers, directors, employees, and agents, and each person, if any, who controls (within the meaning of the Securities Act) any of the foregoing, and their respective successors and assigns, against any and all Damages arising out of or based upon any untrue statement of any material fact contained in the Registration Statement, any preliminary or final prospectus contained therein, any amendment or supplement thereto, or any document incorporated by reference therein, or any omission to state therein any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or amendment or supplement thereto, in light of the circumstances in which they were made), not misleading, but only if and to the extent that such statements or omissions were made in reliance upon and in conformity with information with respect to Dawson furnished to RoweCom by Dawson in writing expressly for use in the Registration Statement; provided, that Dawson's maximum liability in respect of the Registration Statement will be limited to the amount of the aggregate sale proceeds of the RoweCom Shares sold by Dawson pursuant to the Registration Statement.

9.   Indemnification Proceedings

     Each party entitled to indemnification pursuant to this Schedule 15 (the "Indemnifiee") will give notice to the party required to provide indemnification (the "Indemnifior") promptly after the Indemnifiee acquires actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifior (at his, her, or its expense) to assume the defense of any claim or any litigation resulting therefrom with counsel reasonably satisfactory to the Indemnifiee (it being agreed in advance that Bingham Dana LLP or Katten Muchin & Zavis will be satisfactory); provided, that any failure or delay by any Indemnifiee in giving such notice will relieve any Indemnifior of his, her, or its obligations under this Schedule 15 only to the extent, if any, that such Indemnifior is actually prejudiced; and further provided, that the Indemnifior may so assume the defense only if it gives written notice of such assumption to the Indemnifiee within 15 days following its receipt of the Indemnifiee's notice pursuant to this section. Except with the prior written consent of an Indemnifiee (which consent will not be unreasonably withheld or delayed), no Indemnifior, in the defense of any such claim or litigation, will consent to entry of any judgment or enter into any settlement that does not include the giving by the claimant or plaintiff to such Indemnifiee of a release from all liability in respect of such claim or litigation.

     Notwithstanding anything to the contrary herein, any Indemnifiee will have the right to employ separate counsel to represent such Indemnifiee, if in the reasonable opinion of the Indemnifiee's counsel, there exists or may exist a material conflict of interest between the Indemnifior and the Indemnifiee with respect to such claim or litigation, such that representation of the Indemnifior and the Indemnifiee by the same counsel is not appropriate, and in that case the reasonable fees and expenses of the Indemnifiee's separate counsel will be borne by the Indemnifior.

     Each of the parties will cooperate with the others in the defense of any claim or litigation pursuant to this section and will make available to the party assuming control of the defense thereof all such records, materials, and information as the assuming party may reasonably request.

10.  Contribution

     If and to the extent that the indemnification provided for in this
     Schedule 15 is unavailable to a party that would have been an Indemnifiee in respect of any Damages referred to herein, then in lieu of indemnifying such Indemnifiee, each party that would have been an Indemnifior hereunder will contribute to the amount paid or payable by such Indemnifiee as a result of such Damages in such proportion as is appropriate to reflect their relative fault in connection with the statements or omissions (or in the case of RoweCom, the alleged misstatements or omissions) that resulted in such Damages. Relative fault will be determined by reference to, among other things, whether the statement or omission (or in the case of RoweCom, the alleged misstatement or omission) relates to information supplied by the Indemnifior or an Indemnifiee and the parties' relative intent, knowledge, access to information, and opportunities to correct or prevent such statement or omission.

     The parties agree that it would not be just and equitable if contribution pursuant to this section was determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this section.

     No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

11.  Precedence

     In the event of any inconsistency or conflict between the provisions of this Schedule 15 and those of any other part of this agreement, the provisions of this Schedule 15 will supersede and control such other inconsistent or conflicting provisions.

                                  SCHEDULE 16
                              Assumed Liabilities

                                  SCHEDULE 17

       Accounting Policies and Procedures for the First Quarter Accounts


1.   First Quarter Accounts

     The overriding principle in the preparation of the first quarter accounts will be to comply with the items listed below, subject thereto to adopt bases, policies, procedures and methods consistent with those used in the preparation of the gross profit for the quarter ending 31st December 1998, and that the Business continues to trade on the same basis as the previous years with its customers and subject thereto in accordance with UK GAAP.

2.   Gross Profit Recognition

2.1 Sales income and gross profit will be recognised at the time an order is sent to a publisher on behalf of a customer irrespective of the timing of the invoice (either final, proforma or initial) being raised on the customer.

2.2 The gross profit will be the difference between the full value invoiced to the customer, before any discount granted under any prepayment discount programme (where that was the practice for the relevant business in the quarter ended 31 December 1998), and the amount paid to or to be invoiced by the publisher.

2.3 The sales income will therefore include all amounts invoiced to customers before the Completion Date for which orders have not been placed with the publishers before Completion but for which orders in the First Quarter are placed and which were shown as deferred income in the Completion Accounts.

2.4  Any release of unallocated credits will not form part of the gross profit.

2.5 Provision shall be made for credits to customers in the period in which they fall.

2.6 The First Quarter Accounts shall include all sales income and gross profit from customers who were Dawson customers on the Announcement Date (other than those who formally notified the Dawson Group or RoweCom prior to the Announcement Date that they intended to cease to be customers of the subscriptions business of the Dawson Group) and remained customers of RoweCom, having orders placed with publishers on their behalf in the First Quarter, irrespective of whichever company with the enlarged RoweCom Group places that order.

2.7 In so far as orders would have been placed in the First Quarter but were delayed by administrative reasons, including obtaining necessary approval under the Fedlink contract, until the end of the first quarter and were placed by 31 January 2000, then these orders shall be treated as if they had been placed in the first quarter to the extent that an equivalent order had been placed under Fedlink by the same customer and the revenue generated by such order had been included in the Estimated First Quarter Profit Amount.

2.8 Base currency rates used with internal systems to calculate the value of cost sales for overseas publishers' products must be the current market rates of exchange for the day in which the order is sent.

2.9 The First Quarter Profit Amount and the gross profit for the quarter ended 31 December 1998 (the "Estimated First Quarter Profit Amount") shall be calculated in the local currency of each of the Group Businesses. These amounts shall be translated into sterling at the average of the average exchange rate for the quarter ended 31 December 1998 and the average exchange rate for the First Quarter (average exchange rate calculated as the average of the mid-price rates published in the London Financial Times for the relevant periods).

2.10 No account will be taken of the Books Business.

                                  SCHEDULE 18
                                     Losses


                       Federal              Federal                 Federal
                           NOL                  R&D              AMT Credit
3/31/89                                                           $184,698
3/31/90                                                           $ 39,005
3/31/91                                                           $ 86,303
3/31/92                                    $216,711
3/31/93                                    $294,715
3/31/94              $ 5,272,361
9/30/94                                                           $ 31,343
9/30/95              $12,384,244
9/30/96              $ 1,107,943
9/30/97              $    12,609                                                  Federal NOL addition
                                                                                  represents the conversion
                                                                                  of charitable
                                                                                  contributions to NOL.
9/30/98              $   145,593                                  $ 41,020        Federal NOL addition
                                                                                  represents the conversion
                                                                                  of charitable
                                                                                  contributions to NOL.

Signed by                                        )
for and on behalf of                             )     DAWSON HOLDINGS PLC
DAWSON HOLDINGS PLC                              )
in the presence of:-                             )

Signed by                                        )
for and on behalf of                             )     ROWECOME INC.
ROWECOM INC.                                     )
in the presence of:-                             )


Signed by                                        )
for and on behalf of                             )     DAWSON FRANCE S.A.
DAWSON FRANCE S.A.                               )
in the presence of:-                             )


Signed by                                        )
for and on behalf of                             )     FAXON CANADA LTD
FAXON CANADA LTD                                 )
in the presence of:-                             )


Signed by                                        )
for and on behalf of                             )     DAWSON ESPANA AGENCIE DE
DAWSON ESPANA AGENCIE DE EDICIONES               )     EDICIONES
in the presence of:-                             )

Signed by                                        )
for and on behalf of                             )     DAWSON U.K. LIMITED
DAWSON U.K. LIMITED                              )
in the presence of:-                             )



Signed by                                        )
for and on behalf of                             )     DAWSON OVERSEAS HOLDINGS
DAWSON OVERSEAS HOLDINGS LIMITED in the          )     LIMITED
presence of:-                                    )